As filed with the Securities and Exchange Commission on January 18, 2005
                           Registration No. 333-115243

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 3 to
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                     CONVERSION SERVICES INTERNATIONAL, INC.
-------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)


               Delaware                                    7379                                     20-1010495
----------------------------------------       ----------------------------          ------------------------------------
(State  or jurisdiction of incorporation       (Priamry standard Industrial          (I.R.S. Employer Identification No.)
           or organization)                     Classification Code Number)

                              100 Eagle Rock Avenue
                         East Hanover, New Jersey 07936
                              Phone: (973) 560-9400
                               Fax: (973) 560-9500
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive office)

                                  Scott Newman
                      President and Chief Executive Officer
                     Conversion Services International, Inc.
                              100 Eagle Rock Avenue
                         East Hanover, New Jersey 07936
                              Phone: (973) 560-9400
                               Fax: (973) 560-9500

--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

                            Douglas S. Ellenoff, Esq.
                         Ellenoff Grossman & Schole LLP
                        370 Lexington Avenue, 19th floor
                            New York, New York 10017
                              Phone: (212) 370-1300
                               Fax: (212) 370-7889

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
               Title of each                                         Proposed maximum
            class of securities                 Amount to be          offering price           Amount of
              to be registered                   registered              per unit          registration fee
--------------------------------------------------------------------------------------------------------------
shares of common stock, par value $0.001       369,912,823 (1)           $0.21 (2)             $9,842.27
per share
--------------------------------------------------------------------------------------------------------------
TOTAL                                          369,912,823                                     $9,842.27(3)
--------------------------------------------------------------------------------------------------------------

(1) Also registered hereby are such additional and indeterminable number of shares as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes as well as anti-dilution provisions applicable to the convertible notes and warrants.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

(3) Previously paid.

The securities registered hereby will be made on a continuous or delayed basis in the future in accordance with Rule 415 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                                           Subject to Completion
                                   Preliminary Prospectus dated January 18, 2005


                       369,912,823 SHARES OF COMMON STOCK

                                       OF

                     CONVERSION SERVICES INTERNATIONAL, INC.

      This prospectus relates to the offering for resale of shares of our common stock by certain selling stockholders who received shares in both LCS Group, Inc. (hereinafter referred to as LCS) and Conversion Services International,
Inc. (hereinafter referred to as CSI) in private financing transactions and acquisitions.

      We will bear all expenses, other than selling commissions and fees of the selling stockholders, in connection with the registration and sale of the shares being offered by this prospectus.

      Our common stock is traded on the Over The Counter Bulletin Board under the symbol "CSII." The closing price of our common stock on January 13, 2005, was $0.18.

      In this prospectus, the terms "CSI," "we," or "us" each refer to Conversion Services International, Inc., which was formerly known as LCS Group, Inc. In January 2004, we merged with and into a wholly owned subsidiary of LCS. In connection with this transaction, among other things, LCS changed its name to "Conversion Services International, Inc."

      The selling stockholders who wish to sell their shares of our common stock may offer and sell such shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders.

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY AND CONSIDER THE INFORMATION DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 4.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   Subject to Completion, dated ____ __, 2004

      The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY.............................................................1
RISK FACTORS...................................................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................16
BUSINESS......................................................................17
MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS.....................
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
 DISCLOSURE...................................................................43
USE OF PROCEEDS...............................................................44
SELLING STOCKHOLDERS..........................................................45
PLAN OF DISTRIBUTION..........................................................46
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS..................48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................55
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS..........................56
DESCRIPTION OF SECURITIES.....................................................59
SHARES ELIGIBLE FOR FUTURE SALE...............................................62
EXPERTS.......................................................................62
LEGAL MATTERS.................................................................62
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
 LIABILITIES..................................................................62
FINANCIAL STATEMENTS.........................................................F-1


      Any prospective investor should not rely on any information not contained in this document. We have not authorized anyone to provide any other information to the contrary. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of and on the date of this document.

                               PROSPECTUS SUMMARY

      The following summary contains basic information about us and this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. For a more complete understanding of our company, our business and a possible investment in our common stock, you should read the entire prospectus carefully, including the Risk Factors starting on page 4.

OVERVIEW OF OUR BUSINESS

      Conversion Services International, Inc. is a technology and software firm providing professional services to the Global 2000 as well as mid-market clientele. Our core competency areas include strategic consulting, data warehousing, business intelligence and data management consulting. By leveraging best practices and methodologies, we help organizations set strategy to reach their goals and deliver them via best practices implementations. Our business and technology offerings help clients improve performance and maximize returns on technology investments. Our capabilities include benchmarking, tool selection, business intelligence, data warehousing, analytics, process improvement and application development and support.

OUR SERVICES

      As a full service data warehousing, business intelligence and strategy consulting firm, we offer services in the following solution categories:

            STRATEGIC CONSULTING

                  o Project Management (PMO)

                  o  Data Warehousing and Business Intelligence Strategic
                     Planning

                  o Business Technology Alignment

                  o Tool Analysis and Recommendation

                  o Integration Management, M&A

                  o Compliance (HIPAA, Basel II, Sarbanes-Oxley)

                  o Process Improvement (Lean, Six Sigma)

                  o Organizational Analysis and Assessment (M&A)

                  o Methodology, process, procedures

                  o Acquisition Readiness

                  o Information, Process and Infrastructure (IPI) Diagrams

                  o RFP creation and responses

                  o Training and Education


            BUSINESS INTELLIGENCE

                  o Architecture and Implementation

                  o Ad-Hoc Query and Analysis

                  o Enterprise Reporting Solutions

                  o Online Analytical Processing

                  o Analytics and Dashboards

                  o Business Performance Management

                  o Business Intelligence Competency Center

                  o Proof of Concepts and Prototypes

                  o BI Strategy

                  o Data Mining

            DATA WAREHOUSING

                  o DW Design, Development and Implementation

                  o Departmental Data Warehousing

                  o Federated Data Warehousing

                  o Conforming Facts/Dimensions

                  o Proof of Concepts and Prototypes

                  o Data Mart Delivery

                  o Outsourcing

                  o Data Architecture / Database

                  o Extract, Transformation and Loading

                  o Data Warehouse Framework

            DATA MANAGEMENT

                  o Data Quality Center of Excellence

                  o Data Profiling

                  o Data Quality / Cleansing

                  o Data Transformation

                  o Data Migrations and Conversions

                  o Metadata Management

                  o Enterprise Information Integration (EII)

                  o Integration Management

                  o Enterprise Information Architecture

                  o Quality Assurance Testing (Verification, Validation, Certification)

            See Business on page 17 for a detailed description of these offerings.

      During the nine month period ended September 30, 2004, two of our clients, Leading Edge Communications Corporation (17.9%) and Bank of America (13.4%), accounted collectively for approximately 31% of total revenues (unaudited). During the nine month period ended September 30, 2003 (unaudited), one of our clients, Verizon Wireless, accounted for approximately 30% of total revenues. For the year ended December 31, 2003, two of our clients, Morgan Stanley (11.2%) and Verizon Wireless (29.2%), accounted collectively for approximately 41% of our total revenues. During the fiscal year ended December 31, 2002, two of our clients, Morgan Stanley (27.4%) and Verizon Wireless (31.6%), accounted collectively for approximately 59% of our total revenues. With the recent acquisition of new businesses and our objective of acquiring more over the next year, we believe that our reliance on these clients will continue to decline this year and in the future. Nevertheless, the loss of any of our largest clients could have a material adverse effect on our business.

PURPOSE OF THIS PROSPECTUS

      This prospectus relates to the resale of shares of our common stock owned by, or issuable upon conversion of notes or exercise of warrants by, certain selling stockholders who will use this prospectus to resell their shares of common stock. We will not receive any proceeds from sales by the selling stockholders. However, we will receive proceeds, to be used for working capital purposes, upon the exercise of warrants held by certain selling stockholders.

For  further   information   about  the  selling   stockholders,   see  "Selling
Stockholders."

OUR CORPORATE INFORMATION

      Our offices are located at 100 Eagle Rock Avenue, East Hanover, New Jersey 07936, and our telephone number is (973) 560-9400.

                                  THE OFFERING

----------------------------------------------------------------------------------------------------------------------
Common Stock Offered:                  The selling  stockholders are offering up to 369,912,823  shares of our common stock.  The  selling  stockholders  will  determine  when they will sell their shares.
----------------------------------------------------------------------------------------------------------------------
Common Stock Outstanding:              We have  772,082,096  shares of common  stock  issued  and  outstanding  as of
                                       January 13, 2005.
----------------------------------------------------------------------------------------------------------------------
Use                                    of  Proceeds:  We will not receive any of the  proceeds  from the sale of shares of
                                       common  stock   offered  by  the  selling stockholders.  However,  we will  receive proceeds,  to be used for working capital purposes,  upon the  exercise of warrants held by certain selling stockholders.
----------------------------------------------------------------------------------------------------------------------
Trading Market:                        Our common  stock is  currently  listed on the OTC  Bulletin  Board  under the trading symbol "CSII."
----------------------------------------------------------------------------------------------------------------------
Risk                                   Factors:  Investment  in our common stock involves  a  high  degree  of  risk.  You should carefully consider the information set forth in the "Risk  Factors"  section of  this  prospectus  as  well  as  other information set forth in this prospectus, including  our financial  statements  and related notes.
----------------------------------------------------------------------------------------------------------------------


                                  RISK FACTORS

      An investment in our securities is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus, before deciding to buy our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed, the price and value of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are intended to be the material risks that are specific to us and to our industry.

RISKS RELATING TO OUR BUSINESS

BECAUSE WE DEPEND ON A SMALL NUMBER OF KEY CLIENTS, NON-RECURRING REVENUE AND CONTRACTS TERMINABLE ON SHORT NOTICE, OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE FAIL TO RETAIN THESE CLIENTS AND/OR OBTAIN NEW CLIENTS AT A LEVEL SUFFICIENT TO SUPPORT OUR OPERATIONS AND/OR BROADEN OUR CLIENT BASE.

      During the nine month period ended September 30, 2004, two of our clients, Leading Edge Communications Corporation (17.9%) and Bank of America (13.4%), accounted collectively for approximately 31% of total revenues (unaudited). During the nine month period ended September 30, 2003 (unaudited), one of our clients, Verizon Wireless, accounted for approximately 30% of total revenues. For the year ended December 31, 2003, two of our clients, Morgan Stanley (11.2%) and Verizon Wireless (29.2%), accounted collectively for approximately 41% of our total revenues. During the fiscal year ended December 31, 2002, two of our clients, Morgan Stanley (27.4%) and Verizon Wireless (31.6%), accounted collectively for approximately 59% of our total revenues. Further, the majority of our current assets consist of accounts receivable, and as of December 31, 2003, two customers, Morgan Stanley and Verizon Wireless, accounted for 19% and 15% of our accounts receivable balance, respectively. With the recent acquisition of new businesses and our objective of acquiring more over the next year, we believe that our reliance on these clients will continue to decline this year and in the future. The loss of any of our largest clients could have a material adverse effect on our business. In addition, our contracts provide that our services are terminable upon short notice, typically not more than 30 days. Non-renewal or termination of contracts with these or other clients without adequate replacements could have a material and adverse effect upon our business. In addition, a large portion of our revenues are derived from information technology consulting services that are generally non-recurring in nature. There can be no assurance that we will:

      o obtain additional contracts for projects similar in scope to those previously obtained from our clients;

      o     be able to retain existing clients or attract new clients;

      o     provide services in a manner acceptable to clients;

      o     offer pricing for services which is acceptable to clients; or

      o broaden our client base so that we will not remain largely dependent upon a limited number of clients that will continue to account for a substantial portion of our revenues.

CERTAIN  CLIENT-RELATED   COMPLICATIONS  MAY  MATERIALLY  ADVERSELY  AFFECT  OUR
BUSINESS.

      We may be subject to additional risks relating to our clients that could materially adversely affect our business, such as delays in clients paying their outstanding invoices, lengthy client review processes for awarding contracts, delay, termination, reduction or modification of contracts in the event of changes in client policies or as a result of budgetary constraints, and/or increased or unexpected costs resulting in losses under fixed-fee contracts, which factors could also adversely affect our business.

WE HAVE A HISTORY OF LOSSES AND WE COULD INCUR LOSSES IN THE FUTURE.

      During the fiscal year ended December 31, 2003, we had a decrease in revenues and gross profits, and we sustained an operating loss and cannot be sure that we will operate profitably in the future.

      During the fiscal year ended December 31, 2003, our revenues decreased by $1.8 million from $16.2 million for the year ended December 31, 2002 to $14.4 million for the year ended December 31, 2003. In addition, our gross profits decreased by approximately 5.8%. Accordingly, we sustained a net loss in the approximate amount of ($307,000).

      During the nine month period ended September 30, 2004, our revenues increased by $8.0 million (unaudited) from $10.6 million for the nine month period ended September 30, 2003 (unaudited) to $18.7 million for the nine month period ended September 30, 2004. In addition, our gross profits increased by 2.5 percentage points, from 28.8% for the nine month period ended September 30, 2003 (unaudited) to 31.3% (unaudited) for the nine month period ended September 30, 2004. However, we sustained a net loss for the nine month period ended September 30, 2004 of ($4.3 million) (unaudited), a decrease of ($4.2 million) as compared to net income of $68,000 for the nine month period ended September 30, 2003 (unaudited).

WE HAVE A SIGNIFICANT AMOUNT OF DEBT, WHICH, IN THE EVENT OF A DEFAULT, COULD HAVE MATERIAL ADVERSE CONSEQUENCES UPON US.


      On August 16, 2004, we entered into a security agreement with Laurus Master Fund, Ltd., pursuant to which we have borrowed $3,800,000 as of January 13, 2005. Such loan is collateralized and secured by all of our corporate assets. Our total debt is $11,051,000, as described below in Management's Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources. The degree to which we are leveraged could have important consequences to us, including the following:


      o A portion of our cash flow must be used to pay interest on our indebtedness and therefore is not available for use in our business;

      o Our indebtedness increases our vulnerability to changes in general economic and industry conditions;

      o Our ability to obtain additional financing for working capital, capital expenditures, general corporate purposes or other purposes could be impaired; and

      o Our failure to comply with restrictions contained in the terms of our borrowings could lead to a default which could cause all or a significant portion of our debt to become immediately payable.

      o If we default, the loans will become due and we may not have the funds to repay the loans, and we could discontinue our business and investors could lose all their money.

      In addition, certain terms of such loan require the prior consent of Laurus Master Fund, Ltd. on many corporate actions including, but not limited to, mergers and acquisitions--which is part of our ongoing business strategy.

OUR REVENUES ARE DIFFICULT TO FORECAST.

      We may increase our general and administrative expenses in the event that we increase our business and/or acquire other businesses, while our operating expenses for sales and marketing and costs of services for technical personnel to provide and support our services also increases. Additionally, although most of our clients are large, creditworthy entities, at any given point in time, we may have significant accounts receivable balances with clients that expose us to credit risks if such clients either delay or elect not to pay or are unable to pay such obligations. If we have an unexpected shortfall in revenues in relation to our expenses, or significant bad debt experience, our business could be materially and adversely affected.

OUR PROFITABILITY WILL SUFFER IF WE ARE NOT ABLE TO MAINTAIN OUR PRICING, UTILIZATION OF PERSONNEL AND CONTROL OUR COSTS. A CONTINUATION OF CURRENT PRICING PRESSURES COULD RESULT IN PERMANENT CHANGES IN PRICING POLICIES AND DELIVERY CAPABILITIES.

      Our gross profit margin is largely a function of the rates we are able to charge for our information technology services. Accordingly, if we are not able to maintain the pricing for our services or an appropriate utilization of our professionals without corresponding cost reductions, our margins will suffer. The rates we are able to charge for our services are affected by a number of factors, including:

      o our clients' perceptions of our ability to add value through our services;

      o     pricing policies of our competitors;

      o our ability to accurately estimate, attain and sustain engagement revenues, margins and cash flows over increasingly longer contract periods;

      o     the  use  of   globally   sourced,   lower-cost   service   delivery
            capabilities by our competitors and our clients; and

      o     general economic and political conditions.

      Our gross margins are also a function of our ability to control our costs and improve our efficiency. If the continuation of current pricing pressures persists it could result in permanent changes in pricing policies and delivery capabilities and we must continuously improve our management of costs.

UNEXPECTED COSTS OR DELAYS COULD MAKE OUR CONTRACTS UNPROFITABLE.

      In the future, we may have many types of contracts, including time-and-materials contracts, fixed-price contracts and contracts with features of both of these contract types. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable, which would have an adverse effect on all of our margins and potential net income.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE FAIL TO ADAPT TO EMERGING AND EVOLVING MARKETS.

      The markets for our services are changing rapidly and evolving and, therefore, the ultimate level of demand for our services is subject to substantial uncertainty. Most of our historic revenue was generated from providing information technology services only. During the last several years, we have focused our efforts on providing data warehousing services in particular since we believe that there is going to be an increased need in this area. Any significant decline in demand for programming, applications development, information technology or data warehousing consulting services could materially and adversely affect our business and prospects.

      Our ability to achieve growth targets is dependent in part on maintaining existing clients and continually attracting and retaining new clients to replace those who have not renewed their contracts. Our ability to achieve market acceptance, including for data warehousing, will require substantial efforts and expenditures on our part to create awareness of our services.

IF WE SHOULD EXPERIENCE RAPID GROWTH, SUCH GROWTH COULD STRAIN OUR MANAGERIAL AND OPERATIONAL RESOURCES, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

      Any rapid growth that we may experience would most likely place a significant strain on our managerial and operational resources. If we continue to acquire other companies, we will be required to manage multiple relationships with various clients, strategic partners and other third parties. Further growth (organic or by acquisition) or an increase in the number of strategic relationships may increase this strain on existing managerial and operational resources, inhibiting our ability to achieve the rapid execution necessary to implement our growth strategy without incurring additional corporate expenses.

WE FACE INTENSE COMPETITION AND OUR FAILURE TO MEET THIS COMPETITION COULD ADVERSELY AFFECT OUR BUSINESS.

      Competition for our information technology consulting services, including data warehousing, is significant and we expect that this competition will continue to intensify due to the low barriers to entry. We may not have the financial resources, technical expertise, sales and marketing or support capabilities to adequately meet this competition. We compete against numerous large companies, including, among others, multi-national and other major consulting firms. These firms have substantially greater market presence, longer operating histories, more significant client bases and greater financial, technical, facilities, marketing, capital and other resources than we have. If we are unable to compete against such competitors, our business will be adversely affected.

      Our competitors may respond more quickly than us to new or emerging technologies and changes in client requirements. Our competitors may also devote greater resources than we can to the development, promotion and sales of our services. If one or more of our competitors develops and implements methodologies that result in superior productivity and price reductions without adversely affecting their profit margins, our business could suffer. Competitors may also:

      o     engage in more extensive research and development;

      o     undertake more extensive marketing campaigns;

      o     adopt more aggressive pricing policies; and

      o make more attractive offers to our existing and potential employees and strategic partners.

      In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties that could be detrimental to our business.

      New competitors, including large computer hardware, software, professional services and other technology companies, may enter our markets and rapidly acquire significant market share. As a result of increased competition and vertical and horizontal integration in the industry, we could encounter significant pricing pressures. These pricing pressures could result in substantially lower average selling prices for our services. We may not be able to offset the effects of any price reductions with an increase in the number of clients, higher revenue from consulting services, cost reductions or otherwise. In addition, professional services businesses are likely to encounter consolidation in the near future, which could result in decreased pricing and other competition.

IF WE FAIL TO ADAPT TO THE RAPID TECHNOLOGICAL CHANGE CONSTANTLY OCCURRING IN THE AREAS IN WHICH WE PROVIDE SERVICES, INCLUDING DATA WAREHOUSING, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

      The market for information technology consulting services and data warehousing is rapidly evolving. Significant technological changes could render our existing services obsolete. We must adapt to this rapidly changing market by continually improving the responsiveness, functionality and features of our services to meet clients' needs. If we are unable to respond to technological advances and conform to emerging industry standards in a cost-effective and timely manner, our business could be materially and adversely affected.

WE DEPEND ON OUR MANAGEMENT. IF WE FAIL TO RETAIN KEY PERSONNEL, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

      There is intense competition for qualified personnel in the areas in which we operate. The loss of existing personnel or the failure to recruit additional qualified managerial, technical and sales personnel, as well as expenses in connection with hiring and retaining personnel, particularly in the emerging area of data warehousing, could adversely affect our business. We also depend upon the performance of our executive officers and key employees in particular, Messrs. Scott Newman and Glenn Peipert. Although we have entered into employment agreements with Messrs. Newman and Peipert, the loss of either of these individuals could have a material adverse effect upon us. In addition, we have not obtained "key man" life insurance on the lives of either Messrs. Newman or Peipert.

      We will need to attract, train and retain more employees for management, engineering, programming, sales and marketing, and client service and support positions. As noted above, competition for qualified employees, particularly engineers, programmers and consultants, continues to be intense. Consequently, we may not be able to attract, train and retain the personnel we need to continue to offer solutions and services to current and future clients in a cost effective manner, if at all.

IF WE FAIL TO RAISE CAPITAL THAT WE MAY NEED TO SUPPORT AND INCREASE OUR OPERATIONS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

      Our future capital uses and requirements will depend on numerous factors, including:

      o     the  extent  to  which  our   solutions  and  services  gain  market
            acceptance;

      o the level of revenues from current and future solutions and services;

      o     the expansion of operations;

      o the costs and timing of product and service developments and sales and marketing activities;

      o     the costs related to acquisitions of technology or businesses; and

      o     competitive developments.

      We may require additional capital in order to continue to support and increase our sales and marketing efforts, continue to expand and enhance the solutions and services we are able to offer to current and future clients and fund potential acquisitions. This capital may not be available on terms acceptable to us, if at all. In addition, we may be required to spend greater-than-anticipated funds if unforeseen difficulties arise in the course of these or other aspects of our business. As a consequence, we will be required to raise additional capital through public or private equity or debt financings, collaborative relationships, bank facilities or other arrangements. We cannot assure you that such additional capital will be available on terms acceptable to us, if at all. Any additional equity financing is expected to be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants and increased interest costs. Our inability to obtain sufficient financing may require us to delay, scale back or eliminate some or all of our expansion programs or to limit the marketing of our services. This could have a material and adverse effect on our business.

WE COULD HAVE POTENTIAL LIABILITY FOR INTELLECTUAL PROPERTY INFRINGEMENT, PERSONAL INJURY, PROPERTY DAMAGE OR BREACH OF CONTRACT TO OUR CLIENTS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

      Our services involve development and implementation of computer systems and computer software that are critical to the operations of our clients' businesses. If we fail or are unable to satisfy a client's expectations in the performance of our services, our business reputation could be harmed or we could be subject to a claim for substantial damages, regardless of our responsibility for such failure or inability. In addition, in the course of performing services, our personnel often gain access to technologies and content which include confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim for substantial damages. Our business could be adversely affected if one or more large claims are asserted against us that are uninsured, exceed available insurance coverage or result in changes to our insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirements. Although we maintain general liability insurance coverage, including coverage for errors and omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims.

WE DO NOT INTEND TO PAY DIVIDENDS ON SHARES OF OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

      We have never paid cash dividends on our common stock other than distributions resulting from our past tax status as a Subchapter S corporation. Our current Board of Directors does not anticipate that we will pay cash dividends in the foreseeable future. Instead, we intend to retain future earnings for reinvestment in our business and/or to fund future acquisitions. In addition, the security agreement with Laurus Master Fund, Ltd. requires that we obtain their consent prior to paying any dividends.

OUR MANAGEMENT GROUP OWNS OR CONTROLS A SIGNIFICANT NUMBER OF THE OUTSTANDING SHARES OF OUR COMMON STOCK AND WILL CONTINUE TO HAVE SIGNIFICANT OWNERSHIP OF OUR VOTING SECURITIES FOR THE FORESEEABLE FUTURE.

      Scott Newman and Glenn Peipert, our principal stockholders and our executive officers and two of our directors, beneficially own approximately 39.2% and 19.6%, respectively, of our outstanding common stock. Robert C. DeLeeuw, our Senior Vice President and President of our wholly owned subsidiary, DeLeeuw Associates, LLC, owns approximately 10.4% of our outstanding common stock. As a result, these persons will have the ability, acting as a group, to effectively control our affairs and business, including the election of directors and subject to certain limitations, approval or preclusion of fundamental corporate transactions. This concentration of ownership of our common stock may:

      o     delay or prevent a change in the control;

      o impede a merger, consolidation, takeover or other transaction involving us; or

      o discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

THE AUTHORIZATION AND ISSUANCE OF "BLANK CHECK" PREFERRED STOCK COULD HAVE AN ANTI-TAKEOVER EFFECT DETRIMENTAL TO THE INTERESTS OF OUR STOCKHOLDERS.

      Our certificate of incorporation allows the Board of Directors to issue preferred stock with rights and preferences set by our board without further stockholder approval. The issuance of shares of this "blank check preferred" under particular circumstances could have an anti-takeover effect. For example, in the event of a hostile takeover attempt, it may be possible for management and the board to endeavor to impede the attempt by issuing shares of blank check preferred, thereby diluting or impairing the voting power of the other outstanding shares of common stock and increasing the potential costs to acquire control of us. Our Board of Directors has the right to issue blank check preferred without first offering them to holders of our common stock, as the holders of our common stock have no preemptive rights.

THE  COMPANY  MAY  HAVE  LIABILITY  IN  CONNECTION  WITH ITS  RECENT  SECURITIES
OFFERINGS.

      We have completed various financings through the issuance of our common stock, as well as the issuance of notes and warrants convertible into our common stock, while this registration statement was on file with the SEC but had not yet been declared effective (those transactions were with certain investors of Taurus Advisory Group, LLC, Laurus Master Fund, Ltd. and three entities affiliated with Sands Brothers International Limited). Even though all stockholders, noteholders and warrantholders have been advised of their rights to rescind those financing transactions and they each have agreed to waive their rights to rescind those transactions, there is a remote possibility that each of those transactions could be reversed. In such an event, our business could be adversely affected and we may have an obligation to fund such rescissions.

WE MAY NOT BE ABLE TO COMPLY WITH THE SARBANES-OXLEY ACT.

      The enactment of the Sarbanes-Oxley Act in July 2002 created a significant number of new corporate governance requirements and additional requirements may be enacted in the future. Although we expect to implement the requisite changes to become compliant with existing and new requirements when they do apply to us, we may not be able to do so, or to do so in a timely manner.

OUR SERVICES OR SOLUTIONS MAY INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

      We cannot be sure that our services and solutions, or the solutions of others that we offer to our clients, do not infringe on the intellectual property rights of third parties, and we may have infringement claims asserted against us or against our clients. These claims may harm our reputation, cost us money and prevent us from offering some services or solutions. In some instances, the amount of these expenses may be greater than the revenues we receive from the client. Any claims or litigation in this area, whether we ultimately win or lose, could be time-consuming and costly, injure our reputation or require us to enter into royalty or licensing arrangements. We may not be able to enter into these royalty or licensing arrangements on acceptable terms. To the best of our knowledge, we have never infringed upon the intellectual property rights of another individual or entity.

WE COULD BE  SUBJECT  TO  SYSTEMS  FAILURES  THAT  COULD  ADVERSELY  AFFECT  OUR
BUSINESS.

      Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems and infrastructure. We currently maintain our computer systems in our facilities at our offices in New Jersey and Texas. We do not have complete redundancy in our systems and therefore any damage or destruction to our systems would significantly harm our business. Although we have taken precautions against systems failure, interruptions could result from natural disasters as well as power losses, telecommunications failures and similar events. Our systems are also subject to human error, security breaches, computer viruses, break-ins, "denial of service" attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems. We also lease telecommunications lines from local and regional carriers, whose service may be interrupted. Any damage or failure that interrupts or delays network operations could materially and adversely affect our business.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE FAIL TO ADEQUATELY ADDRESS SECURITY ISSUES.

      We have taken measures to protect the integrity of our technology infrastructure and the privacy of confidential information. Nonetheless, our technology infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person or entity circumvents its security measures, they could jeopardize the security of confidential information stored on our systems, misappropriate proprietary information or cause interruptions in our operations. We may be required to make substantial additional investments and efforts to protect against or remedy security breaches. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability.

RISKS RELATING TO ACQUISITIONS

WE FACE INTENSE COMPETITION FOR ACQUISITION CANDIDATES, AND WE MAY HAVE LIMITED CASH AVAILABLE FOR SUCH ACQUISITIONS.

      There is a high degree of competition among companies seeking to acquire interests in information technology service companies such as those we may target for acquisition. We are expected to continue to be an active participant in the business of seeking business relationships with, and acquisitions of interests in, such companies. A large number of established and well-financed entities, including venture capital firms, are active in acquiring interests in companies that we may find to be desirable acquisition candidates. Many of these investment-oriented entities have significantly greater financial resources, technical expertise and managerial capabilities than we do. Consequently, we may be at a competitive disadvantage in negotiating and executing possible investments in these entities as many competitors generally have easier access to capital, on which entrepreneur-founders of privately-held information technology service companies generally place greater emphasis than obtaining the management skills and networking services that we can provide. Even if we are able to compete with these venture capital entities, this competition may affect the terms and conditions of potential acquisitions and, as a result, we may pay more than expected for targeted acquisitions. If we cannot acquire interests in attractive companies on reasonable terms, our strategy to build our business through acquisitions may be inhibited. Pursuant to a secured convertible term note dated August 16, 2004 with Laurus Master Fund, Ltd., as of January 13, 2005, the Company has $4,251,000 in restricted cash available that may be used for acquisition targets only upon the approval of Laurus. As a result, our ability to fund acquisitions may be hindered further.

WE WILL ENCOUNTER DIFFICULTIES IN IDENTIFYING SUITABLE ACQUISITION CANDIDATES AND INTEGRATING NEW ACQUISITIONS.

      A key element of our expansion strategy is to grow through acquisitions. If we identify suitable candidates, we may not be able to make investments or acquisitions on commercially acceptable terms.

Acquisitions may cause a disruption in our ongoing business, distract management, require other resources and make it difficult to maintain our standards, controls and procedures. We may not be able to retain key employees of the acquired companies or maintain good relations with their clients or suppliers. It may be required to incur additional debt and to issue equity securities, which may be dilutive to existing stockholders, to effect and/or fund acquisitions.

WE CANNOT ASSURE YOU THAT ANY ACQUISITIONS WE MAKE WILL ENHANCE OUR BUSINESS.

      We cannot assure you that any completed acquisition will enhance our business. Since we anticipate that acquisitions could be made with both cash and our common stock, if we consummate one or more significant acquisitions, the potential impacts are:

      o     a  substantial  portion  of our  available  cash  could  be  used to
            consummate  the  acquisitions   and/or  we  could  incur  or  assume
            significant amounts of indebtedness;

      o losses resulting from the on going operations of these acquisitions could adversely affect our cash flow; and

      o our stockholders could suffer significant dilution of their interest in our common stock.

      Also, we are required to account for acquisitions under the purchase method, which would likely result in our recording significant amounts of goodwill. The inability of a subsidiary to sustain profitability may result in an impairment loss in the value of long-lived assets, principally goodwill and other tangible and intangible assets, which would adversely affect our financial statements.

RISKS RELATING TO OUR COMMON STOCK

OUR RELATIONSHIP WITH OUR MAJORITY STOCKHOLDERS PRESENTS POTENTIAL CONFLICTS OF INTEREST, WHICH MAY RESULT IN DECISIONS THAT FAVOR THEM OVER OUR OTHER STOCKHOLDERS.

      Our principal beneficial owners, Scott Newman and Glenn Peipert, provide management and financial assistance to us. When their personal investment interests diverge from our interests, they and their affiliates may exercise their influence in their own best interests. Some decisions concerning our operations or finances may present conflicts of interest between us and these stockholders and their affiliated entities. Given that our Board of Directors only has one independent member, our ability to comply with state corporate law and/or the requirements of the Sarbanes-Oxley Act of 2002 may be impaired.

THE LIMITED PRIOR PUBLIC MARKET AND TRADING MARKET MAY CAUSE POSSIBLE VOLATILITY IN OUR STOCK PRICE.

      There has only been a limited public market for our securities and there can be no assurance that an active trading market in our securities will be maintained. The OTCBB is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than NASDAQ and the national securities exchange, and quotes for securities quoted on the OTCBB are not listed in the financial sections of newspapers as are those for NASDAQ and the national securities exchange. In addition, the overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common stock is expected to be subject to significant fluctuations including, but not limited to, the following:

      o quarterly variations in operating results and achievement of key business metrics;

      o     changes in earnings estimates by securities analysts, if any;

      o any differences between reported results and securities analysts' published or unpublished expectations;

      o announcements of new contracts or service offerings by us or our competitors;

      o market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;

      o     demand for our services and products;

      o     shares being sold pursuant to Rule 144 or upon exercise of warrants;
            and

      o general economic or stock market conditions unrelated to our operating performance.


      These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

THERE ARE LIMITATIONS IN CONNECTION WITH THE AVAILABILITY OF QUOTES AND ORDER INFORMATION ON THE OTCBB.

      Trades and quotations on the OTCBB involve a manual process and the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

THERE ARE DELAYS IN ORDER COMMUNICATION ON THE OTCBB.

      Electronic processing of orders is not available for securities traded on the OTCBB and high order volume and communication risks may prevent or delay the execution of one's OTCBB trading orders. This lack of automated order processing may affect the timeliness of order execution reporting and the availability of firm quotes for shares of our common stock. Heavy market volume may lead to a delay in the processing of OTCBB security orders for shares of our common stock, due to the manual nature of the market. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

PENNY STOCK REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF OUR SECURITIES.

      The SEC has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our shares of common stock are subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established clients and "accredited investors". For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our shares of common stock and may affect the ability of investors to sell such shares of common stock in the secondary market and the price at which such investors can sell any of such shares.

      Investors should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

      o     control  of  the  market   for  the   security   by  one  or  a  few
            broker-dealers that are often related to the promoter or issuer;

      o manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

      o "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

      o excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

      o the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

      Our management is aware of the abuses that have occurred historically in the penny stock market.

THERE IS A RISK OF MARKET FRAUD.

      OTCBB securities are frequent targets of fraud or market manipulation. Not only because of their generally low price, but also because the OTCBB reporting requirements for these securities are less stringent than for listed or NASDAQ traded securities, and no exchange requirements are imposed. Dealers may dominate the market and set prices that are not based on competitive forces. Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of the market price for shares of our common stock.

THERE IS LIMITED LIQUIDITY ON THE OTCBB.

      When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one's orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted by the OTCBB at the time of one's order entry.

      Orders for OTCBB securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTCBB. Due to the manual order processing involved in handling OTCBB trades, order processing and reporting may be delayed, and one may not be able to cancel or edit one's order. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

INCREASED DEALER COMPENSATION COULD ADVERSELY AFFECT THE STOCK PRICE.

      The dealer's spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our common stock on the OTCBB if the stock must be sold immediately. Further, purchasers of shares of our common stock may incur an immediate "paper" loss due to the price spread. Moreover, dealers trading on the OTCBB may not have a bid price for shares of our common stock on the OTCBB. Due to the foregoing, demand for shares of our common stock on the OTCBB may be decreased or eliminated.

ADDITIONAL AUTHORIZED SHARES OF OUR COMMON STOCK AND PREFERRED STOCK AVAILABLE FOR ISSUANCE MAY ADVERSELY AFFECT THE MARKET.

      We are authorized to issue 1,000,000,000 shares of our common stock. As of January 13, 2005, there were 772,082,096 shares of common stock issued and outstanding. However, the total number of shares of our common stock issued and outstanding does not include shares reserved in anticipation of the conversion of notes or the exercise of options or warrants. As of January 13, 2005, we had 89,249,999 shares of common stock underlying convertible notes, and we have reserved shares of our common stock for issuance in connection with the potential conversion thereof. As of January 13, 2005, we had outstanding stock options and warrants to purchase approximately 54,471,666 shares of our common stock, the exercise price of which range between $0.105 and $0.20 per share, and we have reserved shares of our common stock for issuance in connection with the potential exercise thereof. Of the reserved shares, a total of 100,000,000 shares are currently reserved for issuance in connection with our 2003 Incentive Plan, of which options to purchase an aggregate of 34,060,000 shares have been issued under the plan. A significant number of such options and warrants contain provisions for cashless exercise. To the extent such options or warrants are exercised, the holders of our common stock will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.

      The exercise of the outstanding convertible securities will reduce the percentage of common stock held by our stockholders. Further, the terms on which we could obtain additional capital during the life of the convertible securities may be adversely affected, and it should be expected that the holders of the convertible securities would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such convertible securities. As a result, any issuance of additional shares of common stock may cause our current stockholders to suffer significant dilution which may adversely affect the market.

      In addition to the above-referenced shares of common stock which may be issued without stockholder approval, we have 20,000,000 shares of authorized preferred stock, the terms of which may be fixed by our Board of Directors. We presently have no issued and outstanding shares of preferred stock and while we have no present plans to issue any shares of preferred stock, our Board of Directors has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET.

      From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933 (Securities Act), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two-year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have material adverse effect on the market price of our securities.

DIRECTOR AND OFFICER LIABILITY IS LIMITED.

      As permitted by Delaware law, our certificate of incorporation limits the liability of our directors for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of our charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Plan of Operation," and "Description of Business" in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

      In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "proposed," "intended," or "continue" or the negative of these terms or other comparable terminology. You should read statements that contain these words carefully, because they discuss our expectations about our future operating results or our future financial condition or state other "forward-looking" information. There may be events in the future that we are not able to accurately predict or control. Before you invest in our securities, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition, and that upon the occurrence of any of these events, the trading price of our securities could decline and you could lose all or part of your investment. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, growth rates, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

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                                       16

                                    BUSINESS

      Conversion Services International, Inc. is a technology and software firm providing professional services to the Global 2000 as well as mid-market clientele. Our core competency areas include strategic consulting, data warehousing, business intelligence and data management consulting. Our clients are primarily in the financial services, pharmaceutical, healthcare and telecommunications industries, although we do have clients in other industries. Our clients are primarily located in the northeastern United States. We enable organizations to leverage their corporate information assets by providing strategy, process, methodology, data warehousing, business intelligence, enterprise reporting and analytic solutions. Our organization delivers value to our clients, utilizing a unique combination of business acumen, technical proficiency, experience and a proven set of "best practices" methodologies to deliver cost effective services through either fixed price or time and material engagements. We are committed to being a leader in data warehousing and business intelligence consulting, allowing us to be a valuable asset and trusted advisor to our customers.

      We believe that our primary strengths that distinguish us from our competitors are our:

      o     understanding of data management solutions;

      o ability to provide solutions that integrate people, improve process and integrate technologies;

      o extensive service offerings as it relates to data warehousing, business intelligence, strategy and data quality;

      o our perspective regarding the accuracy of data and our data purification process,

      o     best practices methodology, process and procedures;

      o experience in architecting, recommending and implementing large and complex data warehousing and business intelligence solutions; and

      o     ability  to   establish   centers  of   excellence   within   client
            organizations to address data quality and business intelligence.

      Our goal is to be the premier provider of data warehousing, business intelligence and related strategic consulting services, as well as data quality products for organizations seeking to leverage and improve the quality of their corporate information. In support of this goal we intend to:

      o     enhance our brand and mindshare;

      o     continue growth both organically and via acquisition;

      o     increase our geographic coverage;

      o     expand our client relationships;

      o continue to enhance and expand the capabilities of the Evoke Software Corporation software product;

      o     introduce new and creative service offerings; and

      o     leverage our strategic alliances.

      We are committed to being a leader in data warehousing and business intelligence consulting. As a data warehousing and business intelligence specialist, we approach business intelligence from a strategic perspective, providing integrated data warehousing and business intelligence strategy and technology implementation services to clients that are attempting to leverage their enterprise information. Our matrix of services includes strategy consulting, data warehousing and business intelligence architecture and implementation solutions, data quality solutions and data management solutions. We have developed a methodology which provides a framework for each stage of a client engagement, from helping the client conceive its strategy, to architecting, engineering and extending its information.

We believe that our integrated methodology allows us to deliver reliable, robust, scalable, secure and extensible business intelligence solutions in rapid timeframes based on accurate information.

      We are a Delaware corporation formerly named LCS Group, Inc. In January 2004, a privately held company named Conversion Services International, Inc. ("Old CSI") merged with and into our wholly owned subsidiary, LCS Acquisition
Corp. In connection with such transaction: (i) a 14-year old information technology business became our operating business, (ii) the former stockholders of Old CSI assumed control of our Board of Directors and were issued approximately 84.3% of the outstanding shares of our common stock at that time (due to subsequent events, that percentage of ownership has decreased), and
(iii) we changed our name to "Conversion Services International, Inc."

OUR SERVICES

      As a full service data warehousing, business intelligence and strategy consulting firm, we offer services in the following solution categories:

      STRATEGIC CONSULTING

      o Project Management (PMO) - Setting up internal office at a client location, staffed with senior/certified project managers that act in accordance with the policies and procedures identified in CSI Best Practices for Project Management.

      o Data Warehousing and Business Intelligence Strategic Planning - Helping clients develop a strategic roadmap to align with a data warehouse or business intelligence implementation. These engagements are focused on six strategic domains that have been identified and documented by CSI: Business Case, Program Formulation, Organizational Design, Program Methodologies, Architecture and Operations and Servicing.

      o Business Technology Alignment - A strategic offering that consists of a series of interviews including both the business and technology constituents. The purpose is to collect information regarding user satisfaction, user requirements and expectations, as well as the technology groups understanding of needs and current and future deliverables. The result is a document that outlines recommendations that will better align both groups and deliver more perceived value.

      o Tool Analysis and Recommendation - Gather business and technical requirements and measure those requirements against the capabilities of available tools in the current marketplace. Tools evaluated and recommended include reporting, ad-hoc query, analytics, ETL, data profiling, database and data modeling.

      o Integration Management, M&A - Work with clients to implement best practices for mergers and acquisitions. Support all aspects of the integration process from initial assessment through implementation support.

      o Compliance (HIPAA, Basel II, Sarbanes-Oxley) - Work with clients to analyze, design and implement operational control and procedures that will align organization with new regulatory requirements.

      o Process Improvement (Lean, Six Sigma) - Provide a full array of product and service in support of Lean and Six Sigma, including training, process improvement, project management and implementation support.

      o Organizational Analysis and Assessment (M&A) - Work with clients to implement best practices for mergers and acquisitions. Support all aspects of the integration process from initial assessment through implementation support.

      o Acquisition Readiness - Work with clients to better prepare them for large scale acquisitions in the financial services domain. This includes building best practices, mapping and gapping and implementing a strategic roadmap to integrate multiple companies.

      o     Information,   Process  and   Infrastructure   (IPI)  Diagrams  -  A
            blueprinting process and service that facilitates and accelerates the strategic planning process.

      o RFP creation and responses - Gather user and technical requirements and develop a Request For Proposal (RFP) on behalf of our clients. Respond to client RFPs with detailed project plans, solutions and cost.

      o Training and Education - Provide formal classroom training for Business Objects and Evoke. Provide mentoring in data warehousing and business intelligence methodologies and best practices as well as technology tool training including business intelligence tools such as Cognos, MicroStrategy and Evoke.

         BUSINESS INTELLIGENCE

      o Architecture and Implementation - Develop architecture plans and install all tools required to implement a business intelligence solution. Develop the business intelligence solution in tools such as Cognos, Business Objects, MicroStrategy, Crystal Reports and Spotfire.

      o Ad-Hoc Query and Analysis - Identify and document ad-hoc query requirements, architect a supporting database structure to support the identified hierarchies, implement an ad-hoc query tool, provide training and education.

      o Enterprise Reporting Solutions - Identify and document reporting requirements, architect a supporting database structure to support the identified hierarchies, implement an enterprise reporting tool, provide training and education.

      o Online Analytical Processing - Identify and document analytic requirements, architect a supporting database structure to support the identified hierarchies, drill-downs and slice and dice requirements, implement an analytical tool, provide training and education.

      o Analytics and Dashboards - Identify and document dashboard requirements. These requirements are typically driven by Key Performance Indicators (KPIs) identified by upper management. Architect a supporting database structure to support the identified hierarchies, drill-downs and slice and dice requirements, implement a dashboard tool, provide training and education.

      o Business Performance Management - Leveraging a new or existing business intelligence implementation to monitoring and managing both business process and IT events through key performance indicators.

      o Business Intelligence Competency Center - Set up an internal office at a client location, staffed with a mix of senior business intelligence developers and business intelligence architects that will implement best practices, policies, procedures, standards and provide training and mentoring to further increase the use of the data warehouse and facilitate the business owners embracing of the Business Intelligence solution.

      o Proof of Concepts and Prototypes - Gather requirements, design and implement a small scale business intelligence implementation called a Proof of Concept. The Proof of Concept will validate the technology and/or business case, as well as "sell" the concept of business intelligence to management.

      o BI Strategy - Helping clients develop a roadmap to leverage a business intelligence platform throughout the enterprise aligning the client with best practices.

      o Data Mining - Implementing data mining tools that extraction implicit, previously unknown, and potentially useful information from data. These tools typically use statistical and visualization techniques to discover and present knowledge in a form which is easily comprehensible to humans. Business intelligence tools will answer questions based on information that has already been captured (history), data mining tools will discover information and project information based on historic information.

      DATA WAREHOUSING

      o DW Design, Development and Implementation - Design, develop and implementation of custom data warehouse solutions. These solutions are based on our methodology and best practices.

      o Departmental Data Warehousing - Design, develop and implementation of custom data mart solutions. Data mart solutions typically encompass a subject area or department. These solutions are based on our methodology and best practices.

      o Federated Data Warehousing - When implementing a federated data warehouse environment, multiple data warehouses will be implemented to support multiple functions within an organization. Functional analysis will then be performed over multiple warehouse environments.

      o Conforming Facts/Dimensions - Conformed dimensions can be used to analyze facts from two or more data marts. In a multi-data mart environment, all marts require a "customer" dimension and a "time" dimension. If they are the same dimension, then you have conforming dimensions, allowing you to extract and manipulate facts relating to a particular customer from multiple marts. Conforming a fact is standardizing the definitions of terms across individual marts. Often, different divisions or departments use the same term in different ways. This process leads a client to "the single version of the truth".

      o Proof of Concepts and Prototypes - Gather requirements, design, and implement a small scale data warehouse that called a Proof of Concept. The Proof of Concept will validate the technology and/or business case, as well as "sell" the concept of data warehousing to management.

      o Data Mart Delivery - Design, develop and implementation of custom data mart solutions. Data mart solutions typically encompass a subject area or department. These solutions are based on our methodology and best practices.

      o Outsourcing - Implementing and supporting a client data warehouse solution at a CSI location.

      o Extract, Transformation and Loading - We have expertise and best practices integrating ETL tools with other data warehouse tools, as well as leveraging ETL tools for each specific engagement.

      o Data Warehouse Framework - A concept that is applied to a data warehouse engagement whereby we will create an architecture document and best practices surrounding the integration of all tools leveraged in a data warehouse implementation.

      DATA MANAGEMENT

      o Data Quality Center of Excellence - Set up an internal office at a client location, staffed with a mix of senior data quality developers and data quality architects that will implement best practices, policies, procedures, standards and provide training and mentoring to further increase the level of data quality throughout the enterprise and increase the awareness and importance of data quality as it pertains to decision making.

      o     Data   Profiling  -  An  automated   data   analysis   process  that
            significantly accelerates the data analysis process.

      o Data Quality / Cleansing - Leveraging our best practices to identify data quality concerns and provide rules to cleanse and purify the information.

      o     Data   Transformation   -  CSI  has  expertise  and  best  practices
            performing data transformations. The tools typically include data profiling, ETL and data cleansing tools.

      o Data Migrations and Conversions - Design, develop and implementation of custom data migrations. These solutions are based on our methodology and best practices.

      o Metadata Management - Based on our Data Warehouse Framework, we will build a metadata repository that is integrated with all tools used in a data warehouse implementation and will be leveraged by the business intelligence environment.

      o Enterprise Information Integration (EII) - Enterprise Information Integration tools are used to integrate information by providing a logical view of data without moving any data. This is particularly useful when bridging a business intelligence tool to multiple data marts or data warehouses.

      o Integration Management - Creating a roadmap to integrate information across the enterprise, applications or business functions and implementing the roadmap.

      o Enterprise Information Architecture - Leveraging our Information, Process and Infrastructure (IPI) Diagrams to create a "snapshot" of the current information flow and desired implementation flow throughout the enterprise. The result is a strategic roadmap with recommendations and statements of work.

      o     Quality Assurance Testing (Verification,  Validation, Certification)
            - We have developed a quality assurance process referred to as Verification, Validation, Certification (VVC) of information. This is a repeatable process that will insure that all data has been validated to be accurate, consistent and trusted.

      o Infrastructure Management and Support - An infrastructure must be in place to support any data warehouse or data management initiative. This may include servers, cables, disaster recovery or any process and procedure needed to support these types of initiatives.

      o Application Development - Custom application development or integration to support data management or data warehouse initiatives. This may include modification of existing enterprise applications to capture additional information required in the warehouse or may be a standalone application developed to facilitate improved integration of existing information.

      The following illustrates what percentage of revenues each category of services comprises our overall revenues:

Category of               Percentage of Revenues          Percentage of Revenues
Services                for the nine months ended          for the three months
                             September 30,                   ended September 30,
                              2004            2003           2004       2003
                              ----            ----           ----        ----
                          (unaudited)      (unaudited)  (unaudited)  (unaudited)

Strategic Consulting         34.7%            11.1%          45.5%       10.0%
Business Intelligence        17.0%            25.2%          12.7%       36.3%
Data Warehousing             16.3%            11.1%          16.6%        9.4%
Data Management              32.0%            52.6%          25.2%       44.3%

RECENT ACQUISITIONS

      We will also continue to pursue strategic acquisitions that strengthen our ability to compete and extend our ability to provide clients with a core comprehensive services offering. In February 2004, we added personnel of the business intelligence consulting division of Software Forces, LLC, an award winning partner of Crystal Decisions.

      In November 2003, the Company executed an Independent Contractor Agreement with Leading Edge Communications Corporation (LEC), whereby CSI agreed to be a subcontractor for LEC, and to provide consultants as required to LEC. In return for these services, CSI receives a fee from LEC based on the hourly rates established for consultants subcontracted to LEC.

      CSI acquired 49% of all issued and outstanding shares of common stock of LEC as of May 1, 2004. The acquisition was completed through a Stock Purchase Agreement between CSI and Mary Ferrara, the sole stockholder of LEC. In connection with the acquisition, CSI (i) repaid a bank loan on behalf of the seller in the amount of $35,000; (ii) repaid an LEC bank loan in the amount of $38,000; and (iii) satisfied an LEC obligation for $10,000 of prior compensation to an employee.

      In March 2004, through our subsidiary DeLeeuw Conversion LLC ("DeLeeuw Sub"), we acquired DeLeeuw Associates, Inc. ("DeLeeuw Associates"), a management consulting firm in the information technology sector with core competency in delivering Change Management Consulting, including both Six Sigma and Lean domain expertise to enhance service delivery, with proven process methodologies resulting in time to market improvements within the financial services and banking industries. The acquisition (the "DeLeeuw Acquisition") was completed pursuant to that certain Acquisition Agreement by and between CSI, DeLeeuw and Robert C. DeLeeuw (the "Acquisition Agreement"). In connection with the DeLeeuw Acquisition, we: (i) paid Mr. DeLeeuw, as the sole stockholder of DeLeeuw Associates, $1,900,000, $500,000 of which has been deposited into an escrow account for a period of one year and may be reduced based upon claims for indemnification that may be made pursuant to the Acquisition Agreement; (ii) issued 80,000,000 shares of our common stock to Mr. DeLeeuw, 7,200,000 of which have been deposited into an escrow account for a period of one-year and may be reduced based upon claims for indemnification that may be made pursuant to the Acquisition Agreement; and (iii) issued options to purchase 2,000,000 shares of our common stock to certain employees of DeLeeuw Associates. DeLeeuw Sub changed its name to "DeLeeuw Associates, LLC."

      In June 2004, through our subsidiary Evoke Asset Purchase Corp. ("Acquisition Sub"), we acquired substantially all of the assets and assumed substantially all of the liabilities of Evoke Software Corporation, a privately-held California corporation ("Evoke") which designs, develops, markets and supports software programs for data analysis, data profiling and database migration applications and provides related support and consulting services. The acquisition (the "Evoke Acquisition") was completed pursuant to that certain Asset Purchase Agreement (the "Asset Purchase Agreement") by and between CSI, Acquisition Sub and Evoke. In connection with the Evoke Acquisition, we: (i) issued 72,543,956 shares of our common stock to Evoke, 7,150,000 of which have been deposited into an escrow account for a period of one-year and may be reduced based upon claims for indemnification that may be made pursuant to the Asset Purchase Agreement; (ii) issued 5% of the outstanding shares of Acquisition Sub to Evoke; (iii) issued 3,919,093 shares of our common stock to certain executives of Evoke as a severance payment and to certain employees as retention shares; (iv) agreed to pay $448,154 in deferred compensation ($189,583 to be paid over a seven month period and the remainder to be paid over a twelve month period) to certain employees of Evoke; and (v) assumed substantially all of Evoke's liabilities. Acquisition Sub changed its name to "Evoke Software Corporation." Before the merger, certain investors of Evoke invested $550,000 in Evoke, which investment was converted into approximately 5,500,000 shares of our common stock upon effectuation of the merger. Those approximately 5,500,000 shares issued to WHRT I Corp. are subject to a lock-up period after the Registration Statement is effective, in which such shares shall be released and freely tradable one month following the effective date of this Registration Statement. The remainder of the shares issued to WHRT I Corp. are subject to a lock-up period after this Registration Statement is effective as follows (the following assumes the Registration Statement has been declared effective by the
SEC): (i) 20% shall be released and freely tradable on October 1, 2004; (ii) 20% shall be released and freely tradable on January 1, 2005; (iii) 20% shall be released and freely tradable on April 1, 2005; (iv) 20% shall be released and freely tradable on July 1, 2005; and (v) 20% shall be released and freely tradable on October 1, 2005.

      Integration of DeLeeuw's Change Management Consulting practices with CSI's Data Warehousing and Business Intelligence core competency "The Center for Data Warehousing" will continue throughout 2004. The Change Management, Six Sigma and Lean methodology have been introduced to our clients along with our innovative Information, Process and Infrastructure (IPI) Diagrams, which provide detailed blueprints of our client's information, business processes and infrastructure on a single highly detailed diagram. These diagrams can be leveraged for risk management, compliance, validation, planning and budgeting requirements. The IPI diagram offering, launched in the first quarter of 2004, continues to receive favorable reaction from our clients. In addition, we expanded our Data Warehouse Assessment, Business Technology Alignment (BTA) and Quality Management Offering
(QMO) related offerings will be the focus of our marketing and communications programs for 2004. A QMO offering is a combination of methodologies, best practices and automated techniques leveraged to establish and enforce standards and procedures as it relates to elevating the quality of executive information in an efficient and effective manner. We believe that these offerings will drive greater understanding and demand for both data warehousing and business intelligence implementations by delivering best practices methodologies, tools and techniques to reduce risk, time to market and total cost of ownership of these engagements. Our business strategy is to continue to enhance and expand our offerings which include best practices, process improvement, methodologies, advisory services and implementation expertise.

      Evoke is managed and operated as a subsidiary company, but its integration is limited to infrastructure and back office operations. CSI has a multi-year record of leveraging the Evoke suite of products, which will continue under a Value Added Reseller and Systems Integration partnership. In addition to the existing Evoke field and engineering personnel, a number of business development and support resources are being transitioned into Evoke to bolster the organizational infrastructure required to advance the companies growth plans. The data analysis and profiling technology developed and marketed by Evoke is receiving economic and development assistance from CSI to enhance and extend the current technology platform. As a result, Evoke released a new version of Axio in September 2004. The major emphasis will be on automating many of the project related tasks associated with data proofing, as well as the introduction of a workflow driving user interface to reduce the learning curve and increase time to proficiency. Evoke is planning to include data cleansing and operational data quality monitoring, as well as quality scorecard modules, to the existing data quality platform. The combined expertise and synergy between CSI and Evoke has also resulted in the introduction of value based services offerings. These offerings include: Best Practices Methodology, Quality Improvement Programs
(QIP) and Quick Start Services Programs to accelerate Return on Investment and knowledge transfer.

      We believe that as new opportunities are created, Global 2000 companies will continue the trend of expanding the utilization of external consulting expertise to support corporate initiatives focused on maximizing Return On Investment (ROI), leveraging existing technology infrastructure though optimizations and best practices and will continue to leverage and derive value from corporate information assets such as data warehousing, business intelligence and analytics. We believe that we are uniquely positioned to expand our client foot print by delivering unique business value resulting from our 15 years of domain expertise, proven best practices, methodologies, processes and automation within data warehousing architecture and implementation. Our ability to apply Six Sigma and Lean core competency to client processes and implementation strategies further strengthens our competitive standing. With our recently acquired subsidiary Evoke, CSI is well positioned to support the increasing industry emphasis on data quality and the use of automation to reduce the costs associated with data warehouse and business intelligence projects, data migrations and conversions, as well as packaged application implementations such as Enterprise Resource Planning (ERP), Customer Relationship Management
(CRM) and Supply Chain Management (SCM) by leveraging the automation and validation gained by the use of data profiling technology.

RECENT FINANCINGS

      In May 2004, pursuant to the complete conversion of a $2,000,000 unsecured convertible line of credit note issued in October 2003 at $0.12 per share, Taurus Advisory Group, LLC ("Taurus") received 16,666,666 shares of our common stock, plus interest paid in cash. Because we failed to perform a private investment in public equity transaction by September 1, 2004, the conversion price on the October 2003 note was adjusted to a fixed conversion price of $0.105 per share, and 2,380,953 additional shares of common stock were issued to Taurus. No additional proceeds were received by us. In addition, Taurus received a warrant to purchase 4,166,666 shares of our common stock, which has an exercise price of $0.105 per share. This warrant expires in June 2009. Further in May 2004, we raised an additional $2.0 million pursuant to a new five-year unsecured promissory note with Taurus. In June 2004, we replaced the May 2004 note by issuing a five-year $2.0 million unsecured convertible line of credit note with Taurus. The note accrues interest at an annual rate of 7%, and the conversion price of the shares of common stock issuable under the note is equal to $0.105 per share.

      On August 16, 2004, we replaced our $3,000,000 line of credit with North Fork Bank with a revolving line of credit with Laurus Master Fund, Ltd.
("Laurus"), whereby we have access to borrow up to $6,000,000 based upon eligible accounts receivable. This revolving line, effectuated through a $2,000,000 convertible minimum borrowing note and a $4,000,000 revolving note, provides for advances at an advance rate of 90% against eligible accounts receivable, with an annual interest rate of prime rate (as reported in the Wall Street Journal) plus 1%, and maturing in three years. We have no obligation to meet financial covenants under the $2,000,000 convertible minimum borrowing note or the $4,000,000 revolving note. These notes will be decreased by 1.0% for every 25% increase above the fixed conversion price prior to an effective registration statement and 2.0% thereafter up to a minimum of 0.0%. This line of credit is secured by substantially all the corporate assets. Both the $2,000,000 convertible minimum borrowing note and the $4,000,000 revolving note provide for conversion at the option of the holder of the amounts outstanding into the Company's common stock at a fixed conversion price of $0.14 per share. In the event that we issue common stock or derivatives convertible into our common stock for a price less the aforementioned fixed conversion price, then the fixed conversion price is reset using a weighted average dilution calculation. Additionally, in exchange for a secured convertible term note bearing interest at prime rate (as reported in the Wall Street Journal) plus 1%, Laurus has made available to the Company an additional $5,000,000 to be used for acquisitions. We have no obligation to meet financial covenants under the $5,000,000 secured convertible term note. This note is convertible into Company common stock at a fixed conversion price of $0.14 per share. In the event that we issue our common stock or derivatives convertible into our common stock for a price less the fixed conversion price, then the fixed conversion price is reset to the lower price on a full-ratchet basis. This note matures in three years. This cash will be restricted for use until approved acquisition targets identified by the us are approved by Laurus. A portion of Laurus's revolving line of credit will be used to pay off all outstanding borrowings from North Fork Bank. We issue Laurus a common stock purchase warrant that provides Laurus with the right to purchase 12,000,000 shares of our common stock. The exercise price for the first 6,000,000 shares acquired under the warrant is $0.29 per share, the exercise price for the next 3,000,000 shares acquired under the warrant is $0.31 per share, and the exercise price for the final 3,000,000 shares acquired under the warrant is $0.35 per share. The common stock purchase warrant expires on August 16, 2011. Using the Black-Scholes option pricing model, we determined the fair value of the warrant to be $2.0 million. We paid $749,000 in brokerage and transaction closing related costs. These costs will be deducted from the $5,000,000 restricted cash balance being provided to us by Laurus. As a result of the beneficial conversion feature, a discount on debt issued of $5.6 million was recorded and is being amortized to interest expense over the three year life of the debt agreement.

      The fair value of the 12,000,000 warrants was determined to be $2.0 million using the Black-Scholes option pricing model. The assumptions used in the fair value calculation were as follows: stock prices of $0.21, exercise prices of $0.29, $0.31 and $0.35 (as applicable), term of seven years, volatility (annual) of 150.65%, annual rate of quarterly dividends of 0%, a risk free rate of 1.33%, and the fair value per share of the warrants was accordingly calculated to be $0.20. The Company will amortize this relative fair value of the warrants to interest expense over the seven-year life of the debt agreement. The note also includes a beneficial conversion feature and a discount on debt of $5.6 million was recorded in September 2004 and will also be amortized over the seven -year life of the debt agreement.

      In September 2004, we issued to Sands Brothers Venture Capital LLC, Sands Brothers Venture Capital III LLC and Sands Brothers Venture Capital IV LLC (collectively, "Sands") three subordinated secured convertible promissory notes equaling $1,000,000 (the "Notes"), each with an annual interest rate of 8% expiring September 22, 2005. The Notes are secured by substantially all corporate assets, subordinate to Laurus. The Notes are convertible into shares of our common stock at the election of Sands at any time following the consummation of a convertible debt or equity financing with gross proceeds of $5 million or greater (a "Qualified Financing"). The conversion price of the shares of our common stock issuable upon conversion of the Notes shall be equal to a price per share of common stock equal to forty percent (40%) of the price of the securities issued pursuant to a Qualified Financing. If no Qualified Offering has been consummated by September 8, 2005, then Sands may elect to convert the Notes at a fixed conversion price of $0.14 per share. In the event that we issue stock or derivatives convertible into our stock for a price less the aforementioned fixed conversion price, then the fixed conversion price is reset using a weighted average dilution calculation. We also issued Sands three common stock purchase warrants (the "Warrants") providing Sands with the right to purchase 6,000,000 shares of our common stock. The exercise price of the shares of our common stock issuable upon exercise of the Warrants shall be equal to a price per share of common stock equal to forty percent (40%) of the price of the securities issued pursuant to a Qualified Financing. If no Qualified Offering has been consummated by September 8, 2005, then Sands may elect to exercise the Warrants at a fixed conversion price of $0.14 per share. The latest that the Warrants may expire is September 8, 2008. Finally, we engaged Sands Brothers International Limited as our non-exclusive financial advisor at $6,000 per month for a period of one year.

      On November 8, 2004, we entered into a Stock Purchase Agreement (the "Agreement") with a private investor, CMKX-treme, Inc. Pursuant to the Agreement, CMKX-treme, Inc. agreed to purchase 12,500,000 shares of common stock for a purchase price of $1,750,000. Under the terms of the Agreement, CMKX-treme, Inc. initially purchased 3,571,428 shares of common stock for $500,000, and it was required to purchase the remaining 8,928,572 shares of Common Stock for $1,250,000 by December 31, 2004. As of January 13, 2005, CMKX-treme, Inc. had not remitted payment for the remaining 8,928,572 shares.

CLIENTS

      For more than 14 years, we have helped our clients develop strategies and implement technology solutions to help them leverage corporate information.

      Our clients are primarily in the financial services, pharmaceutical, healthcare and telecommunications industries and are primarily located in the northeastern United States. During the nine month period ended September 30, 2004, two of our clients, Leading Edge Communications Corporation (17.9%) and Bank of America (13.4%), accounted collectively for approximately 31% of total revenues (unaudited). During the nine month period ended September 30, 2003 (unaudited), one of our clients, Verizon Wireless, accounted for approximately 30% of total revenues. For the year ended December 31, 2003, two of our clients, Morgan Stanley (11.2%) and Verizon Wireless (29.2%), accounted collectively for approximately 41% of our total revenues. During the fiscal year ended December 31, 2002, two of our clients, Morgan Stanley (27.4%) and Verizon Wireless (31.6%), accounted collectively for approximately 59% of our total revenues. As we continue to pursue and consummate acquisitions, our dependence on these customers should be less significant. We do not have long-term contracts with any of these customers. The loss of any of our largest customers could have a material adverse effect on our business. We have not had any collections problems with any of these customers to date.

MARKETING

      We currently market our services through our Director of Marketing and Corporate Communications, investors relations firm and public relations firm, and our sales force comprised of 10 employees, and we also receive new business through client referrals. We are planning to use the investor relations firm and the public relations firm in order to expand our brand awareness, and are further engaging, or expect to engage, in the following sales related programs and activities:

      o Web Site Promotion: Our website (www.csiwhq.com) has recently been reformatted to reflect our vision and business plan. We are currently promoting our website through various internet search engines.

      o Trade Show Participation: We expect that exposure in trade shows should further solidify our position in our industry. In the proper setting, the trade show can be viewed as a mobile mini-showroom concept to demonstrate our services. There are a number of significant trade show events within our target industry that provide significant exposure to prospective customers in major metropolitan markets, media and press exposure and collaborative networking with technology partners. As with most trade show events, the higher level of sponsorship, the greater exposure and benefits received, such as the location of our booth, banner and advertising space. We participated as a Gold Level Sponsor for the Digital Consulting Institute (DCI) Customer Relationship Management Conference and Technology Showcase in New York in May 2004, and we enrolled as Gold Level Sponsor for DCI's Business Intelligence and Data Warehouse Conference in Boston in September 2004.

      o Seminars with Vendors: We expect that joint seminars with leading software vendors should also stimulate new business lead generations. We also expect to enhance our perception as an expert in individual product areas.

      o Vendor Relations: We are identifying key vendor relationships. With the ability to leverage our fourteen year history, we intend to continue to forge and maintain relationships with technical, service and industry vendors. We have solidified and continue to develop strategic relationships with technology vendors in the data warehousing and business intelligence arena. These relationships designate our status as a systems integration and/or reseller which authorizes us to provide consulting services and to resell select vendor software. We employ certified consultants in our vendor partner technology platforms. We currently maintain relationships with the following:

            Database Vendors:

            IBM- We are an Indirect Passport Advantage Reseller Partner which enables us to resell IBM software products. We also employ consulting staff trained and certified in IBM technology.
            Oracle- We are part of the Oracle Partner Program (OPP) as a Certified Solution Provider (CSP). We also employ certified Oracle professionals and our partnership allows us to utilize Oracle support channels for technical advisement.
            Microsoft-  We  are a  Microsoft  Certified  Solution  Provider.  We
                        maintain the required number of Microsoft certified professionals to hold this designation.
            Sybase- We have a Systems Integration Agreement and employ professionals trained in the vendor's technology.

      BUSINESS INTELLIGENCE VENDORS:

            Business Objects - We are a  Systems  Integration  and  Reseller
                        Partner. We employ and maintain a staff of professionals that are certified in the vendor's technology. In addition, we are a Certified Onsite Education Partner, which allows us to directly market and provide a certified training partner, which enables us to provide onsite training classes in the respective vendor technology.

            Cognos- We are a Systems Integration and Reseller Partner. We employ and maintain a staff of professionals that are certified in the vendor's technology.

            MicroStrategy- We are a Systems Integration and Reseller Partner. We
                        employ and maintain a staff of professionals that are certified in the vendor's technology.

            Spotfire-   We are a Systems  Integration and Reseller  Partner.  We
                        employ and maintain a staff of professionals that are certified in the vendor's technology.

      DATA WAREHOUSING VENDORS:

            Informatica - We are a Systems  Integration and Reseller Partner. We
                        employ and maintain a staff of professionals that are certified in the vendor's technology.

            Ascential Software-  We are a  Systems  Integration  and  Reseller
                        Partner. We employ and maintain a staff of professionals that are certified in the vendor's technology.

            Evoke Software-  We are a  Systems  Integration  and  Reseller
                        Partner. We employ and maintain a staff of professionals that are certified in the vendor's technology.

            Computer Associates- We are an affiliate  partner.  We employ and maintain a staff of professionals that are certified in the vendor's technology.

            Similarity  Systems  - We are a  Systems  Integration  and  Reseller
                        Partner. We employ and maintain a staff of professionals that are certified in the vendor's technology. In addition, Evoke Software, our majority owned subsidiary, is a Reseller for Similarity Systems and Similarity Systems is a reseller of Evoke Axio.

      o Expanded Direct Sales Activities: We are developing a campaign for our sales personnel that will include lead generation, cross selling and up-selling. We conduct direct sales activities, such as cold call, networking and attending partnership functions to generate leads for direct sales opportunities. We have developed marketing campaigns, both in collaboration as well as independently, such as email blasts, seminars and direct mail campaigns. In addition, we have developed a number of best practices service offerings which encompass selection, deployment, implementation, maintenance and knowledge transfer. In some cases, these service offerings include methodologies and best practices for integrating several vendor technology platforms resulting in cross selling and up selling opportunities when applicable. We maintain vendor independence by consistently evaluating the respective vendors technology in our lab located at our headquarters in East Hanover New Jersey. We regularly attend vendor partnership events, including partner summits and user group meetings, in support of our partnership programs.

PROTECTION AGAINST DISCLOSURE OF CLIENT INFORMATION

      As our core business relates to the storage and use of client information, which is often confidential, we have implemented policies to prevent client information from being disclosed to unauthorized parties or used inappropriately. Our employee handbook, which every employee receives and signs an acknowledgement of, mandates that it is strictly prohibited for employees to disclose client information to third parties. Our handbook further mandates that disciplinary action be taken against those who violate such policy, including possible termination. Our outside consultants sign non-disclosure agreements prohibiting disclosure of client information to third parties, among other things, and we perform background checks on employees and outside consultants.

INTELLECTUAL PROPERTY

      Our trademark registration applications for the marks "TECH SMART BUSINESS WISE", "QUALITY MANAGEMENT OFFICE" AND "QMO" are presently pending before the United States Patent and Trademark Office. Further, we have over 30 domestic and foreign trademarks relating to Evoke Software Corporation and its products. We use non-disclosure agreements with our employees, independent contractors and clients to protect information which we believe are proprietary or constitute trade secrets.

COMPETITION

      To our knowledge, there are no publicly-traded competitors that focus solely on data warehousing and business intelligence consulting and strategy. However, we have numerous competitors in the general marketplace, including data warehouse and business intelligence practices within large international, national and regional consulting and implementation firms, as well as smaller boutique technology firms. Many of our competitors are large companies that have substantially greater market presence, longer operating histories, more significant client bases, and financial, technical, facilities, marketing, capital and other resources than we have. We believe that we compete with these firms on the basis of the quality of its services, industry reputation and price. We believe our competitors include firms such as:

      o     Accenture,

      o     Cap Gemini Ernst & Young,

      o     IBM Global Services,

      o     Keane,

      o     Bearing Point, and

      o     Answerthink.

      Employees

      As of December 31, 2004, we had 38 outside consultants, 104 consultants on the payroll and 66 non-consultant employees. Outside consultants are not our employees, and as such, do not receive benefits or have taxes withheld. These consultants are members or employees of separate corporations, they are responsible for providing us with a current certificate of insurance and they are responsible for filing their own taxes. We maintain relationships with these consultants and their status is updated in a proprietary data base application that we have built. Consultants on the payroll are our full time employees who are consultants. Such consultants are billable to clients, and they receive full benefits and have taxes withheld similar to other employees.

      None of our employees are represented by a labor union or subject to a collective bargaining agreement. We have never experienced a work stoppage and we believe that our relations with employees are good.

LEGAL PROCEEDINGS

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

      On June 29, 2004, Viant Capital LLC commenced legal action against us in the United States District Court for the Southern District of New York. Through an agreement with Viant, Viant had the exclusive right to obtain private equity transactions on our behalf from February 18 to May 17, 2004. Viant alleges that it is owed a fee of approximately $450,000 relating to our loan from a private investor in May 2004. Management believes that this loan does not qualify as a private equity transaction and we intend to vigorously defend this action. As of January 13, 2005, there have been no material developments in the suit. The Company has estimated the probable loss related to this suit to be the agreed upon contract signing fee of $75,000 and has recorded a liability for this amount.

DESCRIPTION OF PROPERTY

      The Company's corporate headquarters are located at 100 Eagle Rock Avenue, East Hanover, New Jersey 07936, where it operates under an amended lease agreement expiring December 31, 2010. Our monthly rent with respect to our East Hanover, New Jersey facility is $24,965. In addition to minimum rentals, the Company is liable for its proportionate share of real estate taxes and operating expenses, as defined. DeLeeuw Associates, LLC has an office at Suite 1460, Charlotte Plaza, 201 South College Street, Charlotte, North Carolina 28244.
DeLeeuw leases this space which has a stated expiration date of December 31, 2005. Our monthly rent with respect to our Charlotte, North Carolina facility is $2,831.

      Evoke leases offices in the following locations: Riata Corporate Park Building VII, 12357-III Riata Trace Parkway, Austin, Texas; 1900 13th Street, Boulder, Colorado; and Am Soldnermoos 17, D-85399 Hallbergmoos, Germany. The expiration dates for these leases are July 2006, July 2006 and May 2005. Monthly rentals for these offices are $22,872, $5,284 and $2,000, respectively.

      Rent expense, including automobile rentals, totaled approximately $1,152,000 and $1,239,000 in 2003 and 2002, respectively. The Company is committed under several operating leases for automobiles that expire during 2007.

      See Notes 8 and 13 to Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

OVERVIEW OF OUR BUSINESS

      Management's   Discussion  and  Analysis  contains   statements  that  are
forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in "Issues and Uncertainties" and elsewhere in this report. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

      Conversion Services International, Inc. provides professional services to the Global 2000 as well as mid-market clientele relating to strategic consulting, data warehousing, business intelligence and data management consulting, and, as a result of its acquisition of Evoke Software Corporation, the sale of software which is used to survey and quantify the quality of data. This software is a tool that is used to identify problems with company data prior to being transferred into a data warehouse. The Company's clients are primarily in the financial services, pharmaceutical and telecommunications industries, although it has clients in other industries as well. The Company's clients are primarily located in the northeastern United States. The Company enables organizations to leverage their corporate information assets by providing strategy, process and methodology, best practices data warehousing, business intelligence, enterprise reporting and analytic solutions. The Company's business and technology offerings help clients improve performance and maximize returns on technology investments.

      The Company began operations in 1990. Its services were originally focused on e-business solutions and data warehousing. In the late 1990s, the Company strategically repositioned itself to capitalize on its data warehousing expertise in the fast growing business intelligence/data warehousing space. The Company became a public company via its merger with a wholly owned subsidiary of LCS Group, Inc., effective January 30, 2004.

      The Company's core strategy includes capitalizing on the already established in-house business intelligence/data warehousing ("BI/DW") technical expertise and its seasoned sales force. This is expected to result in organic growth through the addition of new customers. In addition, this foundation will be leveraged as the Company pursues targeted strategic acquisitions.

      The Company derives a substantial portion of its revenue from professional services engagements. Its revenue depends on the Company's ability to generate new business, in addition to preserving present client activities. The general domestic economic conditions in the industries the Company serves, the pace of technological change, and the business requirements and practices of its clients and potential clients directly affect this. When economic conditions decline, companies generally decrease their technology budgets and reduce the amount of spending on the type of information technology (IT) consulting the Company provides. The Company's revenue is also impacted by the prices it obtains for its services and by the size and chargeability, or utilization rate, of its professional workforce. During periods of economic decline and reduced client spending, competition for new engagements increases, and it becomes more difficult to maintain its billing rates and sustain appropriate utilization rates. If the Company is unable to maintain its billing rates or sustain appropriate utilization rates for its professionals, its overall profitability may decline. The Company is beginning to see improvements in economic conditions, which have recently led to increased spending on consulting services in certain verticals, particularly in financial services.

      Although the Company is beginning to experience the benefits of some positive economic indicators, it continues to experience pricing pressures as competition for new engagements remains strong and as movements toward the use of lower-cost service delivery personnel continue to grow within its industry. Despite strong pricing pressures, the Company has improved its consolidated billing rates in 2004 when compared to the prior year. The Company's growing national presence and experienced, highly skilled workforce have enabled it to successfully differentiate its value and capabilities from those of its competitors, in effect, lessening the impact of current market pricing pressures. Billing rates for the Company's operations improved 8.3% for the three months ended September 30, 2004 when compared to the three months ended June 30, 2004.

      As the Company continues to see increases in client spending and improvements in economic conditions, the Company will continue to focus on a variety of growth initiatives in order to improve its market share and increase revenue. Moreover, as the Company achieves top line growth and gains market share, the Company will concentrate its efforts on improving margins and driving earnings to the bottom line. The Company intends to improve margins by limiting its use of outside consultants, complementing its service offerings with higher level management consulting opportunities, continuously evaluating the size of its workforce in order to balance the Company's skill base with the market demand for services.

      In addition to the conditions described above for growing the Company's current business, the Company will continue to grow through acquisition. One of the Company's objectives is to make acquisitions of companies in the BI/DW industry that will accelerate the Company's business plan at lower costs than it would generate internally and also improve its competitive positioning and expand the Company's offerings in a larger geographic area. The industry is very fragmented, with a handful of large international firms having data warehousing and/or business intelligence divisions, and hundreds of regional boutiques throughout the United States. These smaller firms do not have the financial wherewithal to scale their businesses or compete with the larger players, and the Company believes that the BI/DW industry as a whole is ready for consolidation. The Company will continue to aggressively pursue these firms, adding new geographies, areas of expertise and verticals to its current business. These acquisitions will likely be consummated with a combination of cash and stock. Although the Company has approximately $4.2 million to fund acquisitions via its financing transaction with Laurus Master Fund, Ltd., some of these acquisitions may hinge upon future financings.

      Revenue from consulting and professional services is recognized at the time the services are performed, evidence of an arrangement exists, the fee is fixed or determinable and collectibility is reasonably assured. Reimbursements, including those relating to travel and other out-of-pocket expenses, are included in revenues, and an equivalent amount of reimbursable expenses are included in cost of services. Revenues for large services projects are recognized using the percentage of completion method for long-term construction type contracts where costs to complete the contract could reasonably be estimated. Revenues recognized in excess of billings are recorded as costs in excess of billings. Billings in excess of revenues recognized are recorded as deferred revenues until revenue recognition criteria are met. The percentage-of-completion method is not applicable for the Company's software sales. The relationship of costs incurred to date compared to estimated total costs at completion is used to determine the percentage of completion on the project. This percentage is applied to the total revenue to be earned on the project and that portion of revenue is recognized in the current period.

      Revenue from software licensing and maintenance and support are also recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. The Evoke software is delivered directly by the Company either directly to the customer or to a distributor on an order by order basis. The software is not sold with any right of return privileges and, as a result, a returns reserve is not applicable. License fee revenue is recognized by the Company in the period in which delivery occurs. Maintenance and support revenue is recorded in revenue on a pro rata basis over the term of the maintenance and support agreement. Deferred revenue is recorded when customers are invoiced for software maintenance and support. The revenue is recognized over the term of the maintenance and support agreement. Additionally, billings in excess of revenue recognized on projects being accounted for using the percentage-of-completion method are recorded as deferred revenues. The Company licenses software and provides a maintenance and support agreement to customers. These items are invoiced as separate items and vendor-specific objective evidence is determined for the maintenance and support, generally by identifying in the contract the cost of the maintenance and support to the customer in subsequent renewal periods.

      During the nine month period ended September 30, 2004, two of the Company's clients, Leading Edge Communications Corporation (17.9%) and Bank of America (13.4%), accounted for approximately 31% of total revenues. During the nine month period ended September 30, 2003 (unaudited), one client, Verizon Wireless, accounted collectively for approximately 30% of total revenues.

      The Company's most significant costs are personnel expenses, which consist
of  consultant  fees,  benefits  and  payroll-related   expenses,   and  outside
consultants.

RESULTS OF OPERATIONS

      THE FOLLOWING TABLE SETS FORTH CERTAIN STATEMENT OF OPERATIONS DATA FOR THE PERIODS INDICATED EXPRESSED AS A PERCENTAGE OF TOTAL REVENUES:


                                    YEARS ENDED DECEMBER 31,                  NINE MONTHS ENDED SEPTEMBER 30,
                                    ------------------------                  ------------------------------
                               ---------------------------------------------------------------------------------
                                        2002           2003                         2003              2004
                               ---------------------------------------------------------------------------------
                                    (restated)                                   (unaudited)      (unaudited)

REVENUE                                100.0%         100.0%                        100.0%               100.0%
COST OF SALES                            65.7           71.5                         71.1                 68.6
                               ---------------------------------------------------------------------------------
GROSS PROFIT                             34.3           28.5                         28.9                 31.4
                               ---------------------------------------------------------------------------------
OPERATING EXPENSES
   Selling and marketing                  6.7           10.8                         10.0                 14.7
   General and administrative            21.9           18.8                         17.2                 26.1
   Research and development                 -              -                            -                  1.4
   Depreciation and amortization          0.9            1.5                          1.4                  2.8
                               ---------------------------------------------------------------------------------
                                         29.5           31.1                         28.6                 45.0
                               ---------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS             4.8           (2.6)                         0.3                (13.6)
                               ---------------------------------------------------------------------------------
OTHER INCOME (EXPENSE)
   Equity in losses from
    investments                             -              -                            -                 (0.1)
   Other income                             -              -                            -                  0.0
   Interest income                          -              -                            -                  0.0
   Interest expense                      (0.9)          (0.9)                        (0.9)                (9.9)
                               ---------------------------------------------------------------------------------
                                         (0.9)          (0.9)                        (0.9)               (10.0)
                               ---------------------------------------------------------------------------------
LOSS BEFORE TAXES                         3.9           (3.5)                        (0.6)               (23.6)
                               ---------------------------------------------------------------------------------
INCOME TAXES (BENEFIT)
   Current                                0.6              -                            -                 (0.7)
   Deferred                              (0.5)          (1.3)                         0.0                  0.0
                               ---------------------------------------------------------------------------------
                                          0.1           (1.3)                         0.0                 (0.7)

MINORITY INTEREST                           -              -                            -                 (0.2)
                                                                                      0.0                  0.0
                               ---------------------------------------------------------------------------------
NET INCOME (LOSS)                         3.8           (2.2)                        (0.6)               (22.7)
                               ---------------------------------------------------------------------------------
PROFORMA DATA:
   Income (loss) before taxes
    (benefit)                             3.8%          (2.2)%                       (0.6)%                  - %
   Income taxes (benefit)                   -              -                         (0.3)                   -
                               ---------------------------------------------------------------------------------
   Net income (loss)                        - %            - %                       (0.3)%                  - %
                               ---------------------------------------------------------------------------------


Nine Months Ended September 30, 2004 and 2003 (unaudited)

      Revenue. Our revenues are primarily comprised of billings to clients for consulting hours worked on client projects. Revenues for nine months ended September 30, 2004 were $18.7 million (unaudited), an increase of 75.9% over the nine months ended September 30, 2003 (unaudited). This increase was primarily attributable to projects obtained in the fourth quarter of 2003 that are still ongoing or have developed into new projects. The project design and infrastructure projects obtained in the fourth quarter of 2003 are recognized at the time that the services are performed as these are not related to fixed price projects requiring percentage of completion accounting. These projects were completed during 2004 and newly defined projects arose from these relationships. The project design and infrastructure projects are based upon time and materials and are billed and recognized at the time that the services are performed as these are not related to fixed price projects. Additionally, $0.8 million, or 4.2% of revenues, and $3.4 million, or 18.0% of revenues, is attributable to the Evoke and DeLeeuw acquisitions which were completed in 2004.

      There has been an increase in hourly rates charged for services. The average rate for the three months ended September 30, 2004 increased by 8.3% over the three month ended June 30, 2004. This is substantially attributable to the acquisition of DeLeeuw Associates, whose billing rates are higher than CSI's traditional billing rates. DeLeeuw Associates' focus is more highly concentrated on management consulting, which is generally associated with higher billing rates. Revenues for the three month ended September 30, 2004 increased 5.6% over the three months ended June 30, 2004. If the average rates had not increased, revenues would have decreased by 2.4% for the same period.

      Cost of services. Cost of services primarily includes payroll and benefits costs for our consultants. Cost of services was $12.8 million, or 68.6% of revenue for the nine months ended September 30, 2004 (unaudited), compared to $7.5 million, or 71.1% of revenue for the nine months ended September 30, 2003 (unaudited) due to $2.3 million of cost to operate the DeLeeuw and Evoke companies which were both acquired in 2004, and $3.0 million of cost associated with producing the increased revenues and a shift in the consulting force to higher paid consultants. This is directly correlated to the increase in billing rates discussed above in the analysis of revenue.

      Cost of Services for DeLeeuw for the period of March 1, 2004 through September 30, 2004 were $2.2 million (unaudited). Cost of services for the Company (excluding DeLeeuw and Evoke) for the nine months ended September 30, 2004 were $10.4 million (unaudited), an increase of 37.9% over the nine months ended September 30, 2003 (unaudited).

      Gross profit. Our gross profit percentage increased to $5.9 million, or 31.4% of revenues, for the nine months ended September 30, 2004 (unaudited) from $3.1 million, or 28.8%, for the nine months ended September 30, 2003 (unaudited). The DeLeeuw acquisition contributed gross profit of $1.2 million, or 6.2% of revenues for the nine months ended September 30, 2004 (unaudited) and the Evoke acquisition contributed gross profit of $0.7 million, or 3.6% of revenues, for the nine months ended September 30, 2004 (unaudited). Gross profit attributed to ongoing CSI operations was $4.0 million, or 21.5% of revenues, and 68.5% of total gross profit, for the nine months ended September 30, 2004. As a percentage of total gross profit for the nine months ended September 30, 2004, DeLeeuw contributed 19.8% of total gross profit, Evoke contributed 11.7% of total gross profit, and ongoing Company operations contributed the remaining 68.5% of total gross profit. The gross profit percentage for the nine months ended September 30, 2004, was 34.5%, 87.3% and 27.6% for DeLeeuw, Evoke, and ongoing Company operations, respectively.

      Selling and marketing. Selling and marketing expenses include payroll, employee benefits and other headcount-related costs associated with sales and marketing personnel and advertising, promotions, tradeshows, seminars and other programs. Selling and marketing expenses were $2.7 million, or 14.7% of revenue, for the nine months ended September 30, 2004 (unaudited), compared to $1.1 million, or 10.0% of revenue, for the nine months ended September 30, 2003 (unaudited). We have added six additional salespeople and a Director of Marketing and Corporate Communications through new hires and retaining staffs of acquired companies as part of our strategy to gain new clients and increase our revenue. For the nine months ended September 30, 2004, $0.5 million and $0.2 million of the increase is attributed to the operations of the Evoke and DeLeeuw acquisitions, respectively. Payroll expense and commissions increased by $0.6 million for the nine months ended September 30, 2004 as compared with the same period in the prior year due to the additional headcount discussed above.

      General and administrative. General and administrative costs include payroll, employee benefits and other headcount-related costs associated with the finance, legal, facilities, certain human resources and other administrative headcount, and legal and other professional and administrative fees. General and administrative costs were $4.9 million, or 26.1% of revenue, for the nine months ended September 30, 2004 (unaudited), compared to $1.8 million, or 17.2% of revenue, for the nine months ended September 30, 2003 (unaudited). $0.7 million and $0.5 million of the increase in general and administrative expenses during the three months ended September 30, 2004 is attributed to the costs of operating the Evoke and DeLeeuw companies subsequent to the acquisitions during 2004, respectively. Additionally, $0.2 million is attributed to an increase in officer's salaries as the result of hiring a chief financial officer during the fourth quarter of 2003 and increasing the salaries of other Company officers to compensate them competitively with other public companies the size of the Company. We increased general and administrative and development headcount by twelve employees during 2004, as compared to 2003, to support the increased size of the business which resulted in an increase in salaries of $0.2 million in comparing the nine months ended September 30, 2004 versus the same period in 2003. For the nine months ended September 2004, an increase of $0.2 million was incurred as the result of legal and accounting fees associated with becoming a public company and higher insurance premiums due to the growth of the Company. For the nine months ended September 30, 2004, general and administrative expense increased, as compared to the same period in the prior year, due to the increased headcount of 15 and 43 and payroll costs of $0.8 million and $0.6 million for the acquisitions of Evoke and DeLeeuw, respectively, in 2004.

      Research and Development. Research and development costs primarily include the payroll, employee benefits and other headcount-related costs associated with the employees working on the development of upgrades and new versions of our Evoke Axio software product. Research and development costs were $0.3 million, or 1.5% of revenue for the nine months ended September 30, 2004 (unaudited) compared to zero for the comparative period in the prior year. The research and development department was obtained in association with the Evoke acquisition which was completed during 2004.

      Depreciation and amortization. Depreciation expense is recorded on our property and equipment which is generally depreciated over a period between three to seven years. The Company amortizes deferred financing costs utilizing the effective interest method over the term of the related debt instrument. The Company amortizes acquired customer lists and contracts over an estimated useful life which ranges from five to six years. Acquired software is amortized on a straight-line basis over an estimated useful life of three years. Acquired maintenance contracts are amortized over a period of time that approximates the estimated life of the contracts, based upon the estimated annual cash flows obtained from those contracts. Depreciation and amortization expenses were $0.5 million for the nine months ended September 30, 2004 (unaudited), compared to $0.1 million for the nine months ended September 30, 2003 (unaudited). $0.3 million of the increase in depreciation and amortization during the nine months ended September 30, 2004 is attributed to amortization of the acquired Evoke intangible assets.

      Other income (expense). We incur interest expense on loans from financial institutions, from capital lease obligations related to the acquisition of equipment used in our business, and on the outstanding convertible line of credit notes. Amortization of the discount on debt issued of $0.3 million and beneficial conversion charges of $1.2 million are also recorded as interest expense. Interest expense recorded was $0.6 million for the nine months ended September 30, 2004 (unaudited), compared to $0.1 million for the nine months ended September 30, 2003 (unaudited). This is directly related to the August and September financings described below in the liquidity and capital resources section. We recorded equity income in our investment in DeLeeuw International (Turkey) of $11,000 for the nine months ended September 30, 2004, and an equity loss in our investment in LEC of $36,000 for the nine months ended September 30, 2004.

      Income taxes. The Company evaluates the amount of deferred tax assets that are recorded against expected taxable income over its forecasting cycle which is currently two years. As a result of this evaluation, the Company has recorded a valuation allowance of $1.2 million in the quarter ending September 2004 (unaudited). This allowance was recorded because, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax asset may not be realized.

      No income tax expense or benefit was recorded in the prior year as the Company was an "S" Corporation through September 30, 2003 (unaudited). Pro forma income taxes for the comparable nine month period in the prior year would have been an income tax provision of $27,000 using the effective tax rate of 40%.

YEARS ENDED DECEMBER 31, 2003 AND 2002

      Revenue. For the year ended December 31, 2003, revenues decreased by $1,800,000 from $16,200,000 for the year ended December 31, 2002 to $14,400,000 for the year ended December 31, 2003. Our revenues decreased by $4,400,000 with an offsetting increase of $2,600,000 from those accounts acquired pursuant to our acquisition of Scosys, Inc. The decrease was attributable primarily to the soft market in information technology consulting services that existed in 2003, generally.

      Gross profit. Our gross profit percentage decreased to 28.5% of revenues for the year ended December 31, 2003 from 34.3% for the year ended December 31, 2002. The decrease in gross profit percentage was due to a combination of higher personnel costs and lower rates realized for billable consultants as a result of the softer market. We expect that the gross profit margins will rise in future quarters, as we begin to hire consultants on payroll, which we anticipate will translate into higher margins.

      Selling and marketing expenses. Selling and marketing expenses increased $458,000 or 42% to $1,553,000 for the year ended December 31, 2003, and increased as a percentage of revenue from 6.7% to 10.8%, respectively. The increase in selling and marketing expenses was related primarily to our strategic decision to capitalize on the projected upturn in information technology consulting services. We hired a seasoned Vice President of Sales and additional experienced sales executives. These expenses had the effect of increasing sales salaries and commissions by $302,000 for the year ended December 31, 2003 compared with the year ended December 31, 2002. Accordingly, sales travel and entertainment, benefits and payroll taxes increased by $103,000.

      General and administrative expenses. General and administrative expenses decreased by 23.9% or $847,000, to $2,702,000 for the year ended December 31, 2003, from $3,549,000 for the year ended December 31, 2002, and decreased as a percentage of revenue to 18.8% from 21.8%, respectively. The decrease in general and administrative expenses was related primarily to the reduction of in-house developers salaries totaling $997,000. The reduction represents a combination of developers that were terminated as part of a cost cutting movement and the change in status of our in house development manager in 2002 (non-billable status) to an on site customer project in 2003 (billable status). In connection with the Scosys, Inc. acquisition, we incurred $159,000 in additional salaries to support the acquisition. The reduction of rent expense by $106,000 was another factor. We were able to negotiate a temporary reduction in rent as space requirements diminished as a result of the termination of in-house developers.

      Depreciation and amortization. Depreciation and amortization expenses increased by $64,000 for the fiscal year ended December 31, 2003, compared to the same period in 2002. Depreciation is computed principally by an accelerated method and is based on the estimated useful lives of the various assets ranging from three to seven years. The increase in amortization expense is attributable to the increase in identifiable intangibles from the acquisition of Scosys, Inc.

      Interest expense. We incurred $136,000 and $139,000 in interest expense during the fiscal years ended December 31, 2003 and 2002, respectively, related primarily to borrowings under our line of credit. Borrowings under the line of credit were used to fund operating activities, to make payments under the obligation in connection with the Scosys acquisition and for distributions to stockholders. The decrease in interest expense reflects the increased average outstanding borrowings and at a lower variable rate of interest charged in 2003.

LIQUIDITY AND CAPITAL RESOURCES

      Cash totaled $0.9 million as of September 30, 2004 (unaudited) compared to $0.4 million as of December 31, 2003. Our cash balance is primarily derived from customer remittances, bank borrowings, equity and debt financing, and cash obtained from acquired businesses, and is used for general working capital needs. We had $83,000 on deposit with a financial institution as collateral for a letter of credit and have classified this as restricted cash on our consolidated balance sheet.

      Working capital is ($2.3 million) at September 30, 2004 (unaudited) compared to ($0.7 million) at December 31, 2003. The Company's working capital position has deteriorated during the nine month period ended September 30, 2004 primarily due to losses incurred by the Company and liabilities assumed as a result of the acquisition of Evoke. The losses generated by the Company and the payments in settlement of Evoke's obligations have resulted in the need for $1.4 million of additional borrowings against the Company's line of credit and a $1.0 million loan on a short term note payable. As of December 31, 2003, the Company had negative working capital primarily due to the operating losses of $0.3 million sustained by the Company during 2003 and the liabilities incurred in connection with the acquisition of Scosys, Inc. of $0.2 million at December 31, 2003.


      Net cash used by operations for the year ended December 31, 2003 of $0.5 million increased by $0.5 million from $52,000 for the year ended December 31, 2002. This increase in cash usage was due to a $0.1 million increase in accounts receivable, a $0.1 million increase in the deferred tax benefit, and a $0.3 million net loss. Cash used by operations during the nine months ended September 30, 2004 was $3.0 million (unaudited), an increase of $2.7 million from the nine months ended September 30, 2003 (unaudited). This increase in cash used by operations is primarily due to a $2.0 million loss from operations (adjusted for non-cash charges), a $1.1 million increase in accounts receivable, a $0.5 million increase in the related party receivables, and a $0.2 million reduction in deferred revenue during the nine month period, which was partially offset by an increase in accounts payable and accrued expenses of $0.9 million. Trade accounts receivable increased primarily due to $0.9 million of receivables for DeLeeuw which was acquired in March 2004 and $0.5 million for Evoke, which was acquired in June 2004. The increase in the related party receivables is due to billings to LEC for work performed under a subcontractor agreement beginning in December 2003. The Company acquired 49% of LEC in 2004. Deferred revenue declined as a result of recognition of the revenue as it was earned during 2004. Accounts payable and accrued expenses increased primarily due to $0.3 million related to DeLeeuw and $1.3 million related to Evoke, both of which were acquired during 2004.

      Cash provided by (used by) investing activities consists primarily of investments in acquired companies, equity investments in companies, and purchases of property and equipment. Net cash provided by investing activities was $0.1 million during the year ended December 31, 2002 and net cash used in investing activities was $0.1 million for the year ended December 31, 2003. Net cash provided by investing activities for the year ended December 31, 2002 of $0.1 million was due to a collection of a $0.2 million note receivable. Cash used by investing activities was $1.8 million during the nine months ended September 30, 2004 (unaudited). This was due to payments of $2.1 million made primarily as acquisition payments for DeLeeuw and for the purchases of equipment for the Company, partially offset by $0.3 million of cash acquired as part of the Evoke acquisition.

      Cash provided by financing activities consists primarily of borrowings under line of credit facilities, issuances of debt instruments, issuances of equity instruments, and repayments of debt. Cash used in financing activities was $0.1 million for the year ended December 31, 2002 and cash provided by financing activities was $1.0 million for the year ended December 31, 2003. Cash provided by financing activities was $5.2 million during the nine months ended September 30, 2004 (unaudited). During the first nine months of 2004, $4.0 million was raised from the issuance of line of credit notes and $1.0 million was raised from the issuance of a short-term note payable and additional line of credit borrowings of $1.4 million. $0.8 million of principal payments on long-term debt and on capital lease obligations were made by the Company during this time period.

      For the year ended December 31, 2003 and the nine months ended September 30, 2004 (unaudited), we invoiced LEC $393,000 and $1,727,200, respectively, for the services of consultants subcontracted to LEC by us. As of December 31, 2003 and September 30, 2004, we had accounts receivable due from LEC of approximately $393,000 and $901,000, respectively, and we have provided LEC with extended payment terms. There are no known collections problems with respect to LEC. The majority of its billing is derived from Fortune 100 clients. The collection process is slow as these clients require separate approval on their own internal systems, which extends the payment cycle. We feel confident in the collectibility of these accounts receivable as the majority of the revenues from LEC derive from Fortune 100 clients.

      In February 2004, we obtained $2.0 million in financing pursuant to an October 2003 unsecured convertible line of credit note. In May 2004, pursuant to the complete conversion of this unsecured convertible line of credit note, the participating investor received 16,666,666 shares of our common stock, plus interest. Due to an adjustment in the conversion price in September 2004, participating investors received an additional 2,380,953 shares of common stock. As a result of the initial conversion and the adjustment, we recorded a beneficial conversion charge of $1.2 million. Further in May 2004, we raised an additional $2.0 million pursuant to a new five-year unsecured promissory note with the same investor. In June 2004, we replaced the May 2004 note by issuing a five-year $2.0 million unsecured convertible line of credit note with the same investor. The note accrues at an annual interest rate of 7%, and the conversion price of the shares of common stock issuable under the note is equal to $0.105 per share. In addition, such investor received a warrant to purchase 4,166,666 shares of our common stock at an exercise price of $0.105 per share. This warrant expires in June 2009. This note also contains beneficial conversion features, and as a result, we recorded a beneficial conversion charge of $1.5 million which is being amortized into income over the life of the debt instrument. Additionally, using the Black-Scholes option pricing model, we determined the fair value of the warrant to be $500,000.

      In March 2004, all outstanding amounts under our previous line of credit and notes payable agreements with Fleet Bank, totaling $2.3 million, were repaid and $2.5 million was borrowed from a new $3.0 million line of credit with North Fork Bank (formerly TrustCompany Bank). The terms of this note with North Fork Bank provided for interest accruing on advances at seven eighths of one percent (7/8%) over the institution's prime rate. The line of credit agreement with North Fork Bank contained both financial and non-financial covenants.

      On August 16, 2004, we replaced our $3,000,000 line of credit with North Fork Bank with a revolving line of credit with Laurus Master Fund, Ltd.
("Laurus"), whereby we have access to borrow up to $6,000,000 based upon eligible accounts receivable. This revolving line, effectuated through a $2,000,000 convertible minimum borrowing note and a $4,000,000 revolving note, provides for advances at an advance rate of 90% against eligible accounts receivable, with an annual interest rate of prime rate (as reported in the Wall Street Journal) plus 1%, and maturing in three years. We have no obligation to meet financial covenants under the $2,000,000 convertible minimum borrowing note or the $4,000,000 revolving note. These notes will be decreased by 1.0% for every 25% increase above the fixed conversion price prior to an effective registration statement and 2.0% thereafter up to a minimum of 0.0%. This line of credit is secured by substantially all the corporate assets. Both the $2,000,000 convertible minimum borrowing note and the $4,000,000 revolving note provide for conversion at the option of the holder of the amounts outstanding into the Company's common stock at a fixed conversion price of $0.14 per share. In the event that we issue common stock or derivatives convertible into our common stock for a price less the aforementioned fixed conversion price, then the fixed conversion price is reset using a weighted average dilution calculation. Additionally, in exchange for a secured convertible term note bearing interest at prime rate (as reported in the Wall Street Journal) plus 1%, Laurus has made available to the Company an additional $5,000,000 to be used for acquisitions. We have no obligation to meet financial covenants under the $5,000,000 secured convertible term note. This note is convertible into Company common stock at a fixed conversion price of $0.14 per share. In the event that we issue our common stock or derivatives convertible into our common stock for a price less the fixed conversion price, then the fixed conversion price is reset to the lower price on a full-ratchet basis. This note matures in three years. This cash will be restricted for use until approved acquisition targets identified by the us are approved by Laurus. A portion of Laurus's revolving line of credit will be used to pay off all outstanding borrowings from North Fork Bank. We issue Laurus a common stock purchase warrant that provides Laurus with the right to purchase 12,000,000 shares of our common stock. The exercise price for the first 6,000,000 shares acquired under the warrant is $0.29 per share, the exercise price for the next 3,000,000 shares acquired under the warrant is $0.31 per share, and the exercise price for the final 3,000,000 shares acquired under the warrant is $0.35 per share. The common stock purchase warrant expires on August 16, 2011. Using the Black-Scholes option pricing model, we determined the fair value of the warrant to be $2.0 million. We paid $749,000 in brokerage and transaction closing related costs. These costs will be deducted from the $5,000,000 restricted cash balance being provided to us by Laurus. As a result of the beneficial conversion feature, a discount on debt issued of $5.6 million was recorded and is being amortized to interest expense over the three year life of the debt agreement.

      The fair value of the 12,000,000 warrants was determined to be $2.0 million using the Black-Scholes option pricing model. The assumptions used in the fair value calculation were as follows: stock prices of $0.21, exercise prices of $0.29, $0.31 and $0.35 (as applicable), term of seven years, volatility (annual) of 150.65%, annual rate of quarterly dividends of 0%, a risk free rate of 1.33%, and the fair value per share of the warrants was accordingly calculated to be $0.20. The Company will amortize this relative fair value of the warrants to interest expense over the seven-year life of the debt agreement. The note also includes a beneficial conversion feature and a discount on debt of $5.6 million was recorded in September 2004 and will also be amortized over the seven -year life of the debt agreement.

      In September 2004, we issued to Sands Brothers Venture Capital LLC, Sands Brothers Venture Capital III LLC and Sands Brothers Venture Capital IV LLC (collectively, "Sands") three subordinated secured convertible promissory notes equaling $1,000,000 (the "Notes"), each with an annual interest rate of 8% expiring September 22, 2005. The Notes are secured by substantially all corporate assets, subordinate to Laurus. The Notes are convertible into shares of our common stock at the election of Sands at any time following the consummation of a convertible debt or equity financing with gross proceeds of $5 million or greater (a "Qualified Financing"). The conversion price of the shares of our common stock issuable upon conversion of the Notes shall be equal to a price per share of common stock equal to forty percent (40%) of the price of the securities issued pursuant to a Qualified Financing. If no Qualified Offering has been consummated by September 8, 2005, then Sands may elect to convert the Notes at a fixed conversion price of $0.14 per share. In the event that we issue stock or derivatives convertible into our stock for a price less the aforementioned fixed conversion price, then the fixed conversion price is reset using a weighted average dilution calculation. We also issued Sands three common stock purchase warrants (the "Warrants") providing Sands with the right to purchase 6,000,000 shares of our common stock. The exercise price of the shares of our common stock issuable upon exercise of the Warrants shall be equal to a price per share of common stock equal to forty percent (40%) of the price of the securities issued pursuant to a Qualified Financing. If no Qualified Offering has been consummated by September 8, 2005, then Sands may elect to exercise the Warrants at a fixed conversion price of $0.14 per share. The latest that the Warrants may expire is September 8, 2008. Using the Black-Scholes option pricing model, we determined the fair value of the warrant to be $0.5 million. Finally, we engaged Sands Brothers International Limited as our non-exclusive financial advisor at $6,000 per month for a period of one year. As a result of the beneficial conversion feature, a discount on debt issued of $0.5 million was recorded in September 2004 and is being amortized to interest expense over the one year life of the debt instrument.

      The following is a summary of the debt instruments outstanding as of January 13, 2005:



Lender                             Type of facility             Outstanding as of January    Remaining Availability
                                                                13,  2005 (not including
                                                                interest)
---------------------------------- ---------------------------- ----------------------------  -------------------------
Laurus Master Fund, Ltd.           Convertible Line of Credit   $3,800,000                    $0
---------------------------------- ---------------------------- ----------------------------  -------------------------
Laurus Master Fund, Ltd.           Convertible Term note        $4,251,000                    $0
---------------------------------- ---------------------------- ----------------------------  -------------------------
Sands  Brothers  Venture  Capital  Convertible Promissory Note  $50,000                       $0
LLC
---------------------------------- ---------------------------- ----------------------------  -------------------------
Sands  Brothers  Venture  Capital  Convertible Promissory Note  $850,000                      $0
III LLC
---------------------------------- ---------------------------- ----------------------------  -------------------------
Sands  Brothers  Venture  Capital  Convertible Promissory Note  $100,000                      $0
IV LLC
---------------------------------- ---------------------------- ----------------------------  -------------------------
Taurus   Advisory   Group,    LLC  Convertible Promissory Note  $2,000,000                    $0
investors
---------------------------------- ---------------------------- ----------------------------  -------------------------
TOTAL                                                           $11,051,000                   $0
---------------------------------- ---------------------------- ----------------------------  -------------------------


      Cash generating revenues from Evoke have been approximately 40% below expectations during the three months ended September 30, 2004. The Company expects the Evoke revenues to increase over the next several quarters as its sales force has been actively soliciting business in the marketplace. Additionally, the Company has continued to generate losses that have exceeded expectations. To that extent, the Company has experienced continued negative cash flow which has created a liquidity issue for the Company that it currently believes to be short-term. To address this issue, the following financings were effectuated:

      In November 2004, the Company entered into a Stock Purchase Agreement (the "Agreement") with a private investor, CMKX-treme, Inc. Pursuant to the Agreement, CMKX-treme, Inc. agreed to purchase 12,500,000 shares of common stock for a purchase price of $1,750,000. Under the terms of the Agreement, CMKX-treme, Inc. initially purchased 3,571,428 shares of common stock for $500,000, and it was required to purchase the remaining 8,928,572 shares of common stock for $1,250,000 by December 31, 2004. As of January 13, 2005, CMKX-treme, Inc. had not remitted payment for the remaining 8,928,572 shares.

      On November 16, 2004, Scott Newman, President and Chief Executive Officer of the Company, paid to the Company $188,520, the outstanding balance of Mr. Newman's stockholder loan. Glenn Peipert, Executive Vice President and Chief Operating Officer of the Company, paid to the Company $19,806, the outstanding balance of Mr. Peipert's stockholder loan.

      Additionally, as of November 17, 2004, Mr. Newman has agreed to personally support the Company's cash requirements to enable it to fulfill its obligations through March 31, 2005, to the extent necessary, up to a maximum amount of $500,000. The Company believes that its reliance on such commitment is reasonable and that Mr. Newman has sufficient liquidity and net worth to honor such commitment. The Company believes that Mr. Newman's written commitment provides the Company with the legal right to request and receive such advances. Any loan by Mr. Newman to the Company would bear interest at 3% per annum.

      As of December 14, 2004, Mr. Newman loaned the Company $200,000, and Mr. Peipert loaned the Company $125,000. The unsecured loans by Mr. Newman and Mr. Peipert each accrue interest at a simple rate of 3% per annum, and each has a term expiring on January 1, 2006.

      The Company has completed various financing transactions through the issuance of common stock, as well as the issuance of notes and warrants convertible into our common stock, while a registration statement was on file with the Securities and Exchange Commission but had not yet been declared effective. Those transactions were with the following entities:


      o     Taurus  Advisory  Group,  LLC $4,000,000
      o     Laurus Master Fund, Ltd. $11,000,000
      o     Sands Brothers International Ltd. (3 affiliated entities) $1,000,000


      Even though all stockholders, noteholders and warrantholders have been advised of their rights to rescind those financing transactions and they each have agreed to waive their rights to rescind those transactions, there is a remote possibility that each of those transactions could be reversed. In such an event, the Company could be adversely affected and may have an obligation to fund such rescissions.

      The Company expects the aforementioned transactions to occur within the contracted time periods. In the event that they do not materialize, the Company may be required to seek additional sources of financing in the near future. If the Company is unsuccessful in obtaining additional sources of financing, it could experience difficulty meeting its current obligations as they become due.

      The Company believes existing cash, borrowing capacity under the line of credit or alternative financing sources, and funds generated from operations should be sufficient to meet operating requirements over the upcoming twelve month period. We may raise additional funds through debt or equity transactions in order to fund expansion, to develop new or enhanced products and services, to respond to competitive pressures, or to acquire complementary businesses or technologies. There is no assurance, however, that additional financing will be available, or if available, will be available on acceptable terms. Any decision or ability to obtain additional financing through debt or equity investment will depend on various factors, including, among others, revenues, financial market conditions, strategic acquisition and investment opportunities, and developments in the Company's markets. The sale of additional equity securities or future conversion of convertible debt would result in additional dilution to the Company's stockholders.

   OFF-BALANCE SHEET ARRANGEMENTS

      The  Company  does  not  have  any   transactions,   agreements  or  other
contractual arrangements that constitute off-balance sheet arrangements.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

      REVENUE RECOGNITION

PROFESSIONAL SERVICES

      Revenue from consulting and professional services is recognized at the time the services are performed, evidence of an arrangement exists, the fee is fixed or determinable and collectibility is reasonably assured. Reimbursements, including those relating to travel and other out-of-pocket expenses, are included in revenues, and an equivalent amount of reimbursable expenses are included in cost of services.

      Revenues for large services projects are recognized using the percentage of completion method for long-term construction type contracts where costs to complete the contract could reasonably be estimated. Revenues recognized in excess of billings are recorded as costs in excess of billings. Billings in excess of revenues recognized are recorded as deferred revenues until revenue recognition criteria are met. The relationship of costs incurred to date compared to estimated total costs at completion is used to determine the percentage of completion on the project. This percentage is applied to the total revenue to be earned on the project and that portion of revenue is recognized in the current period. Additionally, billings in excess of revenue recognized on projects being accounted for using the percentage-of-completion method are recorded as deferred revenues. The percentage-of-completion method is not applicable for the Company's software sales.

SOFTWARE

      Revenue from software licensing and maintenance and support are also recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. The Evoke software is delivered directly by the Company either directly to the customer or to a distributor on an order by order basis. The software is not sold with any right of return privileges and, as a result, a returns reserve is not applicable. License fee revenue is recognized by the Company in the period in which delivery occurs. Maintenance and support revenue is recorded in revenue on a pro rata basis over the term of the maintenance and support agreement. Deferred revenue is recorded when customers are invoiced for software maintenance and support. The revenue is recognized over the term of the maintenance and support agreement.

      We license software and provide a maintenance and support agreement to customers. These items are invoiced as separate items and vendor-specific objective evidence (VSOE) is determined for the maintenance and support, generally by identifying in the contract the cost of the maintenance and support to the customer in subsequent renewal periods.

      ACCOUNTS RECEIVABLE

      The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable  and  adjusts  the  allowance  for  doubtful  accounts,  when  deemed necessary, based upon its history of past write-offs and collections, contractual terms and current credit conditions.

      AMORTIZATION

      The Company amortizes deferred financing costs utilizing the effective interest method over the term of the related debt instrument. Acquired contracts are amortized over a period that approximates the estimated life of the contracts, based upon the estimated annual cash flows obtained from those contracts, generally five to six years.

      GOODWILL AND INTANGIBLE ASSETS

      Goodwill represents the amounts paid in connection with a settlement agreement with the Elligent Consulting Group to re-acquire the ownership rights to the Company in 1998 and in connection with the acquisitions of Scosys, DeLeeuw and Evoke. Additionally, as part of the Scosys, DeLeeuw and Evoke acquisitions, the Company acquired intangible assets. FASB Statement 142 was adopted as of January 1, 2002 for all goodwill recognized in the Company's balance sheet as of December 31, 2001. This statement changed the accounting for goodwill from an amortization method to an impairment-only approach, and introduced a new model for determining impairment charges.

      Goodwill and intangible assets are reviewed for impairment whenever events or circumstances indicate impairment might exist, or at least annually. The Company assesses the recoverability of its assets, in accordance with SFAS No. 142 "Goodwill and Other Intangible Assets," comparing projected undiscounted cash flows associated with those assets against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. The Company's goodwill and intangible assets were evaluated and deemed not to be impaired at December 31, 2003. There have been no events or circumstances that would indicate that there has been any impairment during the nine months ended September 30, 2004.

      CONCENTRATIONS OF CREDIT RISK

      Financial instruments which potentially subject the Company to concentrations of credit risk are cash and accounts receivable arising from its normal business activities. The Company routinely assesses the financial strength of its customers, based upon factors surrounding their credit risk, establishes an allowance for doubtful accounts, and as a consequence believes that its accounts receivable credit risk exposure beyond such allowances is limited. At September 30, 2004, one customer, LEC, a related party company, comprised approximately 17.6% of the Company's accounts receivable balance.

      INCOME TAXES

      The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates.

      On January 1, 2001, CSI elected to be an "S" Corporation, whereby the stockholders account for their share of CSI's earnings, losses, deductions and credits on their federal and various state income tax returns. CSI is subject to New York City and various state income taxes. On September 30, 2003, CSI's "S" Corporation status was revoked in connection with the conversion of convertible subordinated debt into shares of common stock.

      The Company evaluates the amount of deferred tax assets that are recorded against expected taxable income over its forecasting cycle which is currently two years. As a result of this evaluation, the Company has recorded a valuation allowance of approximately $1.2 million in the third quarter of 2004. This allowance was recorded because, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax asset may not be realized.

      For informational purposes, the accompanying statements of operations include an unaudited pro-forma adjustment for income taxes which would have been recorded if CSI had not been an "S" Corporation. During the first nine months of 2004, the Company's effective tax rate was estimated to be approximately 40%. This rate is based upon the statutory federal income tax rate of 34% plus a blended rate for the various states in which the Company incurs income tax liabilities, net of the federal income tax benefit for state taxes paid, of 6%. Since the Company was an "S" corporation for the majority of 2003, the pro forma rate is based on the Company's estimated income tax rate for 2004 and is not based upon the prior year's effective tax rate.

CONTROLS AND PROCEDURES

      Under the supervision and with the participation of our management, including the Chief Executive Officer and the Chief Financial Officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Securities Exchange Act of 1934 Rule 13a-14(c) as of the end of the period covered by this report. Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that subject to the limitations noted below, our disclosure controls and procedures are effective in timely alerting them to material information required to be included in our periodic SEC filings. In updating the evaluation of disclosure controls and internal controls over financial reporting as of September 30, 2004, we identified certain significant deficiencies in the following areas:

      o  Lack of certain internal controls over period-end  financial reporting;
         and

      o  Accounting and reporting for our complex financing transactions.

      Management has established a plan that it believes will continue to correct the deficiencies as described above and continues to execute the plan. Our estimated costs related to the correction of the deficiencies is $100,000, most notably related to our conversion to the Great Plains accounting system during the third quarter of 2004. As a result of this system change, there were changes in our internal control over financial reporting during the third quarter of 2004. Furthermore, our accounting and legal departments now work in conjunction to accurately account for period-end financial reporting and complex financing transactions. We are in the process of instituting regular quarterly meetings to review each department's significant activities and respective disclosure controls and procedures by the end of the second quarter of 2005. Department managers will also be tasked with tracking relevant non-financial operating metrics and other pertinent operating information. We will conduct quarterly reviews of the effectiveness of our disclosure controls and procedures. Such information will be accumulated and communicated to our management to allow timely decisions regarding required disclosure. Based on the foregoing, the Chief Executive Officer and the Chief Financial Officer concluded that our disclosure controls and procedures were effective at a reasonable assurance level as of the end of the period covered by this report. Our disclosure controls and procedures, though not as mature or as formal as management intends them ultimately to be, are adequate and effective under the circumstances, and that there are no material inaccuracies or omissions in this registration statement.


      Management, including the Chief Executive Officer and the Chief Financial Officer, does not expect that our disclosure controls and internal controls will prevent all error or all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control.


         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

      For the ten months ended December 31, 2003, we changed our independent auditor and certifying accountant to Ehrenkrantz Sterling & Co. LLC ("Ehrenkrantz"). Prior thereto, we had engaged Eisner LLP as our independent auditor and certifying accountant. There have been no disagreements with Eisner LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Eisner LLP would have caused them to make reference thereto in their report.

      On June 1, 2004, Ehrenkrantz merged with the firm of Friedman Alpren & Green LLP. The new entity, Friedman LLP ("Friedman"), was retained by us, and our Board of Directors approved this decision on June 7, 2004. For the period since Ehrenkrantz's appointment through June 7, 2004, there have been no disagreements with Ehrenkrantz on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ehrenkrantz would have caused them to make reference thereto in their report. In addition, for the period since Ehrenkrantz's appointment through June 7, 2004, we did not consult with Friedman regarding any matter that was the subject of a "disagreement" with Ehrenkrantz, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or with regard to any "reportable event," as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except as such consultations as may have been made with former employees of Ehrenkrantz who are now employees of Friedman.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the offering of common stock for sale by the selling stockholders. However, we will receive proceeds, to be used for working capital purposes, upon the exercise of warrants held by certain selling stockholders.

                              SELLING STOCKHOLDERS

      This prospectus relates to the offering for resale of 369,912,823 shares of our common stock by certain selling stockholders who received shares in both LCS and CSI in private financing transactions and acquisitions. The following table sets forth each stockholder who is offering shares of our common stock for sale under this prospectus, any position, office or other material relationship which such selling stockholder has had with us within the past three years, the amount of shares owned by such stockholder prior to this offering, the amount to be offered for such stockholder's account, the amount of be owned by such stockholders following completion of the offering and (if one percent or more) the percentage of the class to be owned by such stockholder after the offering is complete. The prior-to-offering figures are as of January 13, 2005. All share numbers are based on information that these stockholders supplied to us. The table assumes that each stockholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Stockholders are not required to sell their shares. Beneficial ownership is determined in accordance with SEC rules and regulations and includes voting or investment power with respect to the securities.

      The percentage interset of each selling stockholder is based on the beneficial ownership of such selling stockholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to such selling stockholder (but not any other selling stockholder) when converting notes, exercising warrants or other rights in the future.


                                                                            Total Number      Common Stock      Percentage of
                                     Position, Office   Number of Shares    of Shares of      Beneficially       Common Stock
                                    or Other Material   of Common Stock,    Common Stock     Owned After the     Beneficially
                                       Relationship       Not Including     Beneficially        Offering        Owned After to
                                                            Warrants,           Owned                            the Offering
                                                          Beneficially
                                                         Owned Prior to
       Selling Stockholder                                the Offering
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
                                                             Number                              Number           Percentage
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Mathew and Kyle Szulik (1)          None                  21,250,000        26,225,714         4,975,714              *
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Jermar Corp. (2)                    None                  22,408,000        23,522,440         1,114,440              *
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Redec & Associates LLC (2)          None                  17,750,000        19,395,000         1,645,000              *
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Trust FBO Claire S. Adelson (3)     None                   5,666,666         6,071,666           405,000              *
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Lawrence D. Share (1)               None                   9,666,667         9,666,667                 0              *
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Richard and Stacey Adelson (1)      None                   2,333,333         2,611,904           278,571              *
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Alisa Farber Revocable Trust (4)    None                   1,000,000         1,230,000           230,000              *
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Edward and Nancy McSorley (1)       None                   3,958,333         4,533,869           575,536              *
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Michael D. Mitchell, MD (5)         former President,     18,154,824        21,754,824         3,600,000              *
                                    Chief Executive
                                    Officer and Director
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Alex Bruni (6)                      former Chief           1,000,000         1,900,000           900,000              *
                                    Financial Officer
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Gene R. Kazlow, Esq. (7)            None                     500,000           500,000                 0              *
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Janet M. Portelly (8)               None                     500,000           500,000                 0              *
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Lawrence J. Slavin (9)              None                     200,000           200,000                 0              *
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Roger Jones (10)                    None                     125,000           125,000                 0              *
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
J.T. Shulman & Company, P.C. (11)   None                     100,000           100,000                 0              *
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Traffix, Inc. (12)                  None                     250,000           250,000                 0              *
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Scott Newman (13)                   President, Chief     150,050,000       294,195,833      144,195,833        18.7%
                                    Executive Officer
                                    and Chairman
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Glenn Peipert (14)                  Executive Vice        75,000,000       150,000,000       75,000,000         9.8%
                                    President, Chief
                                    Operating Officer
                                    and Director
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
Robert C. DeLeeuw (15)              Senior Vice           40,000,000        80,000,000       40,000,000         5.2%
                                    President
----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
TOTAL                                                    369,912,823           642,782,917   272,920,094

----------------------------------- ------------------- ------------------ ---------------- ------------------ -----------------
* Less than 1%


      (1) Consists of shares obtained via the conversion of an October 2003 convertible line of credit note among Taurus Advisory Group, LLC and the Company in January 2004.

      (2) Consists of shares obtained via the conversion of an October 2003 convertible line of credit note among Taurus Advisory Group, LLC and the Company in January 2004. Jerry Z. Ceder is the natural person having investment and/or voting control over the shares.

      (3) Consists of shares obtained via the conversion of an October 2003 convertible line of credit note among Taurus Advisory Group, LLC and the Company in January 2004. Claire Adelson and Shirley Moss are the natural persons having investment and/or voting control over the shares.

      (4) Consists of shares obtained via the conversion of an October 2003 convertible line of credit note among Taurus Advisory Group, LLC and the Company in January 2004. Alisa and Allan Farber are the natural persons having investment and/or voting control over the shares.

      (5) Consists of shares issued to Mr. Mitchell in January 2004 in consideration for a loan made to the Company that was converted into common stock. (6) Consists of shares issued to Mr. Bruni in January 2004 in consideration for a loan made to the Company that was converted into common stock. (7) Consists of shares issued to Mr. Kazlow in December 2003 in consideration for performed legal services to the Company. (8) Consists of shares issued in December 2003 in consideration for performed legal services to the Company by Ms. Portelly's husband, Mr. Barry Feiner.

      (9) Consists of shares issued to Mr. Slavin in December 2003 in consideration for performed consulting services to the Company. (10) Consists of shares issued to Mr. Jones in December 2003 in consideration for a loan made to a former subsidiary of the Company that was converted into common stock.

      (11) Consists of shares issued to J.T. Shulman & Company, P.C. in November 2003 in consideration for performed accounting services to the Company. Jay T. Shulman is the natural person having investment and/or voting control over the shares.

      (12) Consists of shares issued to Traffix, Inc. in January 2004 in consideration for a loan made to the Company. Jeffrey L. Schwartz is the natural person having investment and/or voting control over the shares.

      (13) Consists of shares issued to Mr. Newman in January 2004 pursuant to the merger of privately-held Conversion Services International, Inc. into the Company's wholly owned subsidiary, LCS Acquisition Corp.

      (14) Consists of shares issued to Mr. Peipert in January 2004 pursuant to the merger of privately-held Conversion Services International, Inc. into the Company's wholly owned subsidiary, LCS Acquisition Corp.

      (15) Consists of shares issued to Mr. DeLeeuw in March 2004 pursuant to the acquisition of DeLeeuw Associates, Inc.

      Because the selling stockholders may, under this prospectus, sell all or some portion of their common stock, only an estimate can be given as to the amount of common stock that will be held by the selling stockholders upon completion of the offering. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their common stock after the date on which they provided information regarding their stockholdings.

                              PLAN OF DISTRIBUTION

      Selling stockholders may offer and sell, from time to time, the shares of our common stock covered by this prospectus. The term selling stockholders includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their securities by one or more of, or a combination of, the following methods:

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      o block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o an over-the-counter distribution in accordance with the rules of the NASDAQ National Market;

      o     in privately negotiated transactions; and,

      o     in options transactions.

      To the extent required, we may amend or supplement this prospectus to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of shares of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of our common stock short and redeliver the securities to close out their short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of securities offered by this prospectus, which securities the broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect the transaction. The selling stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution, may affect sales of the pledged securities pursuant to this prospectus, as supplemented or amended to reflect the transaction.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

      In  offering  the  securities  covered  by this  prospectus,  the  selling
stockholders  and  any   broker-dealers   who  execute  sales  for  the  selling
stockholders may be treated as "underwriters" within the meaning of the Securities Act in connection with sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be treated as underwriting discounts and commissions.

      The selling stockholders and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 (Exchange
Act). The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and other participating persons. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular security being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities. We have informed the selling stockholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Exchange Act, may apply to their sales in the market.

      We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

      At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

      The following table sets forth the names and ages our current directors and executive officers, the principal offices and positions with us held by each person and the date such person became a director or executive officer. Our Board of Directors elects our executive officers annually. Each year the stockholders elect the members of our Board of Directors.

      Our directors and executive officers are as follows:


------------------------------------- ----------------------- ------- -----------------------------------------------
Name                                  Year First Elected As    Age    Position(s) Held
                                      an Officer Or Director
------------------------------------- ----------------------- ------- -----------------------------------------------
Scott Newman                                   2004             45    President, Chief Executive Officer and
                                                                      Chairman
------------------------------------- ----------------------- ------- -----------------------------------------------
Glenn Peipert                                  2004             43    Executive Vice President, Chief Operating
                                                                      Officer and Director
------------------------------------- ----------------------- ------- -----------------------------------------------
Mitchell Peipert                               2004             46    Vice President, Chief Financial Officer,
                                                                      Secretary and Treasurer
------------------------------------- ----------------------- ------- -----------------------------------------------
Lawrence K. Reisman                            2004             45    Director
------------------------------------- ----------------------- ------- -----------------------------------------------
Robert C. DeLeeuw                              2004             47    Senior Vice President and President of
                                                                      DeLeeuw Associates, LLC
------------------------------------- ----------------------- ------- -----------------------------------------------


      SCOTT NEWMAN has been our President, Chief Executive Officer and Chairman since January 2004. Mr. Newman founded the former Conversion Services International, Inc. in 1990 (before its merger with and into the LCS) and is our largest stockholder. He has over twenty years of experience providing technology solutions to major companies internationally. Mr. Newman has direct experience in strategic planning, analysis, design, testing and implementation of complex big-data solutions. He possesses a wide range of software and hardware architecture/discipline experience, including, client/server, data discovery, distributed systems, data warehousing, mainframe, scaleable solutions and e-business. Mr. Newman has been the architect and lead designer of several commercial software products used by Chase, Citibank, Merrill Lynch and Jaguar Cars. Mr. Newman advises and reviews data warehousing and business intelligence strategy on behalf of our Global 2000 clients, including AT&T Capital, Jaguar Cars, Cytec and Chase. Mr. Newman is a member of the Young Presidents Organization, a leadership organization that promotes the exchange of ideas, pursuit of learning and sharing strategies to achieve personal and professional growth and success. Mr. Newman received his B.S. from Brooklyn College in 1980.

      GLENN PEIPERT has been our Executive Vice President, Chief Operating Officer and Director since January 2004. Mr. Peipert held the same positions with the former Conversion Services International, Inc. since its inception in 1990. Mr. Peipert has over two decades of experience consulting to major organizations about leveraging technology to enable strategic change. He has advised clients representing a broad cross-section of rapid growth industries worldwide. Mr. Peipert has hands on experience with the leading data warehousing products. His skills include architecture design, development and project management. He routinely participates in architecture reviews and recommendations for our Global 2000 clients. Mr. Peipert has managed major technology initiatives at Chase, Tiffany, Morgan Stanley, Cytec and the United States Tennis Association. He speaks nationally on applying data warehousing technologies to enhance business effectiveness and has authored multiple white papers regarding business intelligence. Mr. Peipert is a member of the Institute of Management Consultants, as well as TEC International, a leadership organization whose mission is to increase the effectiveness and enhance the lives of chief executives and those they influence. Mr. Peipert is the brother of Mitchell Peipert, our Vice President, Chief Financial Officer, Secretary and Treasurer. Mr. Peipert received his B.S. from Brooklyn College in 1982.

      MITCHELL PEIPERT has been our Vice President, Chief Financial Officer, Secretary and Treasurer since January 2004. Mr. Peipert is a Certified Public Accountant who held the same positions with the former Conversion Services International, Inc. from January 2001 to September 2002. From September 2002 to December 2003, Mr. Peipert was Senior Sales Executive for NIA Group and President of E3 Management Advisors. From April 1992 until January 2001, Mr. Peipert served as Senior Vice President of Operations and Controller of TSR Wireless LLC, where he directed the accounting, operations and human resources functions. He also assisted the chief executive officer in strategic planning, capital raising and acquisitions. Prior to his employment by TSR, he held various managerial roles for Anchin, Block & Anchin, certified public accountants, Merrill Lynch and Grant Thornton. Mr. Peipert is the brother of Glenn Peipert, our Executive Vice President, Chief Operating Officer and Director. Mr. Peipert received his B.S. from Brooklyn College in 1980 and received his M.B.A. in Finance from Pace University in 1986.

      LAWRENCE K. REISMAN has been a Director of our company since February 2004. Mr. Reisman is a Certified Public Accountant who has been the principal of his own firm, The Accounting Offices of L.K. Reisman, since 1986. Prior to forming his company, Mr. Reisman was a tax manager at Coopers & Lybrand and Peat Marwick Mitchell. He routinely provides accounting services to small and medium-sized companies, which services include auditing, review and compilation of financial statements, corporate, partnership and individual taxation, designing accounting systems and management consulting services. Mr. Reisman received his B.S. and M.B.A. in Finance from St. John's University in 1981 and 1985, respectively.

      ROBERT C. DELEEUW has been our Senior Vice President and the President of our wholly owned subsidiary, DeLeeuw Associates, LLC, since March 2004. Mr. DeLeeuw founded DeLeeuw Associates, LLC, formerly known as DeLeeuw Associates, Inc., in 1991. Mr. DeLeeuw has over twenty-five years experience in banking and consulting. During this time, he has managed and supported some of the largest merger projects in the history of the financial services industry and has implemented numerous large-scale business and process change programs for his clients. He has been published in American Banker, Mortgage Banking Magazine, The Journal of Consumer Lending and Bank Technology News where he has also served as a member of the Editorial Advisory Board. Mr. DeLeeuw received his B.S. from Rider University in 1979 and received his M.S. in Management from Stevens Institute of Technology in 1986.

      Directors do not receive compensation for their duties as directors.

CODE OF CONDUCT AND ETHICS

      Our Board of Directors has adopted a Code of Conduct and Ethics which is applicable to all our directors, officers, employees, agents and representatives, including our principal executive officer and principal financial officer, principal accounting officer or controller, or other persons performing similar functions.

EXECUTIVE COMPENSATION

      The following table sets forth, for the fiscal years indicated, all compensation awarded to, paid to or earned by the following type of executive officers for the fiscal years ended December 31, 2001, 2002 and 2003: (i) individuals who served as, or acted in the capacity of, our principal executive officer for the fiscal year ended December 31, 2003; and (ii) our other most highly compensated executive officer, who together with the principal executive officer are our most highly compensated officers whose salary and bonus exceeded $100,000 with respect to the fiscal year ended December 31, 2003 and who were employed at the end of fiscal year 2003.

                           SUMMARY COMPENSATION TABLE*

                                                                                              Long Term Compensation
                                                                                              ----------------------
                                       Annual Compensation(1)                   Awards                        Payouts
                                       ----------------------                   ------                        -------
Name and Principal Position      Year      Salary     Bonus    Other Annual    Restricted    Securities       LTIP       All Other
---------------------------      ----      ------     -----    Compensation      Stock       Underlying     Payouts    Compensation
                                                               ------------     Award(s)    Options/SARs    -------    ------------
                                                                               ----------   ------------
                                            ($)          ($)       ($)            ($)           (#)            ($)          ($)

 Scott Newman                    2003     244,452       --            --             --             --             --    206,686 (2)
 President, Chief Executive      2002     143,750       --            --             --             --             --    259,418 (2)
 Officer and Chairman            2001     250,000       --            --             --             --             --    220,000 (2)



 Glenn Peipert                   2003     223,016       --            --             --             --             --    171,309 (3)
 Executive Vice President,       2002     143,750       --            --             --             --             --    199,166 (3)
 Chief Operating Officer and
   Director                      2001     187,500       --            --             --             --             --    165,633 (3)



-------------------------

* Salary reflects total compensation paid to these executives (both before and after the merger described in Item 1).

(1) The annual amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary reported for each named executive officer and has therefore been omitted.

(2) Amounts shown reflect distributions resulting from our past tax status as a Subchapter S corporation of $150,000 in 2001, $209,020 in 2002, and $153,738 in 2003, as well as $56,686 in 2001, $50,398 in 2002 and $66,262 in 2003 of expenses, which include auto, travel and equipment purchases paid for by the Company.

(3) Amounts shown reflect distributions resulting from our past tax status as a Subchapter S corporation of $115,200 in 2001, $134,252 in 2002, and $101,988 in 2003, as well as $56,109 in 2001, $64,914 in 2002 and $63,645 in 2003 of expenses, which include auto, travel and equipment purchases paid for by the Company.

OPTION GRANTS AS OF SEPTEMBER 30, 2004


Name                         Number  of   Securities  Percent  of total  options  Exercise price   Expiration Date
                             underlying      options  granted  to  employees  in
                             granted (1)              fiscal year
---------------------------- ------------------------ --------------------------- ---------------- -------------------
Mitchell Peipert             4,500,000                13.2%                       $0.165           March 28, 2014
---------------------------- ------------------------ --------------------------- ---------------- -------------------
Lawrence K. Reisman          450,000                  1.3%                        $0.20            May 27, 2014
---------------------------- ------------------------ --------------------------- ---------------- -------------------


(1) All options were granted under the Company's 2003 Incentive Plan. Mr. Peipert's options were granted on March 29, 2004, and Mr. Reisman's options were granted on May 28, 2004. One-third of such options vest upon the first anniversary of the grant date, one-third vest on the second anniversary of the grant date, and one-third vest on the third anniversary of the grant date.

      As of September 30, 2004, options to purchase a total of 34,060,000 shares of common stock were granted by our Board of Directors at an exercise prices ranging from $0.165 to $0.23 per share. One-third of the options granted vest on the first anniversary, one-third of the options granted vest on the second anniversary and one-third of the options granted vest on the third anniversary. The options expire on the ten year anniversary of their grant date.

      All options described above have been issued pursuant to the 2003 Incentive Plan described below.

2003 INCENTIVE PLAN

GENERAL

      The 2003 Incentive Plan was approved at a special meeting of our stockholders on January 23, 2004. The Plan authorizes us to issue 100,000,000 shares of common stock for issuance upon exercise of options. It also authorizes the issuance of stock appreciation rights, referred to herein as SARs. The Plan authorizes us to grant:

      o     incentive stock options to purchase shares of our common stock,

      o     non-qualified stock options to purchase shares of common stock, and

      o     SARs and shares of restricted common stock.

      The Plan may be amended, terminated or modified by our Board at any time, subject to stockholder approval as required by law, rule or regulation. No such termination, modification or amendment may affect the rights of an optionee under an outstanding option or the grantee of an award.

Objectives

      The objective of the Plan is to provide incentives to our officers, other key employees, consultants, professionals and non-employee directors to achieve financial results aimed at increasing stockholder value and attracting talented individuals to CSI. Persons eligible to be granted incentive stock options under the Plan will be those employees, consultants, professionals and non-employee directors whose performance, in the judgment of a committee of our Board of Directors, can have a significant effect on our success.

OVERSIGHT

      The Board, acting as a whole, or a committee thereof appointed by our Board, will administer the Plan by making determinations regarding the persons to whom options should be granted and the amount, terms, conditions and restrictions of the awards. The Board or such committee also has the authority to interpret the provisions of the Plan and to establish and amend rules for its administration subject to the Plan's limitations.

TYPES OF GRANTS

      The Plan allows us to grant incentive stock options, non-qualified stock options, shares of restricted stock, SARs in connections with options and independent SARs. The Plan does not specify what portion of the awards may be in the form of any of the foregoing. Incentive stock options awarded to our employees are qualified stock options under the Internal Revenue Code.

ELIGIBILITY

      Under the Plan, we may grant incentive stock options only to our officers and employees, and we may grant non-qualified options to officers and employees, as well as our directors, independent contractors and agents.

STATUTORY CONDITIONS ON STOCK OPTIONS

      Exercise Price. To the extent that Options designated as incentive stock options become exercisable by an optionee for the first time during any calendar year for common stock having a fair market value greater than One Hundred
Thousand Dollars ($100,000), the portions of such options which exceed such amount shall be treated as nonqualified stock options. Incentive stock options granted to any person who owns, immediately after the grant, stock possessing more than 10% of the combined voting power of all classes of our stock, or of any parent or subsidiary of ours, must have an exercise price at least equal to 110% of the fair market value of common stock on the date of grant and the term of the option may not be longer than five years.

      Expiration Date. Any option granted under the Plan will expire at the time fixed by the Board or its committee, which cannot be more than ten (10) years after the date it is granted or, in the case of any person who owns more than 10% of the combined voting power of all classes of our stock or of any parent or subsidiary corporation, not more than five years after the date of grant.

      Exerciseability. The Board or its committee may also specify when all or part of an option becomes exercisable, but in the absence by such specification, the option will ordinarily be exercisable in whole or part at any time during its term. However, the Board or its committee may accelerate the exerciseability of any option at its discretion.

      Assignability. Options granted under the Plan are not assignable, except by the laws of descent and distribution or as may be otherwise provided by the Board or its committee.

PAYMENT UPON EXERCISE OF OPTIONS

      Payment of the exercise price for any option may be in cash, by withheld shares that, upon exercise, have a fair market value at the time the option is exercised equal to the option price, plus applicable withholding tax, or in the form of shares of our common stock.

STOCK APPRECIATION RIGHTS

      A Stock Appreciation Right is the right to benefit from appreciation in the value of common stock. A SAR holder, on exercise of the SAR, is entitled to receive from us in cash or common stock an amount equal to the excess of: (a) the fair market value of common stock covered by the exercised portion of the SAR, as of the date of such exercise, over (b) the fair market value of common stock covered by the exercised portion of the SAR as of the date on which the SAR was granted.

      The Board or its committee may grant SARs in connection with all or any part of an option granted under the Plan, either concurrently with the grant of the option or at any time thereafter, and may also grant SARs independently of options.

TAX CONSEQUENCES

      An employee or director will not recognize income on the awarding of incentive stock options and nonstatutory options under the Plan.

      An optionee will recognize ordinary income as the result of the exercise of a nonstatutory stock option in the amount of the excess of the fair market value of the stock on the day of exercise over the option exercise price.

      An employee will not recognize income on the exercise of an incentive stock option, unless the option exercise price is paid with stock acquired on the exercise of an incentive stock option and the following holding period for such stock has not been satisfied. The employee will recognize long-term capital gain or loss on a sale of the shares acquired on exercise, provided the shares acquired are not sold or otherwise disposed of before the earlier of:

      (i) two years from the date of award of the option, or

      (ii) one year from the date of exercise.

      If the shares are not held for the required period of time, the employee will recognize ordinary income to the extent the fair market value of the stock at the time the option is exercised exceeds the option price, but limited to the gain recognized on sale. The balance of any such gain will be a short-term capital gain. Exercise of an option with previously owned stock is not a taxable disposition of such stock. An employee generally must include in alternative minimum taxable income the amount by which the price such employee paid for an incentive stock option is exceeded by the option's fair market value at the time his or her rights to the stock are freely transferable or are not subject to a substantial risk of forfeiture.

EMPLOYMENT AGREEMENTS

      Scott Newman, our President and Chief Executive Officer, agreed to a five-year employment agreement dated as of March 26, 2004. The agreement provides for an annual salary to Mr. Newman of $500,000 and an annual bonus to be awarded by our to-be-appointed Compensation Committee. The agreement also provides for health, life and disability insurance, as well as a monthly car allowance. In the event that Mr. Newman's employment is terminated other than with good cause, he will receive a payment of three year's base salary.

      Glenn Peipert, Executive Vice President and Chief Operating Officer, agreed to a five-year employment agreement dated as of March 26, 2004. The agreement provides for an annual salary to Mr. Peipert of $375,000 and an annual bonus to be awarded by our to-be-appointed Compensation Committee. The agreement also provides for health, life and disability insurance, as well as a monthly car allowance. In the event that Mr. Peipert's employment is terminated other than with good cause, he will receive a payment of three year's base salary.

      Mitchell Peipert, Vice President, Chief Financial Officer, Treasurer and Secretary, agreed to a three-year employment agreement dated as of March 26, 2004. The agreement provides for an annual salary to Mr. Peipert of $200,000 and an annual bonus to be awarded by our to-be-appointed Compensation Committee. The agreement also provides for health, life and disability insurance, as well as a monthly car allowance. In the event that Mr. Peipert's employment is terminated other than with good cause, he will receive a payment of three year's base salary.

      Robert C. DeLeeuw, Senior Vice President and President of our wholly owned subsidiary, DeLeeuw Associates, LLC, agreed to a three-year employment agreement dated as of February 27, 2004. The agreement provides for an annual salary to Mr. DeLeeuw of $350,000 and an annual bonus to be awarded by our to-be-appointed Compensation Committee. The agreement also provides for health, life and disability insurance. In the event that Mr. DeLeeuw's employment is terminated other than with good cause, he will receive a payment of one year's base salary.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of our common stock, our only class of outstanding voting securities as of January 13, 2005, based on 772,082,096 aggregate shares of common stock outstanding as of such date, by: (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock with the address of each such person, (ii) each of our present directors and officers, and (iii) all officers and directors as a group:


           Name and Address of                  Amount of Common Stock         Percentage of Outstanding Common Stock
          Beneficial Owner(1)(2)                   Beneficially Owned                    Beneficially Owned
-------------------------------------------- ------------------------------- --------------------------------------------

Scott Newman(3)                                       294,195,833                               38.1%
-------------------------------------------- ------------------------------- --------------------------------------------

Glenn Peipert(4)                                      150,000,000                               19.4%
-------------------------------------------- ------------------------------- --------------------------------------------

Mitchell Peipert(5)                                        *                                      *
-------------------------------------------- ------------------------------- --------------------------------------------

Robert C. DeLeeuw(6)                                   80,000,000                               10.4%
-------------------------------------------- ------------------------------- --------------------------------------------

Lawrence K. Reisman(7)                                     *                                      *
-------------------------------------------- ------------------------------- --------------------------------------------
WHRT I Corp. (8)                                       72,543,956                                9.4%
-------------------------------------------- ------------------------------- --------------------------------------------
All directors and officers as a group
(5 persons)                                           530,050,000                               68.0%
-------------------------------------------- ------------------------------- --------------------------------------------
--------------------------------------------


* Represents less than 1% of the issued and outstanding Common Stock.

(1) Each stockholder, director and executive officer has sole voting power and sole dispositive power with respect to all shares beneficially owned by him, unless otherwise indicated.

(2)   All  addresses  except  for  WHRT I  Corp.  are  c/o  Conversion  Services
      International,  Inc.,  100 Eagle Rock  Avenue,  East  Hanover,  New Jersey
      07936.

(3) Mr. Newman is the Company's President, Chief Executive Officer and Chairman of the Board.

(4) Mr. Glenn Peipert is the Company's Executive Vice President, Chief Operating Officer and Director.

(5) Mr. Mitchell Peipert is the Company's Vice President, Chief Financial Officer, Secretary and Treasurer. Does not include an option to purchase 4,500,000 shares of common stock granted on March 29, 2004 at an exercise price of $0.165 per share. One-third of the options granted vest on the first anniversary, one-third of the options granted vest on the second anniversary and one-third of the options granted vest on the third anniversary. The option grant expires on March 28, 2014.

(6) Mr. DeLeeuw is the Company's Senior Vice President and the President of the Company's wholly owned subsidiary, DeLeeuw Associates, LLC.

(7) Mr. Reisman is a Director. Does not include an option to purchase 450,000 shares of common stock granted on May 28, 2004 at an exercise price of $0.20 per share. One-third of the options granted vest on the first anniversary, one-third of the options granted vest on the second anniversary and one-third of the options granted vest on the third anniversary. The option grant expires on May 27, 2014.

(8) Based on a Schedule 13G filed with the Securities Exchange Commission on July 8, 2004. WHRT I Corp.'s address is c/o Tudor Ventures, 50 Rowes Wharf, 6th Floor, Boston, Massachusetts 02420.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      As of December 14, 2004, Scott Newman, our President, Chief Executive Officer and Chairman, loaned the Company $200,000, and Glenn Peipert, our Executive Vice President, Chief Operating Officer and Director, loaned the Company $125,000. The unsecured loans by Mr. Newman and Mr. Peipert each accrue interest at a simple rate of 3% per annum, and each has a term expiring on January 1, 2006.

      As of November 17, 2004, Mr. Newman has agreed to personally support our cash requirements to enable us to fulfill our obligations through March 31, 2005, to the extent necessary, up to a maximum amount of $500,000. We believe that our reliance on such commitment is reasonable and that Mr. Newman has sufficient liquidity and net worth to honor such commitment. We believe that Mr. Newman's written commitment provides us with the legal right to request and receive such advances. Any loan by Mr. Newman to the Company would bear interest at 3% per annum.

      As of September 30, 2004, Mr. Newman and Mr. Peipert owed us an aggregate of approximately $207,000, including accrued interest. These loans bear at 3% per annum and are due and payable by December 31, 2005. These loans were repaid in full as of November 16, 2004.

      Dr. Michael Mitchell, the former President, Chief Executive Officer and sole director of LCS, had loaned an aggregate of $930,707 to us. This loan was converted into shares of our common stock at the closing of the merger of LCS and CSI. Dr. Mitchell is a selling stockholder hereunder.

      On March 22, 2002, we issued 500,000 shares of our common stock to two of our former directors, which we valued at $0.04 per share.

      During our fiscal year ended February 28, 2003, A&J Marketing, Inc., a company owned by Alex Bruni, acquired the Golfpromo.net and PlayGolfNow.com domain names after we had lost our right to these names because we were unable to pay the fees needed to retain these rights. A&J Marketing subsequently opened websites using these names and is now operating these websites.

      Other than those described above, we have no material transactions which involved or are planned to involve a direct or indirect interest of a director, executive officer, greater than 5% stockholder or any family of such parties.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Market Information. Our common stock traded on the OTC Bulletin Board, except as indicated below, and/or the Pink Sheets LLC under the symbol "LCSG" from mid-1998 through July 16, 2003 and "LCSI" through February 2, 2004. Beginning February 3, 2004, our common stock has traded on the OTC Bulletin Board under the symbol "CSII."

      The following chart sets forth the high and low bid prices for each quarter from January 1, 2002 through December 31, 2004. Such prices represent quotations between dealers, without dealer markup, markdown or commissions, and may not represent actual transactions.

                                            High                    Low
                                            ----                    ---

              2002 by Quarter

              January 1 - March 31          $0.37                   $0.03
              April 1 - June 30             $0.51                   $0.04
              July 1 - September 30         $0.10                   $0.04
              October 1 - December 31       $0.05                   $0.01

              2003 by Quarter

              January 1 - March 31          $0.04                   $0.01
              April 1 - June 30             $0.09                   $0.08
              July 1 - September 30         $0.19                   $0.06
              October 1 - December 31       $0.19                   $0.06

              2004 by Quarter

              January 1 - March 31          $0.25                   $0.13
              April 1 - June 30             $0.26                   $0.12
              July 1 - September 30         $0.32                   $0.19
              October 1 - December 31       $0.25                   $0.17


      We are listed on the OTC Bulletin Board. On January 13, 2005, the high and low bid prices for shares of our common stock in the over-the-counter market, as reported by NASD OTCBB, were $0.18 and $0.19, respectively.

      On April 21, 2004, we filed an application to list our common stock on the American Stock Exchange. We are presently responding to the requests of the American Stock Exchange for further information and documentation. There can be no assurance, however, that such application will be approved.

      No prediction can be made as to the effect, if any, that future sales of shares of our common stock or the availability of our common stock for future sale will have on the market price of our common stock prevailing from time-to-time. Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock.


      Record Holders. As of January 13, 2005, there were 478 registered holders of our common stock, including shares held in street name. As of January 13, 2005, there were 772,082,096 shares of common stock issued and outstanding.


      Dividends. We have not paid dividends on our common stock in the past and do not anticipate doing so in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. In addition, the security agreement with Laurus Master Fund, Ltd. requires that we obtain their consent prior to paying any dividends.

                            DESCRIPTION OF SECURITIES

      The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, as amended. We are authorized to issue up to 1,000,000,000 shares of common stock, par value $.001 per share. As of January 13, 2005, there were 772,082,096 shares of common stock issued and outstanding. We are authorized to issue up to 20,000,000 shares of preferred stock, par value $.001. As of January 13, 2005, there were 0 shares of preferred stock issued and outstanding.

COMMON STOCK

      The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available. In the event of a liquidation, dissolution or winding-up of us, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully-paid and nonassessable.

PREFERRED STOCK

      The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by our Board of Directors. Our Board of Directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

CONVERTIBLE NOTES

      In June 2004, we issued a five-year $2.0 million unsecured convertible line of credit note with a private investor. The note accrues interest at an annual rate of 7%, and the conversion price of the shares of common stock issuable under the note is equal to $0.105 per share.

      In August 2004, we replaced our $3,000,000 line of credit with North Fork Bank with a revolving line of credit with Laurus Master Fund, Ltd. ("Laurus"), whereby we will have the ability to borrow up to $6,000,000 based upon eligible accounts receivable. This revolving line, effectuated through a $2,000,000 convertible minimum borrowing note and a $4,000,000 revolving note, provides for advances at an advance rate of 90% against eligible accounts receivable, with an annual interest rate of prime rate (as reported in the Wall Street Journal) plus 1%, and maturing in three years. The interest rate on these notes will be decreased by 1.0% for every 25% increase in our stock price above the fixed conversion price prior to an effective registration statement and 2.0%
thereafter up to a minimum of 0.0%. This line of credit is secured by substantially all the corporate assets. Both the $2,000,000 convertible minimum borrowing note and the $4,000,000 revolving note provide for conversion at the option of the holder of the amounts outstanding into our common stock at a fixed conversion price of $0.14 per share. In the event that we issue stock or derivatives convertible into our stock for a price less the aforementioned fixed conversion price, then the fixed conversion price is reset using a weighted average dilution calculation.

      In September 2004, we issued to Sands Brothers Venture Capital LLC, Sands Brothers Venture Capital III LLC and Sands Brothers Venture Capital IV LLC (collectively, "Sands") three subordinated secured convertible promissory notes equaling $1,000,000 (the "Notes"), each with an annual interest rate of 8% expiring September 22, 2005. The Notes are secured by substantially all corporate assets, subordinate to Laurus. The Notes are convertible into shares of our common stock at the election of Sands at any time following the consummation of a convertible debt or equity financing with gross proceeds of $5 million or greater to us (a "Qualified Financing"). The conversion price of the shares of our common stock issuable upon conversion of the Notes shall be equal to a price per share of common stock equal to forty percent (40%) of the price of the securities issued pursuant to a Qualified Financing. If no Qualified Offering has been consummated by September 8, 2005, then Sands may elect to convert the Notes at a fixed conversion price of $0.14 per share. In the event that we issue stock or derivatives convertible into our stock for a price less the aforementioned fixed conversion price, then the fixed conversion price is reset using a weighted average dilution calculation.

WARRANTS

      A private investor received a warrant to purchase 4,166,666 shares of our common stock at $0.105 per share in June 2004. These warrants expire in June 2009.

      Laurus received a warrant to purchase 12,000,000 shares of our common stock. The exercise price for the first 6,000,000 shares acquired under the warrant is $0.29 per share, the exercise price for the next 3,000,000 shares acquired under the warrant is $0.31 per share, and the exercise price for the final 3,000,000 shares acquired under the warrant is $0.35 per share. These warrants expire in August 2011.

      We issued Sands three common stock purchase warrants (the "Warrants") providing Sands with the right to purchase 6,000,000 shares of our common stock. The exercise price of the shares of our common stock issuable upon exercise of the Warrants shall be equal to a price per share of common stock equal to forty percent (40%) of the price of the securities issued pursuant to a Qualified Financing. If no Qualified Offering has been consummated by September 8, 2005, then Sands may elect to exercise the Warrants at a fixed conversion price of $0.14 per share. The latest that the Warrants may expire is September 8, 2008.

OPTIONS

      The only executive officers or directors to receive options as of September 30, 2004 were Mitchell Peipert, who was granted an option to purchase 4,500,000 shares of common stock by our Board of Directors on March 29, 2004 at an exercise price of $0.165 per share, and Lawrence K. Reisman, who was granted an option to purchase 450,000 shares of common stock by our Board of Directors on May 28, 2004 at an exercise price of $0.20 per share. One-third of the options granted vest on the first anniversary, one-third of the options granted vest on the second anniversary and one-third of the options granted vest on the third anniversary. Mr. Peipert's option expires on March 28, 2014, and Mr. Reisman's option expires on May 27, 2014.

      As of September 30, 2004, options to purchase a total of 34,060,000 shares of common stock were granted by our Board of Directors at an exercise prices ranging from $0.165 to $0.23 per share. One-third of the options granted vest on the first anniversary, one-third of the options granted vest on the second anniversary and one-third of the options granted vest on the third anniversary. The options expire on the ten year anniversary of their grant date

TRANSFER AGENT

      Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716, is the transfer agent for our shares of common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. This could adversely affect the prevailing market price and our ability to raise equity capital in the future. Subject to this Registration Statement being declared effective, all 369,912,823 shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares that may be sold or purchased by our "affiliates." Shares purchased by our affiliates will be subject to the volume and other limitations of Rule 144 of the Securities Act, or "Rule 144" described below. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the issuer. These shares will be subject to the volume and other limitations of Rule 144.

      Under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of common stock for at least one year, including the holding period of any prior owner who is not an affiliate, would be entitled to sell a number of the shares within any three-month period equal to the greater of 1% of the then outstanding shares of the common stock or the average weekly reported volume of trading of the common stock (if such common stock is traded on NASDAQ or another exchange) during the four calendar weeks preceding such sale. Immediately after the offering, 1% of our outstanding shares of common stock would equal approximately 7,661,297 shares. Under Rule 144, restricted shares are subject to manner of sale and notice requirements and requirements as to the availability of current public information concerning us.

      Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate, is entitled to sell such shares without regard to the volume or other limitations of Rule 144 just described.

                                     EXPERTS

      The audited financial statements for our company as of the year ended December 31, 2003 included in this prospectus are reliant on the reports of Friedman LLP, Livingston, New Jersey, independent registered public accountants, as stated in their reports therein, upon the authority of that firm as experts in auditing and accounting. Prior to our engagement of Friedman LLP, we had engaged Ehrenkrantz Sterling & Co. LLC and Eisner LLP as our independent auditors and certifying accountants. See "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure."

                                  LEGAL MATTERS

      The legality of this offering of shares of our common stock has been passed upon on our behalf by Ellenoff Grossman & Schole LLP, New York, New York.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      We have indemnified each member of the Board of Directors and our executive officers to the fullest extent authorized, permitted or allowed by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to us and the common stock, reference is hereby made to the registration statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

      We are in compliance with the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the SEC. Such periodic reports, proxy and information statements and other information will be available for inspection and copying at the principal office, public reference facilities and Web site of the SEC referred to above.

                     CONVERSION SERVICES INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS

                                                                  Page
                                                                  ----

Report of Independent Registered Public Accounting Firm           F-1

Consolidated Balance Sheet                                        F-2

Consolidated Statements of Operations                             F-3

Consolidated Statements of Changes in Stockholders' Equity        F-4

Consolidated Statements of Cash Flows                             F-5

Notes to Consolidated Financial Statements                        F-7

         REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPORT


The Board of Directors and Stockholders
Conversion Services International, Inc.
East Hanover, New Jersey

We have audited the accompanying consolidated balance sheet of Conversion Services International, Inc. and subsidiary as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversite Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Conversion Services International, Inc. and subsidiary as of December 31, 2003 and the consolidated results of its operations and its cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman L.L.P.

Livingston, New Jersey March 30, 2004, except for Notes 1 and 9, as to which the date is May 4, 2004

                     CONVERSION SERVICES INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                  December 31,       September 30,
                                                                     2003                2004
                                                                 ------------        ------------
                                                                                      (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash                                                           $    411,586        $    882,986
  Restricted cash                                                        --                83,375
  Accounts receivable, net of allowance for
    doubtful accounts of $92,000 and $150,755 at
    December 31, 2003 and September 30, 2004, respectively          2,052,343           4,216,357
  Account receivable from related parties                                --               900,942
  Prepaid expenses                                                    113,803             188,513
  Costs in excess of billings                                            --               139,565
  Deferred tax asset                                                   36,700              63,938
                                                                 ------------        ------------
    TOTAL CURRENT ASSETS                                            2,614,432           6,475,676
                                                                 ------------        ------------

PROPERTY AND EQUIPMENT, at cost, net                                  270,696             697,399
                                                                 ------------        ------------

OTHER ASSETS
  Restricted cash                                                        --             4,251,000
  Due from stockholders, including accrued
  interest of $21,600 and $25,696 at December 31, 2003
  and September 30, 2004, respectively                                203,623             207,719
  Goodwill                                                          1,094,206           2,506,224
  Deferred loan costs, net of accumulated amortization
  of $77,484 and $30,881 at December 31, 2003 and
  September 30, 2004, respectively                                     24,862             850,539
  Intangible assets, net of accumulated amortization of
  $89,710 and $461,063 at December 31, 2003 and
  September 30, 2004, respectively                                    344,290           6,079,679
  Discount on debt issued, net of accumulated
  amortization of $0 and $270,434 at December 31, 2003 and
  September 30, 2004, respectively                                       --             7,305,741
  Deferred tax asset                                                  191,000                --
  Equity investments                                                     --               113,876
  Security deposits                                                    16,791               4,433
                                                                 ------------        ------------

                                                                    1,874,772          21,319,211
                                                                 ------------        ------------

    TOTAL ASSETS                                                 $  4,759,900        $ 28,492,286
                                                                 ============        ============

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Line of credit                                                 $  1,782,699        $  3,200,000
  Current portion of long-term debt                                   461,981             110,622
  Deferred revenue                                                       --             1,057,533
  Accounts payable and accrued expenses                             1,025,248           3,947,987
  Short-term note payable                                                --               454,545
                                                                 ------------        ------------

    TOTAL CURRENT LIABILITIES                                       3,269,928           8,770,687
                                                                 ------------        ------------

LONG-TERM DEBT, net of current portion                                233,928           4,714,026
                                                                 ------------        ------------

DEFERRED TAXES                                                         36,900              36,900
                                                                 ------------        ------------

MINORITY INTEREST                                                        --               157,104
                                                                 ------------        ------------

COMMITMENTS and CONTINGENCIES                                            --                  --
STOCKHOLDER'S EQUITY
  Common stock, $.001 par value, 1,000,000 shares
  authorized, issued and outstanding as of
  December 31, 2003; 1,000,000,000 shares authorized,
  768,510,668 issued and outstanding as of
  September 30, 2004                                                    1,000             768,511
  Additional paid in capital                                        1,446,250          18,501,875
  Foreign currency translation                                           --                 4,053
  Accumulated deficit                                                (228,106)         (4,460,870)
                                                                 ------------        ------------

    TOTAL STOCKHOLDERS EQUITY                                       1,219,144          14,813,569
                                                                 ------------        ------------

    TOTAL LIABILITIES AND STOCKHOLDERS EQUITY                    $  4,759,900        $ 28,492,286
                                                                 ============        ============

                 See Notes to Consolidated Financial Statements.

                     CONVERSION SERVICES INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             YEARS ENDED DECEMBER 31,              NINE MONTHS ENDED SEPTEMBER 30,
                                                       ----------------------------------        ----------------------------------
                                                           2002                 2003                 2003                 2004
                                                       -------------        -------------        -------------        -------------
                                                         (Restated)                                (UNAUDITED)         (UNAUDITED)
REVENUE                                                $  16,244,790        $  14,366,456        $  10,607,502        $  18,655,937

COST OF SERVICES                                          10,677,527           10,265,808            7,545,080           12,804,331
                                                       -------------        -------------        -------------        -------------
GROSS PROFIT                                               5,567,263            4,100,648            3,062,422            5,851,606
                                                       -------------        -------------        -------------        -------------

OPERATING EXPENSES
     Selling and Marketing                                 1,095,072            1,552,766            1,064,951            2,745,801
     General and administrative                            3,549,423            2,701,934            1,826,501            4,860,995
     Research and development                                     --                                                        270,976
     Depreciation & amortization                             149,463              213,158              147,127              516,119
                                                       -------------        -------------        -------------        -------------
TOTAL OPERATING EXPENSES                                   4,793,958            4,467,858            3,038,579            8,393,891
                                                       -------------        -------------        -------------        -------------
INCOME (LOSS) FROM OPERATIONS                                773,305             (367,210)              23,843           (2,542,285)
                                                       -------------        -------------        -------------        -------------

OTHER INCOME (EXPENSE)
     Equity in losses from investments                            --                   --                   --              (24,900)
     Other income                                                 --                   --                   --                7,295
     Interest income                                           5,400                5,400                   --                3,392
     Interest expense                                       (139,152)            (135,753)             (92,304)          (1,850,780)
                                                       -------------        -------------        -------------        -------------
                                                            (133,752)            (130,353)             (92,304)          (1,864,993)
                                                       -------------        -------------        -------------        -------------
INCOME (LOSS) BEFORE TAXES                                   639,553             (497,563)             (68,461)          (4,407,278)

INCOME TAXES (BENEFIT)
     Current                                                 101,100                   --                   --             (136,271)
     Deferred                                                (78,700)            (190,800)                  --                   --
                                                       -------------        -------------        -------------        -------------
                                                              22,400             (190,800)                  --             (136,271)

MINORITY INTEREST                                                 --                   --                   --              (42,296)
                                                       -------------        -------------        -------------        -------------


NET INCOME (LOSS)                                            617,153             (306,763)             (68,461)          (4,228,711)
                                                       -------------        -------------        -------------        -------------

UNAUDITED PRO FORMA DATA:
     Income (loss) before income taxes (benefit)       $     617,153        $    (306,763)       $     (68,461)       $          --
     Income taxes (benefit)                                  246,491             (122,521)             (27,325)                  --
                                                       -------------        -------------        -------------        -------------

     Net income (loss)                                 $     370,662        $    (184,242)       $     (41,136)       $          --
                                                       =============        =============        =============        =============


NET INCOME (LOSS) PER SHARE (Unaudited)                $        0.00        $       (0.00)       $       (0.00)       $       (0.01)
                                                       =============        =============        =============        =============

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES USED IN THE ACTUAL AND
  PRO FORMA NET INCOME xxx ARE CALCULATION               593,000,000          593,000,000          593,000,000          689,233,712
                                                       =============        =============        =============        =============

                 See Notes to Consolidated Financial Statements.

                     CONVERSION SERVICES INTERNATIONAL, INC.
                                 AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                   Additional         Retained           Other             Total
                                                  Capital           Paid-in           Earnings       Comprehensive     Stockholders'
                                                   Stock            Capital           (Deficit)         Income            Equity
                                                ------------      ------------      ------------     ------------      ------------
Balance, January 1, 2002, as restated           $        900      $    140,800      $    190,424     $         --      $    332,124

     Net income                                           --                --           617,153                            617,153

     Distributions to stockholders                        --                --          (178,340)                          (178,340)
                                                ------------      ------------      ------------     ------------      ------------

Balance, December 31, 2002, as restated                  900           140,800           629,237               --           770,937

     Net loss                                             --                --          (306,763)                          (306,763)

     Issuance of 100,000 shares of
     Common Stock of Conversion
     Services International, Inc.                        100         1,522,338                --                          1,522,438

     Distributions to stockholders                        --          (216,888)         (550,580)                          (767,468)
                                                ------------      ------------      ------------     ------------      ------------

Balance, December 31, 2003                      $      1,000      $  1,446,250      $   (228,106)    $         --      $  1,219,144

     Net loss                                             --                --        (4,228,711)                        (4,228,711)

     Foreign currency translation                                                         (4,053)           4,053                --

     Effect of Conversion Services
     International recapitalization                   (1,000)            1,000                                                   --

     Relative fair value of warrants
     issued                                               --         3,086,668                --                          3,086,668

     Fair value of stock grants to
     employees                                            --            87,125                --                             87,125

     Costs incurred in connection with
     LCS Golf merger                                      --           (95,678)               --                            (95,678)

     Issuance of 593,000,000 shares of
     Common Stock of Conversion Services
     International, Inc. in connection
     with the reverse merger into LCS Golf.          593,000          (593,000)               --                                 --

     Issuance of 80,000,000 shares of
     Common Stock of Conversion Services
     International, Inc. in connection
     with the acquisition of DeLeeuw
     Associates, Inc.                                 80,000         2,078,246                --                          2,158,246

     Issuance of 16,666,666 shares of
     Common Stock of Conversion Services
     International, Inc. in connection
     with the conversion of debt into
     Company stock.                                   16,667         1,983,333                --                          2,000,000

     Issuance of 76,463,049 shares of
     Common Stock of Conversion Services
     International, Inc. in connection
     with the acquisition of Evoke
     Software Corporation.                            76,463         1,712,351                --                          1,788,814

     Issuance of 2,380,953 shares of
     Common Stock of Conversion Services
     International, Inc. in connection
     with a stock purchase agreement.                  2,381            (2,381)                                                  --

     Compensation expense for stock
     options issued to non-employees                      --             7,500                --                              7,500

     Discount on debt issued                                         7,576,175                                            7,576,175

     Unsecured convertible line of credit
     beneficial conversion feature                        --         1,214,286                                            1,214,286
                                                ------------      ------------      ------------     ------------      ------------
Balance, September 30, 2004 (Unaudited)         $    768,511      $ 18,501,875      $ (4,460,870)    $      4,053      $ 14,813,569
                                                ============      ============      ============     ============      ============

                 See Notes to Consolidated Financial Statements.

                     CONVERSION SERVICES INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                      YEARS ENDED DECEMBER 31,      NINE MONTHS ENDED SEPTEMBER 30,
                                                                     ---------------------------    -------------------------------

                                                                        2002            2003            2003            2004
                                                                     -----------     -----------     -----------     -----------
                                                                      (Restated)                     (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                  $   617,153     $  (306,763)    $   (68,461)    $(4,228,711)
    Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Depreciation                                                         108,890          95,837          56,622         104,211
    Amortization of intangible assets and deferred loan costs and
      discount on debt issued                                             40,573         117,321          83,595         803,580
    Beneficial conversion feature associated with convertible
      debt instruments                                                        --              --              --       1,214,286
    Deferred tax benefit                                                 (78,700)       (190,800)             --        (136,238)
    Compensation expense for stock options and stock issued                   --              --              --          94,625
    Allowance for doubtful accounts                                      (75,000)         42,000          54,000          75,748
    Write-off deferred loan costs                                             --              --              --          45,215
    Loss on disposal of equipment                                             --              --              --          35,496
    Loss on equity investments                                                --              --              --          24,900
    Minority interest in Evoke Software Corporation                           --              --              --         (42,296)
    Conversion of accrued interest to additional paid-in capital              --          22,438              --              --
  Changes in operating assets and liabilities:
    Increase in accounts receivable                                     (180,980)       (268,325)       (381,137)     (1,059,936)
    Increase in accounts receivable from related parties                      --              --              --        (507,984)
    (Increase) decrease in prepaid expense                                73,139         (50,611)         (5,319)          3,824
    (Increase) decrease in security deposits                               1,250          (2,070)             --              --
    Increase in costs in excess of billings                                   --              --              --        (139,565)
    Increase in due from stockholders                                         --              --              --          (4,096)
    Decrease in other assets                                                  --              --          57,313          14,721
    Increase (decrease) in accounts payable and accrued expenses        (548,661)           (327)        (91,906)        920,258
    Increase (decrease) in other current liabilities                          --              --          (2,086)          8,987
    Increase (decrease) in deferred revenue                              (10,000)             --              --        (196,509)
                                                                     -----------     -----------     -----------     -----------

      Net cash used in o perating activities                             (52,336)       (541,300)       (297,379)     (2,969,484)
                                                                     -----------     -----------     -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment                                  (41,050)        (93,640)        (20,759)        (42,111)
  Investment in DeLeeuw Associates, net of cash acquired                      --              --              --      (2,010,266)
  Investment in Evoke Software Corp., net of cash acquired                    --              --              --         346,073
  Equity investment in Leading Edge Communications Corp.                      --              --              --         (83,000)
  Collection (issuance) of note receivable                               210,000           2,100              --              --
  Acquisition of intangible assets and goodwill                          (82,277)        (11,951)             --              --
                                                                     -----------     -----------     -----------     -----------

      Net cash provided by (used in) investing activities                 86,673        (103,491)        (20,759)     (1,789,304)
                                                                     -----------     -----------     -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash overdraft                                                           5,661          (5,661)             --         (51,900)
  Net advances under line of credit                                      454,137       1,112,863          89,862       1,410,890
  Principal payments on long-term debt                                  (308,828)       (777,957)       (295,785)       (729,028)
  Deferred loan costs in connection with long-term debt                  (23,241)             --              --              --
  Deferred loan costs in connection with line of credit                       --              --         (95,436)       (911,954)
  Issuance of short-term note payable                                         --              --              --       1,000,000
  Issuance of long-term note payable                                          --              --              --       5,000,000
  Issuance of convertible debt                                                --       1,500,000       1,522,438       4,000,000
  Principal payments on capital lease obligations                             --              --              --         (92,987)
  Due from stockholders                                                   (5,400)         (5,400)             --              --
  Distributions to stockholders                                         (178,340)       (767,468)       (767,468)             --
  Restricted cash                                                             --              --              --      (4,334,375)
  Costs incurred in connection with LCS merger                                --              --              --         (95,678)
                                                                     -----------     -----------     -----------     -----------

      Net cash provided by (used in) financing activities                (56,011)      1,056,377         453,611       5,194,968
                                                                     -----------     -----------     -----------     -----------

  Effect of exchange rate changes on cash and cash equivalents                --              --              --           4,312
NET INCREASE (DECREASE) IN CASH                                          (21,674)        411,586         135,473         440,492
CASH, beginning of period                                                 21,674              --              --         442,494
                                                                     -----------     -----------     -----------     -----------

CASH, end of period                                                  $        --     $   411,586     $   135,473     $   882,986
                                                                     ===========     ===========     ===========     ===========

                 See Notes to Consolidated Financial Statements.

                     CONVERSION SERVICES INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEARS ENDED DECEMBER 31,        NINE MONTHS ENDED SEPTEMBER 30,
                                                                  -----------------------------      -------------------------------
                                                                     2002              2003              2003              2004
                                                                  -----------       -----------       -----------       -----------
                                                                  (Restated)                          (UNAUDITED)        (UNAUDITED)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest                                           $   135,066       $    89,630       $    84,860       $   134,546
 Cash paid for income taxes                                           229,007            28,258                --                --
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
 During 2003 and 2002, the Company entered into
   various capital lease arrangements for computer
   equipment in the amount of $23,556
   and $2,928, respectively
 During 2002, the Company financed the acquisition
   of certain intangibles through an obligation due
   to a third party in the amount of $700,811
 During 2004, the Company acquired substantially
   all  of  the  assets  and liabilities of Evoke
   Software Corporation. The following assets and
   liabilities were obtained as a result of the
   acquisition

 Acquired cash                                                             --                --                --           497,492
 Acquired accounts receivable                                              --                --                --           579,839
 Acquired customer contracts                                               --                --                --         1,962,000
 Acquired tradename                                                        --                --                --           444,775
 Acquired computer software                                                --                --                --         1,381,000
 Acquired prepaid expenses                                                 --                --                --            78,533
 Acquired other assets                                                     --                --                --            11,350
 Acquired furniture and equipment                                          --                --                --           183,717
 Acquired deferred revenue                                                 --                --                --        (1,254,043)
 Acquired deferred compensation                                            --                --                --          (443,174)
 Acquired liabilities                                                      --                --                --        (1,301,856)
 Minority interest                                                         --                --                --          (199,400)

 In March 2004, the Company acquired DeLeeuw Associates,
   Inc. The following assets and liabilities were obtained as a result of the acquisition

 Acquired accounts receivable                                              --                --                --           975,513
 Acquired approved vendor status                                           --                --                --         1,597,000
 Acquired tradename                                                        --                --                --           722,000
 Acquired goodwill                                                         --                --                --         1,403,875
 Acquired investment in limited liability company                          --                --                --            55,776
 Acquired deferred tax liability                                           --                --                --          (300,000)
 Acquired liabilities                                                      --                --                --          (285,651)

On May 5, 2004, a $2,000,000 unsecured convertible line of credit note was converted into 16,666,666 shares of Company common stock. The conversion price was $0.12 per share, which represented 75% of the market price on the date of conversion. The $666,667 effect of this beneficial conversion feature is reflected in the Company's statement of operations for the June 2004 quarter. The conversion price on the October 2003 note was adjusted to a fixed conversion price of $0.105 on September 1, 2004, and 2,380,953 additional shares of common stock were issued to the participating investor. Since the conversion price was less than the market value of the common stock, the Company recorded a $547,619 discount on debt issued in September 2004 as a result of the realization of a contingency that reduced earnings available to common stockholders. The Company has reflected this beneficial conversion charge in the accompanying consolidated statements of operations.

In June 2004, the Company signed an unsecured convertible line of credit note in exchange for $2,000,000. The note bears interest at 7% per annum, is convertible into shares of Company common stock, and expires on June 6, 2009. The conversion price is 75% of the average bid price for the ten trading days prior to the date of conversion . However, on September 1, 2004, the conversion price was reset to a fixed conversion price of $0.105 per share. As a result of the discount on debt issued, the Company recorded a charge of $1,500,000 in September 2004, which will be amortized to interest expense over the five year life of the debt agreement.

On August 16, 2004, the Company executed a revolving line of credit agreement and a secured convertible term note with Laurus Master Fund, Ltd. ("Laurus"), whereby the Company will have access to a $6,000,000 revolving line of credit and an additional $5,000,000 cash to be used for acquisitions. These notes provide beneficial conversion features to Laurus and, as a result, the Company has recorded a $5,621,600 discount on debt in the third quarter of 2004 which will be amortized to interest expense over the three year life of the debt instrument. Additionally, warrants to purchase up to 12,000,000 shares of Company common stock were issued as part of the above transaction. A relative fair value of $2,041,200 was also ascribed to the warrants. This relative fair value will also be amortized to interest expense over the life of the debt instrument. See Note 6 - Line of Credit for further discussion surrounding this transaction.


On September 22, 2004, the Company issued subordinated secured convertible promissory notes in the amount of $1,000,000. These notes bear interest at 8% per annum and expire September 22, 2005. These notes are convertible into shares of Company common stock and include beneficial conversion privileges. As a result, the Company has recorded a discount on debt relating to the transaction in the amount of $454,500 in the third quarter of 2004 which will be amortized to interest expense over the one year life of the debt instrument. A relative fair value of $545,500 was ascribed to the warrants to purchase up to 6,000,000 shares of Company common stock which were issued as part of this transaction. The relative fair value will be amortized to interest expense over the one year life of the debt instrument.

See Notes to Consolidated Financial Statements.

                     CONVERSION SERVICES INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

Conversion Services International, Inc. ("CSI") was incorporated in the State of Delaware and has been conducting business since 1990. CSI and Doorways, Inc., a wholly owned subsidiary of CSI, (together the "Company") are principally engaged in the information technology services industry in the following areas: data warehousing, business intelligence, management consulting and professional services, on credit, to its customers principally located in New Jersey and New York. In November 2002, the Company acquired the operations of Scosys, Inc. that is engaged in the information technology services industry. Included in the Company's results of operations related to Scosys were the following:

                                   Years ended December 31,
                                 ---------------------------
                                    2002             2003
                                 ----------       ----------
Revenues                         $  456,000       $3,034,000
Cost of Services                    335,000        2,169,000
                                 ----------       ----------
Gross Profit                        121,000          865,000
General and Administrative           10,000          159,000


On January 30, 2004, the Company became a public company through its merger with a wholly owned subsidiary of LCS Group, Inc. Although LCS Group, Inc. (now known as Conversion Services International, Inc.) was the legal survivor in the merger and remains the Registrant with the Securities and Exchange Commission, the merger was accounted for as a reverse acquisition, whereby CSI was considered the "acquirer" of LCS Group, Inc. for financial reporting purposes, as CSI's stockholders control more than 50% of the post transaction combined company. Among other matters, reverse merger accounting requires LCS Group, Inc. to present in all financial statements and other public filings, prior historical and other information of CSI, and a retroactive restatement of CSI's historical stockholders' equity. The retroactive restatement took place subsequent to the merger on January 30, 2004. On March 4, 2004, the Company acquired DeLeeuw Associates, Inc. ("DeLeeuw"). DeLeeuw is a management consulting firm specializing in integration, reengineering and project management. On May 1, 2004, the Company acquired a 49% interest in Leading Edge Communications Corporation ("LEC"), a provider of enterprise software and services solutions for technology infrastructure management. On June 28, 2004, the Company acquired substantially all the assets of Evoke Software Corporation ("Evoke"), a provider of data discovery, profiling and quality management software. Doorways, Inc. is a wholly owned subsidiary of the Company that is currently dormant.

PRINCIPLES OF CONSOLIDATION

      The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, Doorways, Inc., DeLeeuw, and Evoke Software Corporation (formerly known as Evoke Asset Purchase Corp.). All intercompany transactions and balances have been eliminated in the consolidation. Investments in business entities in which the Company does not have control, but has the ability to exercise significant influence (generally 20-50% ownership), are accounted for by the equity method.

REVENUE RECOGNITION

Revenue from consulting and professional services is recognized at the time the services are performed, evidence of an arrangement exists, the fee is fixed or determinable and collectibility is reasonably assured (in accordance with SOP 97-2 and SAB 101). Reimbursements, including those relating to travel and other out-of-pocket expenses, are included in revenues, and an equivalent amount of reimbursable expenses are included in cost of services.

Revenues for large services projects are recognized using the percentage of completion method for long-term construction type contracts where costs to complete the contract could reasonably be estimated. Revenues recognized in excess of billings are recorded as costs in excess of billings. Billings in excess of revenues recognized are recorded as deferred revenues until revenue recognition criteria are met. The relationship of costs incurred to date compared to estimated total costs at completion is used to determine the percentage of completion on the project. This percentage is applied to the total revenue to be earned on the project and that portion of revenue is recognized in the current period. Additionally, billings in excess of revenue recognized on projects being accounted for using the percentage-of-completion method are recorded as deferred revenues. The percentage-of-completion method is not applicable for the Company's software sales.

Revenue from software licensing and maintenance and support (not applicable for the year ended December 31, 2003) are also recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. The Evoke software is delivered directly by the Company either directly to the customer or to a distributor on an order by order basis. The software is not sold with any right of return privileges and, as a result, a FAS 48 reserve is not applicable. License fee revenue is recognized by the Company in the period in which delivery occurs. Maintenance and support revenue is recorded in revenue on a pro rata basis over the term of the maintenance and support agreement.

Deferred revenue (not applicable for the year ended December 31, 2003) is recorded when customers are invoiced for software maintenance and support. The revenue is recognized over the term of the maintenance and support agreement. Additionally, billings in excess of revenue recognized on projects being accounted for using the percentage-of-completion method are recorded as deferred revenues.

The Company licenses software and provides a maintenance and support agreement (not applicable for the year ended December 31, 2003) to customers. These items are invoiced as separate items and VSOE is determined for the maintenance and support, generally by identifying in the contract the cost of the maintenance and support to the customer in subsequent renewal periods.

ACCOUNTS RECEIVABLE

The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and changes the allowance for doubtful accounts, when deemed necessary, based on its history of past write-offs and collections, contractual terms and current credit conditions.

PROPERTY AND  EQUIPMENT

Property and equipment are stated at cost and includes equipment held under capital lease agreements. Depreciation, which includes amortization of leased equipment, is computed principally by an accelerated method and is based on the estimated useful lives of the various assets ranging from three to seven years. When assets are sold or retired, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

Expenditures for maintenance and repairs have been charged to operations. Major renewals and betterments have been capitalized.

AMORTIZATION

The Company amortizes deferred financing costs utilizing the effective interest method over the term of the related debt instrument. Acquired software is amortized on a straight-line basis over an estimated useful life of three years. Acquired contracts are amortized over a period that approximates the estimated life of the contracts, based upon the estimated annual cash flows obtained from those contracts, generally five to six years.

GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the amounts paid in connection with a settlement agreement with the Elligent Consulting Group to re-acquire the ownership rights to the Company and in connection with the acquisition of Scosys, Inc. Additionally, as part of the Scosys, DeLeeuw and Evoke acquisitions, the Company acquired intangible assets. The Company adopted FASB Statement 142 as of January 1, 2002 for all goodwill recognized in the Company's balance sheet as of December 31, 2001. This statement changed the accounting for goodwill from an amortization method to an impairment-only approach, and introduced a new model for determining impairment charges.

Goodwill and intangible assets are reviewed for impairment whenever events or circumstances indicate impairment might exist or at least annually. The Company assesses the recoverability of its assets, in accordance with SFAS No. 142 "Goodwill and Other Intangible Assets," comparing projected undiscounted cash flows associated with those assets against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. The Company's goodwill and intangible assets were not impaired at December 31, 2003. There have been no events or circumstances that would indicate that there has been any impairment during the nine months ended September 30, 2004.

DEFERRED FINANCING COSTS

The Company capitalizes costs associated with the issuance of debt instruments. These costs are amortized on a straight-line basis over the term of the related debt instruments, which currently range from one to three years.

DISCOUNT ON DEBT

The Company has allocated the proceeds received from convertible debt instruments between the underlying debt instrument and the detachable warrants and has recorded the discount on the debt instrument due to a beneficial conversion feature as a deferred charge. This deferred charge is being amortized to interest expense over the life of the related debt instruments, which currently range from one to five years.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk are cash and accounts receivable arising from its normal business activities. The Company routinely assesses the financial strength of its customers, based upon factors surrounding their credit risk, establishes an allowance for doubtful accounts, and as a consequence believes that its accounts receivable credit risk exposure beyond such allowances is limited. At December 31, 2003, one customer approximated 25% of the Company's accounts receivable balance. At September 30, 2004, one customer, LEC, a related party company, comprised approximately 17.6% of the Company's accounts receivable balance (unaudited).

The Company maintains its cash with a high credit quality financial institution. Each account is secured by the Federal Deposit Insurance Corporation up to $100,000.

ADVERTISING

The Company expenses advertising costs as incurred. Advertising costs amounted to approximately $8,000 and $5,700 for the years ended December 31, 2003 and 2002, respectively. Advertising costs amounted to $132,300 and $2,700 for the nine month periods ended September 30, 2004 and 2003, respectively (unaudited).

INCOME TAXES

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates.

On January 1, 2001, CSI elected to be an "S" Corporation whereby, the shareholders account for their share of CSI's earnings, losses, deductions and credits on their Federal and various state income tax returns. CSI is subject to New York City and various state income taxes. On September 30, 2003, CSI's "S" Corporation status was revoked in connection with the conversion of convertible subordinated debt into common shares. Effective October 1, 2004, as a result of the revocation, the Company's tax status reverts to a C Corporation and on a prospective basis, the Company would expect to have an effective income tax rate of approximately 40%.

The Company evaluates the amount of deferred tax assets that are recorded against expected taxable income over its forecasting cycle which is currently two years. As a result of this evaluation, the Company has recorded a valuation allowance of $1,240,800 in the third quarter of 2004 (unaudited). This allowance was recorded because, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax asset may not be realizable.

For informational purposes, the accompanying statements of operations include an unaudited pro forma adjustment for income taxes which would have been recorded if the Company had not been an "S" Corporation. During the first nine months of 2004, the Company's effective tax rate was estimated to be approximately 40%. This rate is based upon the statutory federal income tax rate of 34% plus a blended rate for the various states in which the Company incurs income tax liabilities, net of the federal income tax benefit for state taxes paid, of 6%. Since the Company was an "S" corporation for the full year of 2003, the pro forma rate is based on the Company's estimated income tax rate for 2004 and is not based upon the prior year's effective tax rate.

DERIVATIVES

In September 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133 " Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which requires the recognition of all derivatives as either assets or liabilities measured at fair value, with changes in value reflected as current period income (loss) unless specific hedge accounting criteria are met. The effective date of SFAS No. 133, as amended by SFAS No. 138, is for fiscal years beginning after September 15, 2000. The Company adopted SFAS No. 133 as of January 1, 2001, resulting in no material impact upon adoption. SFAS No. 133 did not have a material impact on the financial results for the years ended December 31, 2003 and 2002.

EQUITY INVESTMENTS

In  August  2003,  DeLeeuw  acquired  a  non-controlling   interest  in  DeLeeuw
International (a company formed under the laws of Turkey). The Company is accounting for its share of the income (losses) of this investment under the equity method.

The Company acquired 49% of all issued and outstanding shares of common stock of LEC as of May 1, 2004. The acquisition was completed through a Stock Purchase Agreement between the Company and Mary Ferrara, the sole stockholder of LEC. In connection with the acquisition, the Company (i) repaid a bank loan on behalf of the seller in the amount of $35,000; (ii) repaid an LEC bank loan in the amount of $38,000; and (iii) satisfied an LEC obligation for $10,000 of prior compensation to an employee. The Company accounts for its share of the income (losses) of this investment under the equity method.

FOREIGN CURRENCY TRANSLATION

Local currencies are the functional currencies for Evoke's foreign operations. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Income and expenses are translated at the average exchange rates during the period. Translation gains and losses not reflected in earnings are reported as a component of stockholders' equity.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS


Certain amounts in prior periods have been reclassified to conform to the 2003 presentation. Amounts previously recorded as unsecured convertible line of credit beneficial conversion feature charges in the amount of approximately $1,214,000 for the nine months ended September 30, 2004 have been reclassified as a component of interest expense (unaudited).


RESTATEMENT OF FINANCIAL STATEMENTS

The following is a brief description of the differences between the Company's original accounting treatment and the revised accounting treatment that it has concluded is appropriate and has been reflected in the accompanying financial statements for the respective periods.

Recognition of interest income on Due from Stockholders - Retained earnings at January 1, 2002 has been adjusted to reflect interest income on loans receivable due from stockholders. The Company's original accounting did not include any adjustments to its financial statements for interest due on these loans. These loans receivable bear interest at 3% per annum and are due and payable by December 31, 2005. The revised accounting resulted in an increase to retained earnings of $10,800 as of January 1, 2002. The Company also recorded an additional $5,400 as interest income as a result of the correction of this error for the year ended December 31, 2002.

Recognition of Additional Intangibles and Goodwill related to acquisition of Scosys, Inc. - Retained earnings at December 31, 2002 has been reduced by approximately $11,000 to reflect additional amortization expense on certain acquired intangibles and interest expense on an obligation to a third party in connection with the acquisition of Scosys, Inc. (See Note 5). The Company's original accounting did not properly include the amount of intangibles acquired in connection with the Scosys, Inc. acquisition in November 2002. In connection with this acquisition, the Company recorded an additional $351,723 in intangible assets and $349,088 in goodwill and a corresponding obligation of $700,811 to a third party. (See Note 7)

Stockholders' Equity - Common stock has been reduced by $1,000 and Additional paid in capital has been increased by $1,000 at January 1, 2002 to reflect the consolidated results of the Company which were previously reported as affiliated and combined entities.

Note 2: RECENT PRONOUNCEMENTS

On August 16, 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Specifically, this standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The entity is required to capitalize the cost by increasing the carrying amount of the related long-lived asset. The capitalized cost is then depreciated over the useful life of the related asset and the liability is accreted, with changes to the operating expense, to the estimated settlement obligation amount. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss. The standard is effective for fiscal years beginning after June 15, 2002. The Company adopted SFAS No. 143 as of as of January 1, 2003 and this adoption had no material impact on the Company's consolidated financial statements for the year ended December 31, 2003.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). SFAS 144 supersedes Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and certain provisions of APB Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 establishes standards for long-lived assets to be disposed of, and redefines the valuation and presentation of discontinued operations. SFAS 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The adoption of SFAS 144 did not have a material effect on the Company's consolidated financial position, results of operations, and cash flows.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. Previous accounting guidance was provided by EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 replaces EITF 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company adopted SFAS No. 146 as of January 1, 2003 and this adoption had no material impact on the Company's consolidated financial statements for the year ended December 31, 2003.

In November 2002, the EITF reached consensus on EITF No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables". This consensus requires that revenue arrangements with multiple deliverables be divided into separate units of accounting if the deliverables in the arrangement meet specific criteria. In addition, arrangement consideration must be allocated among the separate units of accounting based on their relative fair values, with certain limitations. The Company will be required to adopt the provisions of this consensus for revenue arrangements entered into after June 30, 2003, and the Company has decided to apply it on a prospective basis. The Company does not have any revenue arrangements that would have a material impact on its financial statements with respect to EITF No. 00-21.

In November 2002, the FASB issued FASB Interpretation, or FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. However, a liability does not have to be recognized for a parent's guarantee of its subsidiary's debt to a third party or a subsidiary's guarantee of the debt owed to a third party by either its parent or another subsidiary of that parent. The initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 irrespective of the guarantor's fiscal year end. The disclosure requirements of FIN No. 45 are effective for financial statements with annual periods ending after December 15, 2002. The Company does not have any guarantees that would require disclosure under FIN No. 45.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-based Compensation - Transition and Disclosure - an Amendment to SFAS No. 123". SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 for public companies. This statement is effective for fiscal years beginning after December 15, 2002. The Company adopted the disclosure requirements of SFAS No. 148 as of January 1, 2003 and plans to continue to follow the provisions of APB Opinion No. 25 for accounting for stock based compensation.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities - An Interpretation of ARB No. 51", which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 provides guidance related to identifying variable interest entities (previously known generally as special purpose entities, or SPEs) and determining whether such entities should be consolidated. FIN No. 46 must be applied immediately to variable interest entities created or interests in variable interest entities obtained, after January 31, 2003. For those variable interest entities created or interests in variable interest entities obtained on or before January 31, 2003, the guidance in FIN No. 46 must be applied in the first fiscal year or interim period beginning after June 15, 2003. The Company adopted FIN No. 46 as of January 1, 2003 and this adoption had no material impact on the Company's consolidated financial statements for the year ended December 31, 2003.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies the characteristics of an obligation of the issuer. This standard is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has determined that it did not have any financial instruments that are impacted by SFAS No. 150.

Note 3: PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                         December 31,           September 30,
                                            2003                    2004
                                         -----------            -----------
                                                                 (unaudited)

Computer equipment                       $   609,968            $   932,320
Furniture and fixtures                       103,777                260,577
Automobiles                                   72,833                 72,833
Leasehold improvements                        87,546                216,307
                                         -----------            -----------
                                             874,124              1,482,037
Accumulated depreciation                    (603,428)              (784,638)
                                         -----------            -----------
                                         $   270,696            $   697,399
                                         ===========            ===========

Note 4: RELATED PARTY TRANSACTIONS

Due from stockholders of $204,000 at December 31, 2003 consists of loans receivable and accrued interest thereon from the majority stockholders / officers of the Company. These loans bear interest at 3% per annum and are due and payable by December 31, 2005. As of September 30, 2004, Scott Newman, Chief Executive Officer, and Glenn Peipert, Chief Operating Officer, owed the Company an aggregate of approximately $208,000, including accrued interest. These loans were repaid in full as of November 16, 2004 (unaudited).

Note 5: INTANGIBLES

Intangibles acquired have been assigned as follows:

                                                                December 31,       September 30,
                                                                   2003               2004
                                                                -----------        -----------
                                                                                   (unaudited)
Customer Contracts                                              $   414,000        $ 2,376,000
Approved vendor status                                                   --          1,597,000
Computer software                                                        --          1,381,000
Tradename                                                                --          1,166,742
Proprietary rights and rights to the name of Scosys, Inc.            20,000             20,000
                                                                -----------        -----------
                                                                    434,000          6,540,742
Accumulated amortization                                            (89,710)          (461,063)
                                                                -----------        -----------

                                                                $   344,290        $ 6,079,679
                                                                ===========        ===========


Note 6: LINE OF CREDIT

The credit facility provides for a maximum borrowing of $2,250,000, based on eligible accounts receivable. The interest rate is at the bank's prime rate plus one (5.0% at December 31, 2003). The line is collateralized by all corporate assets, guaranteed by the Company's shareholders, and expires on June 30, 2004. As of December 31, 2003, the Company is in violation of certain financial covenants in connection with the credit facility and notes payable to a bank. (See Note 14).

On October 29, 2003, the Company obtained an additional $2,000,000 Unsecured Convertible Line of Credit Note. The terms of the note provide for interest accruing at 7% per annum with a maturity date of October 28, 2008, unless converted into Common Stock at the Company or the Noteholder's option. (See Note
14)

On March 30, 2004, the Company executed a $3,000,000 revolving line of credit with North Fork Bank (formerly known as TrustCompany Bank) secured by substantially all of the corporate assets. The terms of this note provided for interest accruing on advances at seven eighths of one percent (7/8%) over the institution's prime rate.

(Unaudited)

On August 16, 2004, the Company replaced its $3,000,000 line of credit with North Fork Bank with a revolving line of credit with Laurus Master Fund, Ltd. ("Laurus"), whereby the Company will have access to borrow up to $6,000,000 based upon eligible accounts receivable. This revolving line, effectuated through a $2,000,000 convertible minimum borrowing note and a $4,000,000 revolving note, provides for advances at an advance rate of 90% against eligible accounts receivable, with an annual interest rate of prime rate (as reported in the Wall Street Journal) plus 1%, and maturing in three years. The Company has no obligation to meet financial covenants under the $2,000,000 convertible minimum borrowing note or the $4,000,000 revolving note. These notes will be decreased by 1.0% for every 25% increase above the fixed conversion price prior to an effective registration statement and 2.0% thereafter up to a minimum of 0.0%. This line of credit is secured by substantially all the corporate assets. Both the $2,000,000 convertible minimum borrowing note and the $4,000,000 revolving note provide for conversion at the option of the holder of the amounts outstanding into the Company's common stock at a fixed conversion price of $0.14 per share. In the event that the Company issues Company common stock or derivatives convertible into Company common stock for a price less than the aforementioned fixed conversion price, then the fixed conversion price is reset using a weighted average dilution calculation. Additionally, in exchange for a secured convertible term note bearing interest at prime rate (as reported in the Wall Street Journal) plus 1%, Laurus has made available to the Company an additional $5,000,000 to be used for acquisitions. The Company no obligation to meet financial covenants under the $5,000,000 secured convertible term note. This note is convertible into Company common stock at a fixed conversion price of $0.14 per share. In the event that the Company issues Company common stock or derivatives convertible into Company common stock for a price less than the fixed conversion price, then the fixed conversion price is reset to the lower price on a full-ratchet basis. This note matures in three years. This cash will be restricted for use until approved acquisition targets identified by the Company are approved by Laurus. A portion of Laurus's revolving line of credit was used to pay off all outstanding borrowings from North Fork Bank. The Company issued Laurus a common stock purchase warrant that provides Laurus with the right to purchase 12,000,000 shares of the Company's common stock. The exercise price for the first 6,000,000 shares acquired under the warrant is $0.29 per share, the exercise price for the next 3,000,000 shares acquired under the warrant is $0.31 per share, and the exercise price for the final 3,000,000 shares acquired under the warrant is $0.35 per share. The common stock purchase warrant expires on August 16, 2011. Using the Black-Scholes option pricing model, the Company determined the fair value of the warrant to be $2.0 million. The Company paid $749,000 in brokerage and transaction closing related costs. These costs were deducted from the $5,000,000 restricted cash balance provided to the Company by Laurus. As of September 30, 2004, $3,200,000 was outstanding under the revolving line of credit. The interest rate on the revolving line and the acquisition note was 5.75% during September 2004. As a result of the beneficial conversion feature associated with the aforementioned notes payable, a discount on debt issued was recorded by the Company in the amount of $5,621,630 in the September 2004 quarter which will be amortized to interest expense over the three year life of the debt agreement. As a result of the beneficial conversion feature, a discount on debt issued of $5.6 million was recorded and is being amortized to interest expense over the three year life of the debt agreement.

The fair value of the 12,000,000 warrants was determined to be $2.0 million using the Black-Scholes option pricing model. The assumptions used in the fair value calculation were as follows: stock prices of $0.21, exercise prices of $0.29, $0.31 and $0.35 (as applicable), term of seven years, volatility (annual) of 150.65%, annual rate of quarterly dividends of 0%, a risk free rate of 1.33%, and the fair value per share of the warrants was accordingly calculated to be $0.20. The Company will amortize this relative fair value of the warrants to interest expense over the seven-year life of the debt agreement. The note also includes a beneficial conversion feature and a discount on debt of $5.6 million was recorded in September 2004 and will also be amortized over the seven -year life of the debt agreement.

Note 7: LONG-TERM DEBT

Long term debt consists of the following:

Long term debt consists of the following:

                                                                                                December 31,       September 30,
                                                                                                   2003               2004
                                                                                                -----------        -----------
                                                                                                                   (Unaudited)

Note payable to a bank requiring monthly  installments of $8,333,  plus interest at the bank's  prime rate plus 1/4% (4.25% at December 31, 2003),  due November
2005. The note is  collateralized  by all corporate  assets and is guaranteed by
the Company's stockholders                                                                      $   191,666        $        --

Note payable to a bank requiring monthly installments of $11,667,  plus interest at LIBOR plus 200 basis points, due November 2005. The note is collateralized by all corporate  assets,  pledged  securities of one of the  stockholders,  and is
guaranteed  by the Company's stockholders. The LIBOR rate at December 31, 2003 was 1.46%            268,333                 --

An obligation due to a third party in connection with an acquisition of Scosys, payable through May 2004. The obligation has been present valued at the Company's implicit
borrowing rate at the time of the acquisition (5.25%)                                               213,533                 --

Secured  convertible  term note with a maturity  date of August 16,  2007 unless converted into common stock at the note holder's option.  The initial conversion price is $0.14 per share. Interest accrues at a rate of prime plus one percent
See note 6 - Line of Credit for further description of this transaction                                  --          5,000,000

Convertible  line of credit  note with a  maturity  date of June 6, 2009  unless converted into common stock at the Company or the note holder's option. Interest accrues at 7% per annum. The original conversion price to shares of common stock is equal to 75% of the average  trading price for the prior ten trading days. In
September 2004,  the price was reset to $0.105 per share. A warrant to purchase
4,166,666 shares of Company common stock was also issued.  The exercise price of the  warrant is $0.14 per share and the  warrant  expires  on June 6, 2009.  An allocation of the relative fair value of the warrant and the debt instrument was performed.  The relative fair value of the warrant was determined to be $500,000 and is being amortized to interest expense over the life of the note. A discount on debt issued of $1,500,000 was recorded in September 2004 based on the  reset
conversion terms                                                                                         --          2,000,000

Notes payable under capital lease obligations payable to various finance companies
for equipment at varying rates of interest and maturity dates through 2007                           22,377            239,142
                                                                                                -----------        -----------

                                                                                                    695,909          7,239,142
Relative  fair  values  ascribed  to  warrants  associated  with the above  debt instruments.  This amount is being accreted to the debt instrument over the term
of the related debt agreements, which range from three to five years                                     --         (2,414,494)

Less: Current portion of long-term debt including obligations under capital leases
of $8,448 and $110,622 for 2003 and 2004, respectively                                             (461,981)          (110,622)
                                                                                                -----------        -----------
                                                                                                $   233,928        $ 4,714,026
                                                                                                -----------        -----------

Future annual payments of long-term debt is as follows:



                                December 31,            September 30,
               Years Ending         2003                    2004
               ------------     ------------             ----------
                                                         (unaudited)
                 2004            $461,981                $       --
                 2005             227,706                   110,622
                 2006               6,222                   103,875
                 2007                  --                 5,024,645
                 2008                  --                        --
                 2009                  --                 2,000,000
               -----------------------------------------------------
                                 $ 695,909              $ 7,239,142
               -----------------------------------------------------


As a result of the Replacement Line of Credit described in Note 14, no long-term portion of the Notes payable to the bank were reclassified to be reported as currently due as a result of the Company's violation of existing covenants.

Note 8: OBLIGATIONS UNDER CAPITAL LEASES

The Company has entered into various capital leases that are collateralized by computer equipment with an original cost of approximately $389,000 as of December 31, 2003 and $338,000 as of September 30, 2004 (unaudited).

The following is a schedule of future minimum payments required under the leases together with their present value as of December 31, 2003 and September 30, 2004 (unaudited):

                                                                                      Year ended
                                                             Year ended            September 30, 2004
                                                          December 31, 2003           (unaudited)
                                                        -------------------        ------------------
                           2004                         $      11,012              $        --
                           2005                                 9,219                  154,878
                           2006                                 6,593                  120,441
                           2007                                    --                   26,394
                                                        --------------------       ------------------
                                                               26,824                  301,713

            Less: Amount representing interest                 (4,447)                 (62,571)
                                                        --------------------       ------------------

                                                        $      22,377              $   239,142
                                                        ====================      ===================

Note 9: STOCKHOLDERS' EQUITY

In July 2003, the Company issued $1,500,000 of 7% Convertible Promissory Notes due January 1, 2006. On September 30, 2003, these notes were converted into 100,000 shares of CSI's common stock.

Note 10: INCOME TAXES

The Company provides for federal and state income taxes in accordance with current rates applied to accounting income before taxes. The provision for income taxes is as follows:


                          Years ended December 31,
                      ----------------------------------     Nine months ended
                         2003                     2002      September 30, 2004
                      ---------                ---------         ---------
                                                                (unaudited)
Current-Federal       $      --                $  63,300         $      --
Current-State                --                   37,800                --
Deferred-Federal       (147,800)                 (63,500)         (116,135)
Deferred-State          (43,000)                 (15,200)         (20,1356)
                      ---------                ---------         ---------

                      $(190,800)               $  22,400         $(136,271)
                      =========                =========         =========


Deferred tax benefit in 2002 consisted of the temporary difference caused by the conversion of cash-basis tax accounting to accrual-basis tax accounting pursuant to Internal Revenue Code section 481(a) which allows up to a 4 year spreading of the income and expenses caused by the change in accounting method that completed during 2002.

The Company has net operating loss carry-forwards for both Federal and State purposes totaling approximately $413,000 that expire in 2023.

Deferred  tax  assets   (liabilities)   consisted  of  the  following  temporary
differences:


                            December 31, 2003      September 30, 2004
                            -----------------      ------------------
                                                        (unaudited)

Net operating losses           $   164,900             $ 1,204,000
Accounts receivable                 36,700                  60,200
property and equipment               2,200                   2,200
Goodwill                           (36,900)                (60,500)
Intangible assets                   23,900                  98,800
                               -----------             -----------

                               $   190,800               1,304,700
                               ===========
Valuation allowance                                     (1,240,762)
                                                       -----------
                                                       $    63,938
                                                       ===========

The Company evaluates the amount of deferred tax assets that are recorded against expected taxable income over its forecasting cycle which is currently two years. As a result of this evaluation, the Company has recorded a valuation allowance of approximately $1,240,800 in the quarter ending September 2004. This allowance was recorded because, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax asset may not be realized.

Income taxes computed at the federal statutory rate differ from the amounts provided as follows:

                                                       For the year ended December 31,   For the nine months   For the nine months
                                                       -------------------------------     ended September 30,  ended September 30,
                                                          2002                2003               2003              2004
                                                       ---------------------------------------------------------------------------
                                                               (Unaudited)                  (Unaudited)            (Unaudited)
Provision for Federal taxes at statutory rate (34%)    $   217,000        $  (169,000)       $   (23,000)           $(1,498,000)
State taxes, net of Federal benefit                         25,000            (21,800)            (4,000)              (264,000)
Permanent difference due to non-deductible items            24,000                  -             21,900                513,800
Difference between income reported for income tax
purposes and financial reporting purposes
Valuation allowance applied against income tax benefit    (243,600)                 -              5,100              1,111,929
                                                       ---------------------------------------------------------------------------
Income tax provision                                   $    22,400        $  (190,800)       $         -           $   (136,271)
                                                       ===========================================================================

Note 11: MAJOR CUSTOMERS

During 2003, the Company had sales to two major customers, Morgan Stanley (approximately 11%) and Verizon Wireless (approximately 29%), which totaled approximately $5,819,000. Amounts due from these customers included in accounts receivable were approximately $729,000 at December 31, 2003. As of December 31, 2003, Morgan Stanley and Verizon Wireless accounted for approximately 19% and 15% of the Company's accounts receivable balance, respectively.

During 2002, the Company had sales to these same two major customers, Morgan Stanley (approximately 27%) and Verizon Wireless (approximately 32%), which totaled approximately $9,540,000. Amounts due from these customers included in accounts receivable were approximately $726,000 at December 31, 2002. Further, as of December 31, 2002, one customer, Verizon Wireless, accounted for approximately 26% of the Company's accounts receivable balance.

During the nine month period ended September 30, 2004, two of our clients, LEC (17.9%) and Bank of America (13.4%), accounted for approximately 31% of total revenues. Amounts due from these customers included in accounts receivable were $2,334,073 at September 30, 2004 (unaudited). Further, as of September 30, 2004 (unaudited), one customer, LEC, accounted for 17.6% of the Company's accounts receivable balance.

Note 12: EMPLOYEE BENEFIT PLAN

The Company has a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code that covers substantially all employees. Eligible employees may contribute on a tax deferred basis a percentage of compensation up to the maximum allowable amount. Although the plan does not require a matching contribution by the Company, the Company may make a contribution. The Company's contributions to the plan for the years ended December 31, 2003 and 2002 was approximately $24,000 and $20,000, respectively, and $28,000 for the nine months ended September 30, 2004 (unaudited).

Note 13: COMMITMENTS

LEASE COMMITMENTS

The Company's corporate headquarters are located in East Hanover, New Jersey, where it operates under an amended lease agreement expiring December 31, 2010. In addition to minimum rentals, the Company is liable for its proportionate share of real estate taxes and operating expenses, as defined.

Rent expense, including automobile rentals, totaled approximately $313,000 and $416,000 in 2003 and 2002, respectively, and $296,353 for the nine months ended September 30, 2004 (unaudited).

The Company is committed under several operating leases for automobiles that expire during 2007.

Future minimum lease payments due under all operating lease agreements as of December 31, 2003 and September 30, 2004 (unaudited) are as follows:

      Years Ending December 31

                                OFFICE            AUTOMOBILES           TOTAL
                              ----------          ----------          ----------

                2004          $  310,615          $   33,013          $  343,628
                2005             299,575              30,785             330,360
                2006                  --              30,785              30,785
                2007                  --               7,696               7,696
                              ----------          ----------          ----------

                              $  610,190          $  102,279          $  712,469
                              ==========          ==========          ==========

      Years Ending September 30, (unaudited)

                                OFFICE            AUTOMOBILES           TOTAL
                              ----------          ----------          ----------

                2004          $  316,325          $   73,410          $  389,735
                2005             308,635              59,373             368,008
                2006             297,595              52,893             350,488
                2007             297,595              20,303             317,898
                2008             297,595                  --             297,595
          Thereafter             595,190                  --             595,190
                              ----------          ----------          ----------

                              $2,112,934          $  205,980          $2,318,914
                              ==========          ==========          ==========


LETTER OF CREDIT

The Company is committed under an outstanding letter of credit with a bank to secure the security deposit on the office space in the amount of $83,375 as of September 30, 2004 (unaudited) and December 31, 2003 and $191,356 as of December 31, 2002.

AGREEMENTS

During 2002, the Company executed a twelve month employment agreement with one of Scosys' senior management. This agreement expired in November 2003 and has not been renewed.

Note 14: SUBSEQUENT EVENTS

Reverse Merger

On August 21, 2003, LCS Group, Inc., LCS Acquisition Corp., a wholly owned subsidiary of LCS Group, Inc., CSI and CSI's executive officers and principal stockholders, executed an Agreement and Plan of Reorganization to merge CSI into LCS Acquisition Corp. This transaction was consummated on January 30, 2004, CSI became the operating entity, LCS Group changed its name to CSl and the CSI shareholders control approximately 84% of the shares of the Company.

In connection with this transaction, LCS Group, Inc. agreed to a.) increase the number of common shares they were authorized to issue from 50,000,000 to 1,000,000,000; b.) authorized the right to issue up to 20,000,000 shares of preferred stock; and c.) adopted the 2003 Stock Incentive Plan (the "2003 Stock Option Plan").

The 2003 Stock Option Plan authorizes the issuance of up to 100,000,000 shares of common stock for issuance upon exercise of options. It also authorizes the issuance of stock appreciation rights. On March 29, 2004, the Company granted 19,200,000 options to purchase its common stock at an exercise price of $0.165. The 19.2 million options granted on March 29, 2004 were granted to the following company employees: Vice President and Chief Financial Officer, Vice President and General Manager, Practice Director - The Center for Data Warehousing, Director of Business Development, Vice President of Professional Services and Vice President of Technology. The options have a ten year life and vest over a three year period. There was no compensation expense recorded in the Company income statement. The fair value of the options was determined using the Black-Scholes option pricing model and the pro-forma impact on earnings was disclosed in footnote form.

Although LCS Group, Inc. was the legal survivor in the merger and remains the Registrant with the Securities and Exchange Commission, the merger was accounted for as a reverse acquisition, whereby CSI was considered the "acquirer" of LCS Group, Inc. for financial reporting purposes, as CSI's stockholders control more than 50% of the post transaction combined company. Among other matters, reverse merger accounting requires LCS Group, Inc. to present in all financial statements and other public filings, prior historical and other information of CSI, and a retroactive restatement of CSI's historical stockholders' equity. The retroactive restatement took place subsequent to the merger on January 30, 2004.

Pro forma information: For the nine months ended November 30, 2003, LCS Group Inc. reported an unaudited loss from operations of approximately $561,000. The loss from operations consisted of $487,000 of selling, general and administrative expenses and $74,000 of interest expense. As part of the merger with CSI, a condition precedent to closing the merger transaction, 100% of the outstanding stock of LCS Golf, Inc. (a wholly-owned subsidiary of LCS Group, Inc.) was required to be sold to a third-party. As the results noted above are those of LCS Golf, Inc. which was sold prior to the merger, no pro-forma results of operations are shown as there is no continuing impact or effect to results of operations. As a result of the retroactive recapitalization, CSI would have had 593,000,000 and 592,900,000 shares of common stock outstanding as of December 31, 2003 and 2002, respectively.

Borrowings under the Unsecured Convertible Line of Credit Note

On October 29, 2003, the Company made arrangements to obtain a $2,000,000 Unsecured Convertible Line of Credit Note. The terms of this new note provide for interest accruing on advances at 7% per annum with a maturity date of October 28, 2008, unless converted into Common Stock at the Company's or the Note holder's option. As of February 28, 2004, the Company has drawn down on the facility and received advances totaling $2,000,000.

Replacement Line of Credit

On March 30, 2004, the Company executed a $3,000,000 revolving line of credit secured by substantially all of the corporate assets with a new financial institution. This credit facility was utilized to replace the existing Line of Credit facility expiring in June 2004 and both Notes payable to a bank. The terms of this new note provide for interest accruing on advances at seven eighths of one percent (7/8%) over the institution's prime rate. This line of credit contains certain financial covenants including but not limited to a.) Debt Service Coverage ratios; b.) Minimum Tangible Capital Funds limits; and c.) Current Ratio limits, as defined. The Company started to be measured quarterly on these covenants beginning June 30, 2004.

DeLeeuw Acquisition

In March 2004, the Company formed a wholly-owned acquisition subsidiary, DeLeeuw Conversion LLC ("DCL"), for the purpose of consummating a merger with DeLeeuw Associates, Inc. a privately-held New Jersey corporation ("DAI"). On March 4, 2004, DCL completed the merger with DAI. At the closing of the merger, DAI was merged with and into DCL, and Mr. DeLeeuw received $2,000,000 and 80,000,000
outstanding  shares  of  common  stock  of  CSI  (approximately   11.9%  of  the
outstanding shares). On March 5, 2004, DCL changed its name to Deleeuw Associates, LLC.

Employment Agreements

On February 27, 2004, Robert C. DeLeeuw, Senior Vice President and President of our wholly owned subsidiary, DeLeeuw Associates, LLC, agreed to a three-year employment agreement. The agreement provides for an annual salary to Mr. DeLeeuw of $350,000 and an annual bonus to be awarded by our to-be-appointed
Compensation Committee. The agreement also provides for health, life and disability insurance. In the event that Mr. DeLeeuw's employment is terminated other than with good cause, he will receive a payment of one year's base salary.

On March 26, 2004, the Company entered into employment agreement with Scott Newman , CSI's President and Chief Executive Officer, director and principal stockholder. The agreement provides for an annual salary of $500,000 and an annual bonus to be awarded by the Company's to-be-appointed Compensation Committee. The agreement also provides for health, life and disability insurance, as well as a monthly car allowance. In the event that Mr. Newman's employment is terminated other than with good cause, he will receive a payment of three year's base salary.

On March 26, 2004, the Company entered into employment agreement with Glenn Peipert, CSI's Vice President and Chief Operating Officer, director and principal stockholder. The agreement provides for an annual salary of $375,000 and an annual bonus to be awarded by the Company's to-be-appointed Compensation Committee. The agreement also provides for health, life and disability insurance, as well as a monthly car allowance. In the event that Mr. Peipert's employment is terminated other than with good cause, he will receive a payment of three year's base salary.

On March 26, 2004, the Company entered into employment agreement with Mitchell Peipert, CSI's Vice President and Chief Financial Officer. The agreement provides for an annual salary to of $200,000 and an annual bonus to be awarded by the Company's to-be-appointed Compensation Committee. The agreement also provides for health, life and disability insurance, as well as a monthly car allowance. In the event that Mr. Peipert's employment is terminated other than with good cause, he will receive a payment of three year's base salary.

Note 15: SUBSEQUENT EVENTS (UNAUDITED)

Acquisition of DeLeeuw Associates, Inc.

      In February 2004, the Company formed a wholly owned acquisition subsidiary, DeLeeuw Conversion LLC ("DCL"), for the purpose of consummating a merger with DeLeeuw Associates, Inc. a privately-held New Jersey corporation ("DAI"). On March 4, 2004, DCL completed the merger with DAI, whereby DAI was merged with and into DCL, and Robert C. DeLeeuw, the president and sole stockholder of DAI, received $2,000,000 and 80,000,000 shares of common stock of CSI (at the time, approximately 11.9% of the outstanding shares). On March 5, 2004, DCL changed its name to DeLeeuw Associates, LLC. The Company's consolidated financial statements include DeLeeuw Associates results of operations for the period subsequent to its acquisition on March 4, 2004. Exclusive of future consideration, the purchase price was allocated to the various assets of DeLeeuw Associates as follows:

            The components and allocations of the purchase price were based on the fair value of assets and liabilities acquired as of the acquisition date.

                  COMPONENTS OF PURCHASE PRICE:
                  -----------------------------

                  Cash payments                               $ 1,939
                  Acquisition costs                                71
                  Value of Common Stock                         2,158
                                                              -------
                                                              $ 4,168

                  ALLOCATION OF PURCHASE PRICE:

                  Approved vendor status (a)                   (1,597)..........(indefinite life)
                  Accounts receivable                            (975)
                  Tradename                                      (722)..........(indefinite life)
                  Goodwill                                     (1,404)
                  Other assets                                    (56)
                  Current liabilities assumed                     286
                  Deferred tax liability assumed                  300
                                                              -------
                                                              $    --
                                                              =======
================================================================================


An approved vendor is on an exclusive list to provide vendor services to a specified client and has previously met established quality control standards of that client.

No value has been ascribed to the property and equipment acquired in connection with the acquisition of DeLeeuw Associates based upon valuations as of the acquisition date.

Acquisition of Evoke Software Corporation

      On June 28, 2004, CSI, through its subsidiary Evoke Asset Purchase Corp., acquired substantially all of the assets and assumed substantially all of the liabilities of Evoke, a privately-held California corporation. The acquisition was completed pursuant to an Asset Purchase Agreement between CSI, Evoke Asset Purchase Corp. and Evoke. In connection with the acquisition, CSI (i) issued 72,543,956 shares of its common stock to Evoke, 7,150,000 of which have been deposited into an escrow account for a period of one-year and may be reduced based upon claims for indemnification that may be made pursuant to the agreement; (ii) issued 5% of the outstanding shares of the Evoke Asset Purchase Corp. to Evoke; (iii) issued 3,919,093 shares of its common stock to certain executives of Evoke as a severance payment and to certain employees as retention shares; and (iv) agreed to pay $448,154 in deferred compensation to certain employees of Evoke. For accounting purposes, this transaction was deemed to have occurred on June 30, 2004. Transaction volumes between June 28 and June 30, 2004 were de minimis.

      To reflect the acquisition of assets and assumption of certain liabilities of Evoke and the allocation of the purchase price on the basis of the fair value of the assets received, liabilities assumed, and the fair values assigned to identifiable intangible assets and to goodwill in June 2004, presented as if the acquisition had occurred in December 2003 (in thousands), the purchase price was allocated to the various assets and liabilities of Evoke as follows:

      The components and allocations of the purchase price were based on the fair value of assets and liabilities acquired as of the acquisition date.

                  COMPONENTS OF PURCHASE PRICE:
                  -----------------------------
                  Value of Common Stock               $ 1,789
                  Acquisition costs                       151
                                                      -------
                                                      $ 1,940

                  ALLOCATION OF PURCHASE PRICE:

                  Customer contracts                   (1,962).........(Six year estimated life)
                  Computer software                    (1,381).........(Three year estimated life)
                  Trade name                             (445).........(indefinite life)
                  Accounts receivable                    (580)
                  Furniture and equipment                (184)
                  Cash                                   (497)
                  Prepaid expenses                        (78)
                  Other assets                            (11)
                  Deferred revenue                      1,254
                  Deferred compensation                   443
                  Other liabilities                     1,302
                  Minority interest                       199
                                                      -------
                                                      $    --
                                                      =======


      The weighted average life of the identifiable intangible assets is 4.3 years.

      7,150,000 shares of common stock of the Company have been withheld pursuant to the Holdback Agreement among the Company, Evoke Asset Purchase Corp. and Evoke Software Corporation, dated June 28, 2004, for a period of one year. At the end of one year, if the Company is entitled to indemnification pursuant to the Asset Purchase Agreement among the same parties, then the Company shall retain all rights, title and interest in and to that portion of the holdback shares necessary to satisfy the applicable amount of such indemnity obligation. In the event that these shares are released pursuant to the Indemnification Agreement within the specified period, this will be deemed additional consideration in connection with this acquisition.

      Pursuant to the Non-Competition Agreement among the Company and Lacy Edwards, dated June 28, 2004, Mr. Edwards shall not directly or indirectly compete with the Company or its subsidiaries. No allocation of purchase price has been ascribed in connection with this agreement.

      The severance payment in shares of common stock to three former Evoke employees was part of the negotiated purchase price and reflected in "Components of Purchase Price" above. Such severance payments were not allocated as part of purchase price and have no continuing impact on subsequent pro forma earnings.

      512,500 shares of common stock of the Company have been paid to certain Evoke employees to retain their employment. A charge of $87,125 was included in the Company's results of operations for the quarter ending June 30, 2004.

      Deferred revenue acquired in conjunction with the purchase of Evoke relates to maintenance contracts that the Company has assumed a contractual obligation to fulfill. In accordance with EITF 01-3: "Accounting in a Business Combination for Deferred Revenue of an Acquiree," this liability was recorded at its fair value.

      The unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and the nine months ended September 30, 2004 set forth below gives effect to the acquisitions of DeLeeuw Associates, LLC and Evoke Software Corporation as if they occurred on January 1, 2003.

                               Year ended            Nine months ended
                            December 31, 2003        September 30, 2004
                               ------------            ------------
Revenues                       $ 25,422,859            $ 21,035,774
Net Loss                       $ (3,301,174)           $ (4,985,292)
Net Loss per share             $      (0.01)           $      (0.01)

Line of credit

      In February 2004, we obtained $2.0 million in financing pursuant to an October 2003 unsecured convertible line of credit note. We have no obligation to meet financial covenants under this line of credit agreement. In May 2004, pursuant to the complete conversion of this unsecured convertible line of credit note, the participating investor received 16,666,666 shares of our common stock, plus interest. We have no obligation to meet financial covenants under this line of credit agreement. Due to an adjustment in the conversion price in September 2004, participating investors received an additional 2,380,953 shares of common stock. As a result of the initial conversion and the adjustment, we recorded a beneficial conversion charge of $1.2 million. Further in May 2004, we raised an additional $2.0 million pursuant to a new five-year unsecured promissory note with the same investor. In June 2004, we replaced the May 2004 note by issuing a five-year $2.0 million unsecured convertible line of credit note with the same investor. The note accrues at an annual interest rate of 7%, and the conversion price of the shares of common stock issuable under the note is equal to $0.105 per share. In addition, such investor received a warrant to purchase 4,166,666 shares of our common stock at an exercise price of $0.105 per share. This warrant expires in June 2009. This note also contains beneficial conversion features, and as a result, we recorded a beneficial conversion charge of $1.5 million which is being amortized into income over the life of the debt instrument. Additionally, using the Black-Scholes option pricing model, we determined the fair value of the warrant to be $500,000.

      The fair value of the 4,166,666 warrants was determined to be $500,000 using the Black-Scholes option pricing model. The assumptions used in the fair value calculation were as follows: stock price of $0.18, exercise price of $0.14, term of five years, volatility (annual) of 138.62%, annual rate of quarterly dividends of 0%, a risk free rate of 1.33%, and the fair value per share of the warrants was accordingly calculated to be $0.16. The Company will amortize this relative fair value of the warrants to interest expense over the five-year life of the debt agreement. The note also includes a beneficial conversion feature and a discount on debt of $1.5 million was recorded in September 2004 and will also be amortized over the five-year life of the debt agreement.

      On March 30, 2004, the Company executed a $3,000,000 revolving line of credit with North Fork Bank (formerly known as TrustCompany Bank) secured by substantially all of the corporate assets. The terms of this note provide for interest accruing on advances at seven eighths of one percent (7/8%) over the institution's prime rate.

      On August 16, 2004, the Company replaced its $3,000,000 line of credit with North Fork Bank with a revolving line of credit with Laurus Master Fund, Ltd. ("Laurus"), whereby the Company has access to borrow up to $6,000,000 based upon eligible accounts receivable. This revolving line, effectuated through a $2,000,000 convertible minimum borrowing note and a $4,000,000 revolving note, provides for advances at an advance rate of 90% against eligible accounts receivable, with an annual interest rate of prime rate (as reported in the Wall Street Journal) plus 1%, and maturing in three years. We have no obligation to meet financial covenants under the $2,000,000 convertible minimum borrowing note or the $4,000,000 revolving note. These notes will be decreased by 1.0% for every 25% increase above the fixed conversion price prior to an effective registration statement and 2.0% thereafter up to a minimum of 0.0%. This line of credit is secured by substantially all the corporate assets. Both the $2,000,000 convertible minimum borrowing note and the $4,000,000 revolving note provide for conversion at the option of the holder of the amounts outstanding into the Company's common stock at a fixed conversion price of $0.14 per share. In the event that the Company issues common stock or derivatives convertible into Company common stock for a price less the aforementioned fixed conversion price, then the fixed conversion price is reset using a weighted average dilution calculation. Additionally, in exchange for a secured convertible term note bearing interest at prime rate (as reported in the Wall Street Journal) plus 1%, Laurus has made available to the Company an additional $5,000,000 to be used for acquisitions. We have no obligation to meet financial covenants under the $5,000,000 secured convertible term note. This note is convertible into Company common stock at a fixed conversion price of $0.14 per share. In the event that the Company issues Company common stock or derivatives convertible into Company common stock for a price less the fixed conversion price, then the fixed conversion price is reset to the lower price on a full-ratchet basis. This note matures in three years. This cash will be restricted for use until approved acquisition targets identified by the Company are approved by Laurus. A portion of Laurus's revolving line of credit will be used to pay off all outstanding borrowings from North Fork Bank. The Company issued Laurus a common stock purchase warrant that provides Laurus with the right to purchase 12,000,000 shares of the Company's common stock. The exercise price for the first 6,000,000 shares acquired under the warrant is $0.29 per share, the exercise price for the next 3,000,000 shares acquired under the warrant is $0.31 per share, and the exercise price for the final 3,000,000 shares acquired under the warrant is $0.35 per share. The common stock purchase warrant expires on August 16, 2011. Using the Black-Scholes option pricing model, we determined the fair value of the warrant to be $2.0 million. The Company paid $749,000 in brokerage and transaction closing related costs. These costs will be deducted from the $5,000,000 restricted cash balance being provided to the Company by Laurus. As a result of the beneficial conversion feature, a discount on debt issued of $5.6 million was recorded and is being amortized to interest expense over the three year life of the debt agreement.

      The fair value of the 12,000,000 warrants was determined to be $2.0 million using the Black-Scholes option pricing model. The assumptions used in the fair value calculation were as follows: stock prices of $0.21, exercise prices of $0.29, $0.31 and $0.35 (as applicable), term of seven years, volatility (annual) of 150.65%, annual rate of quarterly dividends of 0%, a risk free rate of 1.33%, and the fair value per share of the warrants was accordingly calculated to be $0.20. The Company will amortize this relative fair value of the warrants to interest expense over the seven-year life of the debt agreement. The note also includes a beneficial conversion feature and a discount on debt of $5.6 million was recorded in September 2004 and will also be amortized over the seven -year life of the debt agreement.

Short term notes payable

      In September 2004, we issued to Sands Brothers Venture Capital LLC, Sands Brothers Venture Capital III LLC and Sands Brothers Venture Capital IV LLC (collectively, "Sands") three subordinated secured convertible promissory notes equaling $1,000,000 (the "Notes"), each with an annual interest rate of 8% expiring September 22, 2005. We have no obligation to meet financial covenants under the Notes. The Notes are secured by substantially all corporate assets, subordinate to Laurus. The Notes are convertible into shares of our common stock at the election of Sands at any time following the consummation of a convertible debt or equity financing with gross proceeds of $5 million or greater (a "Qualified Financing"). The conversion price of the shares of our common stock issuable upon conversion of the Notes shall be equal to a price per share of common stock equal to forty percent (40%) of the price of the securities issued pursuant to a Qualified Financing. If no Qualified Offering has been consummated by September 8, 2005, then Sands may elect to convert the Notes at a fixed conversion price of $0.14 per share. In the event that we issue stock or derivatives convertible into our stock for a price less the aforementioned fixed conversion price, then the fixed conversion price is reset using a weighted average dilution calculation. We also issued Sands three common stock purchase warrants (the "Warrants") providing Sands with the right to purchase 6,000,000 shares of our common stock. The exercise price of the shares of our common stock issuable upon exercise of the Warrants shall be equal to a price per share of common stock equal to forty percent (40%) of the price of the securities issued pursuant to a Qualified Financing. If no Qualified Offering has been consummated by September 8, 2005, then Sands may elect to exercise the Warrants at a fixed conversion price of $0.14 per share. The latest that the Warrants may expire is September 8, 2008. Using the Black-Scholes option pricing model, we determined the fair value of the warrant to be $0.5 million. Finally, we engaged Sands Brothers International Limited as our non-exclusive financial advisor at $6,000 per month for a period of one year. As a result of the beneficial conversion feature, a discount on debt issued of $0.5 million was recorded in September 2004 and is being amortized to interest expense over the one year life of the debt instrument.

      The fair value of the 6,000,000 warrants was determined to be $545,000 using the Black-Scholes option pricing model. The assumptions used in the fair value calculation were as follows: stock price of $0.22, exercise price of $0.14, term of four years, volatility (annual) of 150.23%, annual rate of quarterly dividends of 0%, a risk free rate of 1.33%, and the fair value per share of the warrants was accordingly calculated to be $0.20. The Company will amortize this relative fair value of the warrants to interest expense over the one-year life of the debt agreement. The note also includes a beneficial conversion feature and a discount on debt of $454,500 was recorded in September 2004 and will also be amortized over the one-year life of the debt agreement.

Discount on debt

      The Company has allocated the proceeds received from convertible debt instruments between the underlying debt instrument and the detachable warrants and has recorded the discount on the debt instrument due to a beneficial conversion feature as a deferred charge. This deferred charge is being amortized to interest expense over the life of the related debt instruments, which currently range from one to five years. The following illustrates the components of the discount on debt:

                                        September 30,
                                              2004        Amortization period
                                           ----------------------------------
               Laurus Master Fund          $5,621,630           3 years
               Sands Brothers                 454,545           1 year
               Taurus Advisory Group        1,500,000           5 years
                                           ----------
                                            7,576,175
                                           ----------
               Accumulated amortization    $7,305,741
                                           ==========



Private Stock Sale

      On November 8, 2004, the Company entered into a Stock Purchase Agreement (the "Agreement") with a private investor, CMKX-treme, Inc. Pursuant to the Agreement, CMKX-treme, Inc. agreed to purchase 12,500,000 shares of common stock for a purchase price of $1,750,000. Under the terms of the Agreement, CMKX-treme, Inc. initially purchased 3,571,428 shares of common stock for $500,000, and it was required to purchase the remaining 8,928,572 shares of common stock for $1,250,000 by December 31, 2004. As of January 13, 2005, CMKX-treme, Inc. had not remitted payment for the remaining 8,928,572 shares.

Repayment of Stockholder Loans

      On November 16, 2004, Scott Newman, President and Chief Executive Officer of the Company, paid to the Company $188,520, the outstanding balance of Mr. Newman's stockholder loan. Glenn Peipert, Executive Vice President and Chief Operating Officer of the Company, paid to the Company $19,806, the outstanding balance of Mr. Peipert's stockholder loan.

Loans by Stockholders

      As of November 17, 2004, Mr. Newman has agreed to personally support the Company's cash requirements to enable it to fulfill its obligations through March 31, 2005, to the extent necessary, up to a maximum amount of $500,000. The Company believes that its reliance on such commitment is reasonable and that Mr. Newman has sufficient liquidity and net worth to honor such commitment. The Company believes that Mr. Newman's written commitment provides the Company with the legal right to request and receive such advances. Any loan by Mr. Newman to the Company would bear interest at 3% per annum.

      As of December 14, 2004, Mr. Newman loaned the Company $200,000, and Mr. Peipert loaned the Company $125,000. The unsecured loans by Mr. Newman and Mr. Peipert each accrue interest at a simple rate of 3% per annum, and each has a term expiring on January 1, 2006.


Related party transactions

      In November 2003, the Company executed an Independent Contractor Agreement with Leading Edge Communications Corporation (LEC), whereby the Company agreed to be a subcontractor for LEC, and to provide consultants as required to LEC. In return for these services, the Company receives a fee from LEC based upon the hourly rates established for consultants subcontracted to LEC.

      The Company acquired 49% of all issued and outstanding shares of common stock of LEC as of May 1, 2004. The Company accounts for its investment in LEC under the equity method and does not exercise significant control over the investee nor have control of LEC's Board of Directors. The acquisition was completed through a Stock Purchase Agreement between the Company and Mary Ferrara, the sole stockholder of LEC. In connection with the acquisition, the Company (i) repaid a bank loan on behalf of the seller in the amount of $35,000;
(ii) repaid an LEC bank loan in the amount of $38,000; and (iii) satisfied an LEC obligation for $10,000 of prior compensation to an employee.

      For the year ended December 31, 2003 and the nine months ended September 30, 2004, the Company invoiced LEC $393,000 and $1,727,200, respectively, for the services of consultants subcontracted to LEC by the Company. As of December 31, 2003 and September 30, 2004, the Company had accounts receivable due from LEC of approximately $393,000 and $901,000, respectively, and the Company has provided LEC with extended payment terms. There are no known collections problems with respect to LEC. The majority of their billing is derived from Fortune 100 clients. The collection process is slow as these clients require separate approval on their own internal systems, which extends the payment cycle. The Company feels confident in the collectibility of these accounts receivable as the majority of the revenues from LEC derive from Fortune 100 clients.

Stock options

      The 2003 Incentive Plan authorizes the issuance of up to 100,000,000 shares of common stock for issuance upon exercise of options. It also authorizes the issuance of stock appreciation rights. On March 29, 2004 and April 12, 2004, the Company granted a total of 19,950,000 options to purchase its common stock at an exercise price of $0.165 per share. The options granted are a combination of both incentive and nonqualified options, vest over a three year period from the date of grant, and expire ten years from the date of grant. Between May and June 2004, the Company granted 11,905,000 options to purchase its common stock at an exercise price of $0.20 per share. The options granted are all incentive options, vest over a three year period from the date of grant, and expire ten years from the date of grant. Between July and September 2004, the Company granted 1,755,000 options to purchase its common stock at an exercise price of $0.23 per share. The options granted are all incentive options, vest over a three year period from the date of grant, and expire ten years from the date of grant.

      The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its employee stock options. Under APB25, because the exercise of the Company's employee stock option equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's consolidated statements of operations. The Company is required under Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-Based Compensation", which established a fair value based method of accounting for stock compensation plans with employees and others to disclose pro-forma financial information regarding option grants made to its employees.

      The Company follows EITF No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF 96-18") in accounting for stock options issued to non-employees. Under EITF 96-18, the equity instruments should be measured at the fair value of the equity instrument issued. During the three months ended September 30, 2004, the Company granted 450,000 stock options to non-employee recipients. In compliance with EITF 96-18, the fair value of these options was determined using the Black-Scholes option pricing model. The Company is recording the fair value of these options as expense over the three year vesting period of the options.

      The following pro-forma net income and earnings per share (EPS) reflects the difference between stock compensation costs charged to operations under the APB 25 intrinsic value method and pro-forma stock compensation cost that would have been recorded if the SFAS 123 fair value method had been applied. The Black-Scholes option pricing model used in this valuation was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Option valuation models require the input of highly subjective assumptions. CSI's stock-based compensation has characteristics significantly different from those of traded options, and changes in the assumptions used can materially affect the fair value estimate.

                                                             Year ended       Nine months ended
                                                            December 31,        September 30,
                                                                2003                2004
                                                           -------------       -------------
                                                                                (unaudited)
Reported net loss                                          $    (307,000)      $  (4,228,711)
Pro-forma stock compensation, net of tax                              --            (156,285)
                                                           -------------       -------------

Pro forma net loss                                         $    (307,000)      $  (4,384,996)
                                                           =============       =============

Basic EPS:
     As re ported                                          $          --       $       (0.01)
     Pro-forma                                             $          --       $       (0.01)
Diluted EPS:
     As reported                                           $          --       $       (0.01)
     Pro-forma                                             $          --       $       (0.01)
Weighted average fair value per option share granted                 N/A       $        0.13
Weighted average assumptions used to value options
     Risk free interest rate                                         N/A       $        0.01
     Expected volatility                                             N/A         138% - 151%
     Expected life (years)                                           N/A                 300%


There were no options granted during the year ended December 31, 2003. As a result, the assumptions pertaining to the option grants during 2003 were noted as N/A in the above table.

Earnings per share

      Basic earnings per share is computed on the basis of the weighted average number of common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of outstanding stock options using the "treasury stock" method.

                                                         Year Ended December 31,    Nine Months Ended September 30,
                                                                  2003                            2004
                                                              -------------                  -------------
                                                                                               (unaudited)
Net loss available for common stockholders (A)                $    (306,763)                 $  (4,228,711)
Weighted average outstanding shares of common stock (B)         593,000,000                    689,233,712
Common stock and common stock equivalents (C)                   593,000,000                    689,233,712
Loss per share:

  Basic (A/B)                                                 $       (0.00)                 $       (0.01)
                                                              =============                  =============

  Diluted (A/C)                                               $       (0.00)                 $       (0.01)
                                                              =============                  =============

      For the nine months ended September 30, 2004, 34,060,000 shares attributable to outstanding stock options were excluded from the calculation of diluted earnings per share because the effect was antidilutive. There were no stock options outstanding during 2003. Additionally, the effect of 22,166,666 warrants which were issued on June 7, 2004, August 16, 2004 and September 22, 2004 were excluded from the calculation of diluted earnings per share for both the three and the nine months ended September 30, 2004 because the effect was antidilutive.

Income taxes

      Our provision for income taxes is based on estimated effective annual income tax rates. The provision may differ from income taxes currently payable because certain items of income and expense are recognized in different periods for financial statement purposes than for tax return purposes.

      The Company evaluates the amount of deferred tax assets that are recorded against expected taxable income over its forecasting cycle which is currently two years. As a result of this evaluation, the Company has recorded a valuation allowance of $1,240,800 in the third quarter of 2004. This allowance was recorded because, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax asset may not be realized.

      During the first nine months of 2004, the Company's effective tax rate was estimated to be approximately 40%. This rate is based upon the statutory federal income tax rate of 34% plus a blended rate for the various states in which the Company incurs income tax liabilities, net of the federal income tax benefit for state taxes paid, of 6%. Since the Company was an "S" corporation for the majority of 2003, the pro forma rate is based on the Company's estimated income tax rate for 2004 and is not based upon the prior year's effective tax rate.

Commitments and contingencies

      On June 29, 2004, Viant Capital LLC commenced legal action against us in the United States District Court for the Southern District of New York. Through an agreement with Viant, Viant had the exclusive right to obtain private equity transactions on behalf of the company from February 18 to May 17, 2004. Viant alleges that it is owed a fee of approximately $450,000 relating to our loan from a private investor in May 2004. Management believes that this loan does not qualify as a private equity transaction and we intend to vigorously defend the company. As of January 13, 2005, there have been no material developments in the suit. The Company has estimated the probable loss related to this suit to be the agreed upon contract signing fee of $75,000 and has recorded a liability for this amount.

Lease Commitments

      In July 2004, the Company's lease agreement for its corporate headquarters facility in East Hanover, New Jersey was amended. The lease term was extended to December 31, 2010 from December 31, 2005, and an additional 3,500 square feet of space was obtained.

Remote Possibilility of Rescission

      The Company has completed various financing transactions through the issuance of common stock, as well as the issuance of notes and warrants convertible into our common stock, while a registration statement was on file with the Securities and Exchange Commission but had not yet been declared effective. Those transactions were with the following entities:

      o     Taurus  Advisory  Group,  LLC $ 4,000,000
      o     Laurus Master Fund, Ltd. $11,000,000
      o     Sands  Brothers   International  Ltd.  (3  affiliated   entities)  $
            1,000,000

      Even though all stockholders, noteholders and warrantholders have been advised of their rights to rescind those financing transactions and they each have agreed to waive their rights to rescind those transactions, there is a remote possibility that each of those transactions could be reversed. In such an event, the Company could be adversely affected and may have an obligation to fund such rescissions.

                           EVOKE SOFTWARE CORPORATION

                    REPORT ON AUDITS OF FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 2003
                     AND NINE MONTHS ENDED DECEMBER 31, 2002


                                TABLE OF CONTENTS



                                                                        Page
                                                                        ----

Report of Independent Registered Public Accounting Firm                 F-27

Consolidated Balance Sheets                                             F-28

Consolidated Statements of Operations                                   F-29

Consolidated Statements of Redeemable Convertible Preferred
Stock and Shareholders' Deficiency and Other Comprehensive Loss         F-30

Consolidated Statements of Cash Flows                                   F-31

Notes to Consolidated Financial Statements                              F-32

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Evoke Software Corporation:

We have audited the accompanying consolidated balance sheets of Evoke Software Corporation (a California Corporation) and Subsidiaries (together the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, consolidated statements of redeemable convertible preferred stock and shareholders' deficiency and other comprehensive loss and cash flows for the year ended December 31, 2003 and the nine months ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Evoke Software Corporation and Subsidiaries as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the year ended December 31, 2003 and the nine months ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/ Friedman LLP
------------------
Livingston, New Jersey
September 3, 2004

                           EVOKE SOFTWARE CORPORATION
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share amounts)

                                                                                                 December 31,
                                                                                       ----------------------------
                                                                                           2003             2002
                                                                                       ------------    ------------
ASSETS
Current assets:
   Cash                                                                                $        586    $      1,862
   Accounts receivable, net of allowance for
      doubtful accounts of $0 in 2003 and $25 in 2002                                           999           2,784
   Prepaid expenses and other current assets                                                    161             293
                                                                                       ------------    ------------
Total current assets                                                                          1,746           4,939

Furniture and equipment, net of accumulated depreciation of $1,086
      in 2003 and $1,042 in 2002                                                                350             852
Other assets                                                                                    102             111
                                                                                       ------------    ------------
Total assets                                                                           $      2,198    $      5,902
                                                                                       ============    ============

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
   Accounts payable and accrued liabilities                                            $      1,337    $      1,224
   Notes payable                                                                                 --              92
   Deferred revenue                                                                           1,970           2,450
                                                                                       ------------    ------------
Total current liabilities                                                                     3,307           3,766

Deferred revenue, long term portion                                                              --             336
                                                                                       ------------    ------------
Total liabilities                                                                             3,307           4,102
                                                                                       ------------    ------------

Commitments                                                                                      --              --

Redeemable convertible preferred stock:
   Series  AA, no par value,  authorized,  issued  and  outstanding, 44,265,578 shares at December 31, 2003 and 2002; aggregate  liquidation  preference of
   $24,420 in 2003 and $22,660 in 2002                                                       13,648           7,718

Shareholders' deficiency:
   Common stock, no par value, 60,000,000 shares authorized; 3,703,723 shares issued
   and outstanding in 2003 and 3,649,819 shares issued and outstanding in 2002               80,618          80,615
   Accumulated deficit                                                                      (95,073)        (86,317)
    Cumulative translation adjustment                                                          (302)           (216)
                                                                                       ------------    ------------
Total shareholders' deficiency                                                              (14,757)         (5,918)
Total liabilities, redeemable convertible preferred stock                              ------------    ------------
    and shareholders' deficiency                                                       $      2,198    $      5,902
                                                                                       ============    ============


See Notes to Consolidated Financial Statements.

                           EVOKE SOFTWARE CORPORATION
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)

                                                                   Nine Months
                                             Year Ended               Ended
                                             December 31,           December 31,
                                                 2003                 2002
                                               -------              -------
Revenues:
   License fees                                $ 2,014              $ 1,675

   Maintenance, product support and other
     services                                    3,891                3,658
                                               -------              -------
Total revenues                                   5,905                5,333

Operating expenses:
   Cost of license fees                             41                   12
   Cost of maintenance, product support
     and other services                            340                  337
   Sales and marketing                           4,661                2,471
   Product development                           2,000                1,792
   General and administrative                    1,648                2,366
   Restructuring charge                             40                1,451
                                               -------              -------
Total operating expenses                         8,730                8,429
                                               -------              -------
Loss from operations                            (2,825)              (3,096)

Other income (expense), net                         (1)                  15
                                               -------              -------
Net loss                                       $(2,826)             $(3,081)
                                               =======              =======


See Notes to Consolidated Financial Statements

                           EVOKE SOFTWARE CORPORATION
                                AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
       SHAREHOLDERS' DEFICIENCY AND OTHER COMPREHENSIVE LOSS FOR THE NINE
      MONTHS ENDED DECEMBER 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2003
                      (In thousands, except share amounts)

                                                                               Shareholders' Deficiency
                                                                            ------------------------------
                                                       Redeemable
                                                       Convertible
                                                     Preferred Stock               Common Stock
                                                                            -----------------------------
                                                   Shares        Amount       Shares          Amount
                                                 ------------- ------------ ------------- ---------------
Balance at March 31, 2002                           3,823,709     $ 74,534       744,253     $       948
   Issuance of Series AA preferred stock, less
     issuance costs of $180                        44,265,578        5,320
   Accretion of Series D&E preferred stock                 --        5,133            --              --
   Preferred stock conversion to common stock      (3,823,709)     (79,667)    2,905,566          79,667
   Accretion of Series AA preferred stock                  --        2,398            --              --
   Net loss
   Foreign currency translation adjustment                 --           --            --              --

   Comprehensive loss                                      --           --            --              --
                                                 ------------- ------------ ------------- ---------------

Balance at December 31, 2002                       44,265,578        7,718     3,649,819          80,615

   Exercise of stock options                                                      53,904               3
   Accretion of Series AA preferred stock                  --        5,930            --              --
   Net loss
   Foreign currency translation adjustment

   Comprehensive loss                                      --           --            --              --
                                                 ------------- ------------ ------------- ---------------
Balance at December 31, 2003                       44,265,578      $13,648     3,703,723      $   80,618
                                                 ============= ============ ============= ===============

                                                           Shareholders' Deficiency
                                                ----------------------------------------------------
                                                                        Other
                                                   Accumulated      Comprehensive
                                                     Deficit           Income            Total
                                                 ----------------- ---------------- ----------------
Balance at March 31, 2002                              $ (75,705)       $     (197)     $   (74,954)
   Issuance of Series AA preferred stock, less
     issuance costs of $180
   Accretion of Series D&E preferred stock                (5,133)               --           (5,133)
   Preferred stock conversion to common stock                  --               --           79,667
   Accretion of Series AA preferred stock                 (2,398)               --           (2,398)
   Net loss                                               (3,081)                            (3,081)
   Foreign currency translation adjustment                     --             (19)              (19)
                                                                                    ----------------
   Comprehensive loss                                          --               --           (3,100)
                                                 ----------------- ---------------- ----------------

Balance at December 31, 2002                             (86,317)            (216)           (5,918)

   Exercise of stock options                                                                      3
   Accretion of Series AA preferred stock                 (5,930)               --           (5,930)
   Net loss                                               (2,826)                            (2,826)
   Foreign currency translation adjustment                                    (86)              (86)
                                                                                    ----------------
   Comprehensive loss                                          --               --           (2,912)
                                                 ----------------- ---------------- ----------------
Balance at December 31, 2003                         $   (95,073)       $    (302)      $   (14,757)
                                                 ================= ================ ================


See Notes to Consolidated Financial Statements

                           EVOKE SOFTWARE CORPORATION
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                               Year           Nine Months
                                                                               Ended            Ended
                                                                            December 31,      December 31,
                                                                                2003             2002
                                                                              -------           -------

OPERATING ACTIVITIES
Net loss                                                                      $(2,826)          $(3,081)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                                  457               457
   Impairment  of furniture and equipment                                          --               837
   (Gain) loss on disposals of furniture and equipment                             32               (29)
   Changes in operating assets and liabilities:
     Restricted cash                                                               --               426
     Accounts receivable                                                        1,785            (2,081)
     Prepaid expenses and other current assets                                    132               (79)
     Accounts payable and accrued liabilities                                     113              (916)
     Deferred revenue                                                            (816)             (462)
     Other Assets                                                                   9               130
                                                                              -------           -------
Net cash used in operating activities                                          (1,114)           (4,798)
                                                                              -------           -------

INVESTING ACTIVITIES
Proceeds from dispositions of furniture and equipment                              13               159
                                                                              -------           -------

FINANCING ACTIVITIES
Repayments of notes payable                                                       (92)              (76)
Proceeds of preferred stock sale net of issuance costs                             --             5,320
Proceeds from exercise of stock options                                             3                --
                                                                              -------           -------
Net cash provided by (used in) financing activities                               (89)            5,244

Effect of exchange rate differences on cash                                       (86)              (19)
                                                                              -------           -------
Increase (decrease) in cash                                                    (1,276)              586

CASH, at beginning of period                                                    1,862             1,276
                                                                              -------           -------

CASH, at end of year                                                          $   586           $ 1,862
                                                                              =======           =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest                                        $     3           $     2
                                                                              =======           =======

SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS
Accretion of Series D&E preferred stock                                       $ 5,133           $    --
Preferred stock conversion to common stock                                     79,667                --
Accretion of Series AA preferred stock                                          2,398             5,930

See Notes to Consolidated Financial Statements

                           EVOKE SOFTWARE CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

Note 1:      THE COMPANY

             Evoke Software Corporation (the "Company") designs, develops, markets and supports technology that assists organizations in managing large quantities of data. The Company's software products allow its customers to better understand the content, quality and structure of their data. In 2002, the Company changed its year end from March 31 to Decmeber 31. The Company derives revenues from sales to companies principally in North America and Europe.

                                         Year Ended        Nine Months Ended
                                      December 31, 2003    December 31, 2002
                                      --------------------------------------

             North America                $  4,069            $  4,017
             Europe                          1,836               1,316
                                      --------------------------------------

                                          $  5,905            $  5,333
                                      ======================================

Note 2:      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             PRINCIPLES OF CONSOLIDATION

             The consolidated financial statements include the accounts of the Company and its foreign subsidiaries. All significant intercompany accounts and transactions have been eliminated. The asset and liability accounts of the Company's foreign subsidiaries are translated from their local currency at the rates in effect at the balance sheet date. Revenue and expense items are translated at average rates of exchange prevailing during the period. Translation adjustments are accumulated and reported as a component of shareholders' deficiency. Foreign currency transaction gains and losses, which have not been material, are recorded in other income and expense in the consolidated statement of operations.

             USE OF ESTIMATES

             The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

             CONCENTRATIONS OF CREDIT RISK AND CREDIT EVALUATIONS

             Financial instruments that potentially subject the Company to concentrations of risk include cash accounts receivable. Cash consists principally of demand deposit and money market accounts primarily held with financial institutions with high credit standings. The Company has not experienced any significant losses on its cash.

             The Company performs ongoing credit evaluations of customers and generally does not require collateral. Revenues from one customer accounted for 15% and 21% of total revenues in the year ended December 31, 2003 and the nine months ended December 31, 2002, respectively.

             At December 31, 2003, the Company was owed $457 from three customers which represented approximately 45.9% of the outstanding accounts receivable. At December 31, 2002, the Company was owed $2,029 from two customers which represented approximately 70.2% of the outstanding accounts receivable.

             ACCOUNTS RECEIVABLE

             The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and changes the allowance for doubtful accounts, when deemed necessary, based on its history of past write-offs and collection, contractual terms and current credit conditions.

             FAIR VALUE OF FINANCIAL INSTRUMENTS

             Cash, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximates fair value due to the short maturity of these instruments.

             FURNITURE AND EQUIPMENT

             Furniture and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from two to five years.

             SOFTWARE DEVELOPMENT COSTS

             Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, such capitalizable costs have not been material. Accordingly, the Company has charged all such costs to research and development expense. Future capitalized costs, if any, will be amortized based on the greater of the expense, as determined on a straight-line basis over the estimated life of the products, or the ratio of current revenue to the total of current and anticipated future revenue.

             REVENUE RECOGNITION

             The Company licenses software under noncancellable license agreements and provides services including maintenance, training, installation, consulting and support services. License fee revenues are generally recognized when a noncancellable license agreement has been signed, the product has been shipped, there are no uncertainties surrounding product acceptance, the fees are fixed or determinable and collection is considered probable. The Company allocates a portion of contractual license fees to post-contract support activities covered under the contract, including first year maintenance and product support services based on vendor specific objective evidence of fair value. The Company's agreements with its customers and resellers do not contain product return rights. For license arrangements with resellers, the Company recognizes revenue when the licenses are resold to the end user. Revenues from maintenance agreements for maintaining, supporting and providing periodic upgrades are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training, installation, and consulting services are recognized as services are performed.

             INCOME TAXES

             The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the use of the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

             ACCOUNTING FOR STOCK-BASED COMPENSATION

             The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has adopted the "disclosure only" alternative described in SFAS No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). Equity instruments issued to non-employees are accounted for in accordance with the provisions of FAS 123 and related interpretations.

             PRO FORMA DISCLOSURES OF THE EFFECT OF STOCK-BASED COMPENSATION

             The Company has elected to use the intrinsic value method in accounting for its employee stock options because, the alternative fair value accounting requires the use of option valuation models that were not developed for use in valuing employee stock options. Under the intrinsic value method, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

             The fair value of each option granted is estimated on the date of grant using the Minimum value option-pricing valuation model, with the following assumptions for options granted during the year ended December 31, 2003 and nine months ended December 31, 2002:

                                                  2003               2002
                                            -----------------   --------------

             Expected dividend yield               --                    --
             Risk-free interest rate              3.3%                  2.8%
             Expected life                     3 years              3 years

             The Minimum Value option valuation model used was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

             For purposes of pro forma disclosure, the estimated fair value of options is amortized to pro forma expense over the options' vesting period. Pro forma information is as follows:

                                                                  Nine months
                                             Year Ended              Ended
                                            December 31           December 31
                                                2003                  2002
                                           ------------           ------------
             Net loss:
                As reported                $     (2,826)          $     (3,081)
                                           ------------           ------------

                Pro forma                  $     (2,833)          $     (3,087)
                                           ============           ============

             The weighted-average fair value at grant date of options granted during 2003 and 2002 was $ .05 and $.04.

             RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

             In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", effective for fiscal periods beginning after December 15, 2001 and interim periods within those fiscal years. SFAS 144 establishes an accounting model for impairment or disposal of long-lived assts to be disposed of by sale. The Company adopted SFAS 144 on March 31, 2002.

             In November 2001, the FASB issued an announcement on the topic of "Income Statement Characterization of Reimbursements received for Out-of-Pocket Expenses Incurred" (the "Announcement"). The Announcement required companies to characterize reimbursements billed for out-of-pocket expenses as revenue in the income statement. The Announcement was applied in financial reporting periods beginning after December 15, 2001. There were no netted reimbursements received for 2003 and 2002 for out-of-pocket expenses against the related expenses in the accompanying consolidated statement of operations, respectively. Adoption of the Announcement has no impact on gross profit or net loss but would increase both services revenues and the cost of services revenues.

             In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. Previous accounting guidance was provided by EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 replaces EITF 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company adopted SFAS No. 146 as of January 1, 2003 and this adoption had no material impact on the Company's financial position or results of operations.

             In November 2002, the FASB issued FASB Interpretation, or FIN No. 45,"Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. However, a liability does not have to be recognized for a parent's guarantee of its subsidiary's debt to a third party or a subsidiary's guarantee of the debt owed to a third party by either its parent or another subsidiary of that parent. The initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 irrespective of the guarantor's fiscal year end. The disclosure requirements of FIN No. 45 are effective for financial statements with annual periods ending after December 15, 2002. The Company does not have any guarantees that would require disclosure under FIN No. 45.

             In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-based Compensation - Transition and Disclosure - an Amendment to SFAS No. 123". SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 for public companies. This statement is effective for fiscal years beginning after December 15, 2002. The Company adopted the disclosure requirements of SFAS No.148 as of January 1, 2003 and plans to follow the provisions of APB Opinion No. 25 for accounting for stock based compensation.

             In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities -- An Interpretation of ARB No. 51", which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 provides guidance related to identifying variable interest entities (previously known generally as special purpose entities, or SPEs) and determining whether such entities should be consolidated. FIN No. 46 must be applied immediately to variable interest entities created or interests in variable interest entities obtained, after January 31, 2003. For those variable interest entities created or interests in variable interest entities obtained on or before January 31, 2003, the guidance in FIN No. 46 must be applied in the first fiscal year or interim period beginning after June 15, 2003. The Company adopted FIN No. 46 as of January 1, 2003 and this adoption had no impact on the Company's consolidated financial statements.

             In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies the characteristics of an obligation of the issuer. This standard is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has adopted SFAS No. 150 in the applicable reporting period and does not expect it will have a material impact on the Company's Consolidated Financial Statements.

Note 3:      FURNITURE AND EQUIPMENT

             Furniture and equipment consist of the following:

                                                       December 31,
                                              -------------------------------
                                                   2003              2002
                                              --------------   --------------
            Furniture                         $         267    $         434
            Leasehold improvements                      372               --
            Equipment and related software              797              927
                                              --------------   --------------
                                                      1,436            1,361
            Less accumulated depreciation             1,086            1,042
                                              --------------   --------------
                                              $         350    $         852
                                              ==============   ==============

Note 4:      RESTRUCTURING AND ASSET IMPAIRMENT WRITE-DOWNS

             For the nine months ended December 31, 2002, the Company continued implementation of a plan approved by management to restructure operations to better align its deployment of operating resources with lower revenue and activity levels. In so doing, the Company recorded asset impairment charges representing $837 for the write-down of furniture and equipment related to excess office space. Work force reductions mainly in the U.S. and the Company's U.K. subsidiary were recorded with a total charge to operations for severance and associated costs of $456. All affected employees had been terminated as of December 31, 2002 and all termination benefits had been paid to former employees. In addition, the Company recorded $158 as a charge to operations principally in conjunction with the closing of its offices in London and Paris.

Note 5:      NOTES PAYABLE

             Obligations due to an equipment vendor were fully paid in 2003.

Note 6:      COMMITMENTS

             The Company has entered into operating leases for certain office space and equipment with original terms ranging from 12 to 60 months expiring through August 2006. The facility leases generally contain renewal options and provisions adjusting the lease payments based upon changes in operating costs of the facilities.

             The Company had a twenty-three month lease with a server equipment vendor under a capitalized lease obligation which required monthly payments totaling $2. The obligation was fully paid in April 2003.

             Future minimum lease payments under all operating leases as of December 31, 2003 (in thousands) are as follows:

                   Year Ending December 31                    Amount
                   -----------------------               -----------------

                             2004                        $             492
                             2005                                      364
                             2006                                      215
                                                         -----------------
                            Total                        $           1,071
                                                         =================

             Rent expense from operating leases for the year ended December 31, 2003 and the nine months ended December 31, 2002 was $1,058 and $883.

Note 7:      SHAREHOLDERS' DEFICIENCY

             PREFERRED STOCK FINANCING

             In August 2002, the Company issued 44,265,578 shares of Series AA preferred stock at $0.12425 per share, and received approximately $5,500 in cash for the offering (before deducting issuing expenses totaling $180). In connection with and effective upon the closing of the financing, all shares of the Company's prior Series A, B, C, D and E preferred stock automatically converted into Common Stock on a one-for-one share basis, except that 1,948,569 shares of the prior preferred stock converted into the Series AA preferred stock upon participation in the financing. Accordingly, following the closing of the financing, only common stock and Series AA preferred stock remained issued and outstanding.

             REVERSE STOCK SPLIT

             Contemporaneous with and subject to the closing of the aforementioned preferred stock financing, the Company completed a ten-for-one reverse stock split of issued and outstanding preferred and common stock. All preferred and common share prices and amounts associated with rights, preferences, dividends, and privileges in the accompanying financial statements were adjusted to reflect such reverse split.

             REDEEMABLE CONVERTIBLE PREFERRED STOCK

             At December 31, 2003 and 2002, redeemable convertible preferred stock consisted of 44,265,578 shares of Series AA shares authorized, issued and outstanding. Aggregate liquidation preference totaled $24,420 and $22,660 at December 31, 2003 and 2002.

             DIVIDENDS

             The holders of Series AA convertible preferred stock are entitled to receive dividends when, as and if, declared by the Board of Directors but only out of funds that are legally available at the rate of $0.03976 per share per annum. These dividends are in preference to any declaration or payment of any dividend on common stock of the Company.

             CONVERSION

             Each share of Series AA convertible preferred stock, at the option of the holder, is convertible into the number of fully paid and non-assessable shares of common stock at the conversion rate of one to one, subject to anti-dilution adjustments and the accrual of dividends. Each share of Series AA convertible preferred stock will automatically be converted into shares of common stock, based on the then-effective conversion price, immediately upon the closing of a firmly underwritten qualified public offering pursuant to an effective registration statement under the Securities Act of 1933 for a total offering of not less than $30,000,000 prior to the deduction of underwriting commissions and expenses and a per share price (subject to adjustment for stock splits, stock dividends and similar events) which is not less than $2.982; or the date specified by written consent or agreement of the holders of 75% of the then outstanding shares of said stock.

             LIQUIDATION

             In the event of any liquidation, dissolution or winding up of the Company, including a merger, consolidation or other transaction in which more than 50% voting control is transferred, whether voluntary or involuntary, the holders of Series AA convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount equal to the original purchase price plus accrued but unpaid dividends, or $0.55245 and $0.51269 for each share at December 31, 2003 and 2002, respectively. If the assets of the Company legally available for distribution shall be insufficient to permit the payment in full to the holders of the Series AA convertible preferred stock the Series AA liquidation preference, then the entire assets of the Company shall be distributed ratably among the holders of Series AA convertible stock in proportion to their ownership thereof.

             VOTING

             The holders of Series AA convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which each share of convertible preferred stock could be converted, and have voting rights and powers equal to the voting rights and powers of the common stock.

             REDEMPTION

             At any time after August 9, 2006, the holders of greater than 50% of the outstanding shares of Series AA preferred stock shall have the right to request that the Company purchase all or any portion of the shares of Series AA preferred stock held by such holders, paying to such holders an amount in cash equal to the repurchase price, defined as the Series AA liquidation preference, or the original per share price plus all accrued but unpaid dividends.

             COMMON STOCK

             At December 31, 2003 the Company has reserved shares of common stock for future issuance as follows:

             Series AA redeemable convertible preferred stock        44,265,578
             Common stock warrants                                       46,533
             Options available for grant                              2,121,636
             Stock options outstanding                                6,520,636
                                                                 --------------
                                                                     52,954,383
                                                                 ==============

             COMMON STOCK WARRANTS

             In connection with certain notes issued in 1999, and converted into shares of series D redeemable convertible preferred stock, the Company issued warrants for the purchase of 33,866 shares of Series C redeemable convertible preferred shares. The warrants are exercisable at $12.90 per share and expire in April 2004. The Company valued these warrants using the Black-Scholes method with an interest rate of 6%, a five year life, a volatility factor of
             1.0 and no expected dividend yield. The Company deemed the fair value of these warrants to be immaterial.

             Throughout 2001 and 2000, the Company issued warrants to purchase 9,167 shares of common stock to a service provider. The Company determined the fair value of these options using the Black-Scholes method with a volatility factor of 1, an interest rate of 6%, a dividend rate of 0% and a life of five years. The value recorded for these warrants was approximately $59. The warrants expire through October 2006.

             In August of 2000, the Company issued warrants exercisable into 3,500 shares of common stock to a lender in connection with an equipment loan, in which the Company made an early repayment of the remaining outstanding balance during 2002. The Company determined the fair value of these options using the Black-Scholes method with a volatility factor of 1.0, an interest rate of 6.0%, a dividend rate of 0% and a life of ten years. The value of these warrants, approximately $24 was recorded by the Company as prepaid financing costs and was being amortized to interest expense over 36 months. The remaining prepaid financing balance was amortized in full at the time of repayment. The warrants expire in August 2010.

             STOCK OPTIONS

             On September 4, 2002, the Board of Directors of the Company approved the amendment of the 2000 stock option plan under which incentive stock options may be granted to employees, directors and consultants of the Company to purchase up to 8,892,321 shares of common stock.

             The exercise price of stock options granted under the 2000 Plan is equal to the then-current fair market value of the Company's common stock at time of grant. In January of 2002, the Company, in believing that the 2000 Plan exercise price was considerably higher than what was considered to be the then current fair market value of the Company's common stock, introduced an Exchange Program allowing employees and directors, with options having an exercise price of $0.75 per share or greater, the opportunity to cancel existing stock options in exchange for new ones. This program was intended to allow the exchange of existing options for the same number of new options to be granted at least six months and one day after the cancellation date of the old options, January 16, 2002, at an exercise price equal to the fair market value of the Company's stock on September 4, 2002, the grant date of the new options.

             Options granted under terms of both the existing 1997 plan and the 2000 plan generally have a maximum term of 10 years from the grant date, are immediately exercisable and generally vest over a 4 year period. The plan provides that the unvested shares are subject to repurchase by the Company upon termination of employment at the original price paid for the shares. The shares generally vest at the rate of 25% after one year and ratably on a monthly basis for three years thereafter. The number of shares that were subject to repurchase totaled 4,772 and 4,835 as of December 31, 2003 and 2002, respectively.

             A summary of the Company's stock option activity during 2003 and 2002 is as follows:

                                                                             WEIGHTED-AVERAGE
                                                                            EXERCISE PRICE PER
                                                     NUMBER OF SHARES             SHARE
                                                     ------------------    ---------------------
             Outstanding at March 31, 2002                     116,774     $               6.40
                 Granted                                     6,449,821                     0.05
                 Exercised                                          --                       --
                 Canceled                                     (27,347)                     7.50
                                                     -----------------
             Outstanding at December 31, 2002                6,539,248                     0.06
               Granted                                         481,257                     0.05
               Exercised                                      (53,904)                     0.05
               Canceled                                      (445,965)                     0.06
                                                     -----------------
             Outstanding at December 31, 2003                6,520,636                     0.06
                                                     ==================

             The following table summarizes the outstanding and exercisable stock options at December 31, 2003:

                                                          OPTIONS OUTSTANDING & EXERCISABLE
                                  ----------------------------------------------------------------------------------
                                                                  WEIGHTED-AVERAGE       WEIGHTED-AVERAGE EXERCISE
             EXERCISE                                          REMAINING CONTRACTUAL               PRICE
             PRICE PER                                            LIFE (YEARS)
             SHARE                   NUMBER OF SHARES
             -------------------- -------------------------- --------------------------- ---------------------------
                      $0.05             6,431,451                   8.70                     $  0.05
                       1.00                 5,960                   4.25                     $  1.00
                       1.10                 3,250                   3.59                     $  1.10
                       1.30                 4,000                   5.77                     $  1.30
                       7.50                75,975                   6.79                     $  7.50
                                     ------------
                                        6,520,636                   8.67                     $  0.06
                                     ============

             Options to purchase 2,121,636 shares of common stock were available for future grant at December 31, 2003.

             OPTIONS ISSUED TO NON-EMPLOYEES

             During 2003 and 2002, there were no options or stock granted to non-employees.

Note 8:      INCOME TAXES

             The Company had deferred tax assets of approximately $5,124 and $3,954 as of December 31, 2003 and 2002, respectively. Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The net valuation allowance increased by approximately $ 1,170 during the year ended December 31, 2003 primarily relating to net operating losses and tax credit carryforwards. In 2002, the valuation allowance decreased by approximately $14,293 primarily as a result of an August 2002 event which was triggered by a change in control when the preferred shareholders converted their shares into common shares. The difference between the statutory tax rates and the Company's effective tax rate of zero percent is due to the 100 percent valuation allowance against net deferred tax assets. o The Company had Federal and state operating loss carryforwards of approximately $ 8,200 and $4,994 as of December 31, 2003 and 2002, respectively. The net operating loss carryforwards will expire at various dates through 2023.

Note 9:      EMPLOYEE RETIREMENT AND BENEFIT PLAN

             The Company has a deferred compensation plan for all eligible U.S. employees, which qualifies under Section 401(k) of the Internal Revenue Code. Under the terms of the 401(k) Plan, member employees may contribute varying amounts of their annual compensation. The Plan provides for discretionary employer contributions to the Plan. There have been no employer contributions to the Plan in 2003 and 2002.

Note 10:     SUBSEQUENT EVENT

             On June 28, 2004, the Company sold substantially all of its net assets to Conversion Services International, Inc. a public company
             (CSI). The acquisition was completed pursuant to an Asset Purchase agreement between CSI, Evoke Asset Purchase Corp., a subsidiary of CSI, and the Company. In connection with the acquisition, CSI (i) issued 72,543,956 shares of its common stock to the Company, 7,150,000 shares of which have been deposited into an escrow account for a period of one-year and may be reduced based upon claims for indemnification that may be made pursuant to the agreement; (ii) issued 5% of the outstanding shares of the Evoke Asset Purchase Corp. to the Company; (iii) issued 3,919,093 shares of its common stock to certain executives of the Company as a severance payment and to certain employees as retention shares; and
             (iv) agreed to pay $448 in deferred compensation to certain employees of the Company. For accounting purposes, this transaction was deemed to have occurred on June 30, 2004.

Conversion Services International, Inc.
Notes to Pro Forma Condensed Financial Statements

PRO FORMA FINANCIAL INFORMATION

The following Pro Forma Financial Statements are based on the historical financial statements of Conversion Services International, Inc. (the "Company") and Evoke Software Corporation ("Evoke"), adjusted to give effect to the acquisition of Evoke by the Company. The Balance Sheet assumes the acquisition occurred as of June 30, 2004. For accounting purposes, the Evoke acquisition was deemed to have occurred on June 30, 2004. Transaction volumes between June 28 and June 30, 2004 were de minimis. The Pro Forma Income Statements, for the year ended December 31, 2003 and the six months ended June 30, 2004, assume the acquisition occurred as of the first day of the applicable period.


The pro forma financial information does not reflect certain anticipated cost savings resulting from the operation of Evoke by the Company. There can be no assurance that the Company will be able to realize any anticipated cost savings. The pro forma statements should be read in conjunction with the audited consolidated financial statements of the Company and the related notes thereto which are included in the Company's Amendment No. 3 to Form SB-2 filed with the SEC on January 18, 2005.

                    CONVERSION SERVICES INTERNATIONAL, INC.
                       PRO FORMA CONDENSED BALANCE SHEET
                    JUNE 30, 2004 (IN THOUSANDS) (UNAUDITED)

                                                             CONVERSION
                                                           SERVICES, INT'L  EVOKE SOFTWARE       PRO FORMA           PRO FORMA
                                                            (CONSOLIDATED)   CORPORATION        ADJUSTMENTS        CONSOLIDATED
                                                            --------------   -----------        -----------        ------------
ASSETS

CURRENT ASSETS
  Cash                                                         $     56        $    141 (1)       $    356(1)        $    553
  Restricted cash                                                    83              --                 83
  Accounts receivable                                             3,475             580                (65)             3,990
  Accounts receivable from related parties                          786              --                 --                786
  Prepaid expenses                                                  177              78                 --                255
  Costs in excess of billings                                        27              --                 --                 27
  Deferred tax asset                                                687              --                 --                687
                                                               --------        --------           --------           --------
    TOTAL CURRENT ASSETS                                          5,291             799                291              6,381
                                                               --------        --------           --------           --------
PROPERTY AND EQUIPMENT, at cost, net                                444             184                 --                628
                                                               --------        --------           --------           --------

OTHER ASSETS
  Due from stockholders, including
    accrued interest of $24                                         206              --                 --                206
  Goodwill                                                        2,506              --                 --              2,506
  Deferred financing costs                                          515              --                 --                515
  Intangible assets, net of
    accumulated amortization of $137                              2,616              --              1,359(1), (3)      5,801
                                                                     --              --              1,381(1)              --
                                                                     --              --                445(1)              --
  Equity investments                                                122              --                 --                122
  Investment in Evoke                                             1,820              --                 --              1,820
  Other assets                                                        2              56                (45)                13
                                                               --------        --------           --------           --------
                                                                  7,787              56              3,140             10,983

                                                               $ 13,522        $  1,039           $  3,431           $ 17,992
                                                               ========        ========           ========           ========

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Line of credit                                               $  2,041        $     --           $     --           $  2,041
  Current portion of long-term debt                                  68              --                 --                 68
  Deferred compensation liability                                    --              --                443(1)             443
  Deferred revenue                                                   49           1,254                 --              1,303
  Accounts payable and accrued expenses                           1,960           1,302                (65)             3,197
                                                               --------        --------           --------           --------
    TOTAL CURRENT LIABILITIES                                     4,118           2,556                378              7,052
                                                               --------        --------           --------           --------
LONG-TERM DEBT, net of current portion                            2,100              --                 --              2,100
                                                               --------        --------           --------           --------
DEFERRED TAXES                                                      337              --                 --                337
                                                               --------        --------           --------           --------
MINORITY INTEREST                                                    --              --                199(1)             199
                                                               --------        --------           --------           --------
COMMITMENTS AND CONTINGENCIES                                        --              --                 --                 --
STOCKHOLDER'S EQUITY
  Common stock, $.001 par value, 1,000,000
     shares authorized, issued and outstanding                      766          80,619             80,619(1)(9)          766
  Preferred Stock                                                    --          13,649             13,649(1)(9)           --
  Additional paid in capital                                      7,788              --              1,940(1)           9,728
  Cumulative translation adjustment                                  --            (415)               415(1)              --
  Accumulated deficit                                            (1,587)        (95,370)            94,767(1)          (2,190)
                                                               --------        --------           --------           --------

                                                                  6,967          (1,517)             2,854              8,304
                                                               --------        --------           --------           --------

                                                               $ 13,522        $  1,039           $  3,431           $ 17,992
                                                               ========        ========           ========           ========

            See Accompanying Notes to Pro Forma Financial Statements

                    CONVERSION SERVICES INTERNATIONAL, INC.
                       PRO FORMA STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2004
               (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)


                                            CONVERSION              EVOKE
                                           SERVICES INT'L          SOFTWARE             PRO FORMA               PRO FORMA
                                           (CONSOLIDATED)            CORP.             ADJUSTMENTS             CONSOLIDATED
                                            -------------        -------------        -------------           -------------
REVENUE                                     $      11,778        $       2,380        $          --           $      14,158
COST OF SERVICES                                    8,219                   90                   --                   8,309
                                            -------------        -------------        -------------           -------------

GROSS PROFIT                                        3,559                2,290                   --                   5,849
                                            -------------        -------------        -------------           -------------

Selling and Marketing                               1,304                1,718                   --                   3,022
G&A                                                 3,163                  481                   --                   3,644
Product Development                                    --                  737                   --                     737
Restructuing Charge                                    --                    5                   --                       5
Depreciation & amortization                            98                  129                  603(3)                  830
                                            -------------        -------------        -------------           -------------

OPERATING EXPENSES                                  4,565                3,070                  603                   8,238
                                            -------------        -------------        -------------           -------------

INCOME FROM OPERATIONS                              (1006)                (780)                (603)                 (2,389)
                                            -------------        -------------        -------------           -------------

OTHER INCOME (EXPENSE), net                          (812)                  23                   --                    (789)
                                            -------------        -------------        -------------           -------------

LOSS BEFORE INCOME TAXES                           (1,818)                (757)                (603)                 (3,178)
                                            -------------        -------------        -------------           -------------

INCOME TAXES (BENEFIT)                               (460)                  --                 (241)(5)                (460)
                                                                                                241(6)
                                            -------------        -------------        -------------           -------------

                                                     (460)                  --                      --                 (460)
                                            -------------        -------------        -------------           -------------

NET LOSS                                    $      (1,358)       $        (757)       $        (603)          $      (2,718)
                                            =============        =============        =============           =============

NET LOSS PER SHARE                          $       (0.00)                 N/A        $       (0.01)          $       (0.00)
                                            =============        =============        =============           =============

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES USED IN THE NET LOSS PER SHARE
CALCULATION                                   675,628,205                   --           76,463,049             752,091,254
                                            =============        =============        =============           =============


            See Accompanying Notes to Pro Forma Financial Statements

                    CONVERSION SERVICES INTERNATIONAL, INC.
                       PRO FORMA STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                CONVERSION              EVOKE
                                              SERVICES INT'L          SOFTWARE
                                                 (RESTATED)             CORP.                  PRO FORMA               PRO FORMA
                                                 (AUDITED)            (AUDITED)               ADJUSTMENTS            CONSOLIDATED
                                               -------------        -------------           -------------           -------------
REVENUE                                        $      19,518        $       5,905           $          --           $      25,423

COST OF SERVICES                                      13,472                  381                      --                  13,853
                                               -------------        -------------           -------------           -------------

GROSS PROFIT                                           6,046                5,524                      --                  11,570
                                               -------------        -------------           -------------           -------------

Selling and Marketing                                  1,639                4,661                      --                   6,300
G&A                                                    4,148                1,191                      --                   5,339
Product Development                                       --                2,000                      --                   2,000
Restructuing Charge                                       --                   40                      --                      40
Depreciation & amortization                              224                  457                   1,206(4)                1,887
                                               -------------        -------------           -------------           -------------

OPERATING EXPENSES                                     6,011                8,349                   1,206                  15,566
                                               -------------        -------------           -------------           -------------

INCOME FROM OPERATIONS                                    35               (2,825)                 (1,206)                 (3,996)
                                               -------------        -------------           -------------           -------------

OTHER INCOME (EXPENSE), net                             (211)                  (1)                     --                    (212)
                                               -------------        -------------           -------------           -------------

INCOME (LOSS) BEFORE INCOME TAXES                       (176)              (2,826)                 (1,206)                 (4,208)
                                               -------------        -------------           -------------           -------------

INCOME TAXES (BENEFIT)                                  (191)                  --                    (482)(5)                (191)
                                                          --                   --                     482 (6)                  --
                                               -------------        -------------           -------------           -------------

                                                        (191)                  --                      --                    (191)
                                               -------------        -------------           -------------           -------------

NET INCOME (LOSS)                              $          15        $      (2,826)          $      (1,206)          $      (4,017)
                                               =============        =============           =============           =============

NET INCOME (LOSS) PER SHARE                    $        0.00                  N/A           $       (0.02)          $       (0.01)
                                               =============        =============           =============           =============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
USED IN THE NET INCOME (LOSS) PER SHARE
CALCULATION                                      673,000,000                   --              76,463,049             749,463,049
                                               =============        =============           =============           =============


            See Accompanying Notes to Pro Forma Financial Statements

CONVERSION SERVICES  INTERNATIONAL,  INC.

Notes to Pro Forma Condensed Financial Statements

NOTE A - The pro forma adjustments to the condensed consolidated balance sheet are as follows:

      1) To reflect the acquisition of assets and assumption of liabilities of Evoke Software Corporation and the allocation of the purchase price on the basis of the fair value of the assets received, liabilities assumed, and the fair values assigned to identifiable intangible assets as of June 30, 2004 (in thousands)

            The components and allocations of the purchase price were based on valuations as of the acquisition date.


                  COMPONENTS OF PURCHASE PRICE:
                  -----------------------------
                  Value of Common Stock               $ 1,789
                  Acquisition costs                       151
                                                      -------
                                                      $ 1,940

                  ALLOCATION OF PURCHASE PRICE:
                  -----------------------------
                  Customer contracts                   (1,962)...................(Six year estimated life)
                  Computer software                    (1,381)...................(Three year estimated life)
                  Trade name                             (445)...................(indefinite life)
                  Accounts receivable                    (580)
                  Furniture and equipment                (184)
                  Cash                                   (497)
                  Prepaid expenses                        (78)
                  Other assets                            (11)
                  Deferred revenue                      1,254
                  Deferred compensation                   443
                  Other liabilities                     1,302
                  Minority interest                       199
                                                      -------
                                                      $    --
                                                      =======

      2)    Elimination  of  intercompany   accounts   receivable  and  accounts
            payable.

NOTE B - The pro forma adjustments to the condensed consolidated statement of operations are as follows:

      3) To reflect the amortization of Evoke's identified intangible assets for the six months ended June 30, 2004. Amortization of identified intangible assets are as follows(in thousands): :

        DESCRIPTION                    AMORTIZATION
        -----------                    ------------

        Computer software                $230
        Customer contracts                373
                                         ----

        Total                            $603
                                         ====

      4) To reflect the amortization of Evoke's intangible assets for the year ended December 31, 2003. Amortization of identified intangible assets are as follows(in thousands): :

        DESCRIPTION                    AMORTIZATION
        -----------                    ------------

        Computer software                $  460
        Customer contracts                  746
                                         ------

        Total                            $1,206
                                         ======

      The weighted average life of the identifiable intangible assets is 4.3 years.

      5) To reflect a provision for income taxes which includes an adjustment to reflect the Company's pro forma income tax rate of 40.0%. This rate is based upon the statutory federal income tax rate of 34% plus a blended rate for the various states in which the Company incurs income tax liabilities, net of the federal income tax benefit for state taxes paid, of 6%. Since the Company was an "S" corporation for the majority of 2003, the pro forma rate is based on the Company's estimated income tax rate for 2004 and is not based upon the prior year's effective tax

      6) To reflect a valuation allowance for income tax benefit provided in footnote 5.

NOTE C - Other Pro Forma Disclosures

      7) 7,150,000 shares of common stock of the Company have been withheld pursuant to the Holdback Agreement among the Company, Evoke Asset Purchase Corp. and Evoke Software Corporation, dated June 28, 2004, for a period of one year. At the end of one year, if the Company is entitled to indemnification pursuant to the Asset Purchase Agreement among the same parties, then the Company shall retain all rights, title and interest in and to that portion of the holdback shares necessary to satisfy the applicable amount of such indemnity obligation. In the event that these shares are released pursuant to the Indemnification Agreement within the specified period, this will be deemed additional consideration in connection with this acquisition.

      8) Pursuant to the Non-Competition Agreement among the Company and Lacy Edwards, dated June 28, 2004, Mr. Edwards shall not directly or indirectly compete with the Company or its subsidiaries. No allocation of purchase price has been ascribed in connection with this agreement.

      9) The severance payment in shares of common stock to three former Evoke employees was part of the negotiated purchase price and reflected in "Components of Purchase Price" above. Such severance payments were not allocated as part of purchase price and have no continuing impact on subsequent pro forma earnings.

      10) 512,500 shares of common stock of the Company have been paid to certain Evoke employees to retain their employment. A charge of $87,125 was included in the Company's results of operations for the quarter ending June 30, 2004.

Deferred revenue acquired in conjunction with the purchase of Evoke relates to maintenance contracts that the Company has assumed a contractual obligation to fulfill. In accordance with EITF 01-3: "Accounting in a Business Combination for Deferred Revenue of an Acquiree," this liability was recorded at its fair value.

-------------------------------------------------------------------------------

------------------------------------------------------------ ---------------------------------------------------------
You should rely only on the  information  contained in this
document.  We have not  authorized  anyone to  provide  you
with  information  that is  different.  This  document  may                     Conversion Services International, Inc.
only be used  where it is  legal  to sell  the  securities.
The  information  in this  document may only be accurate on                     369,912,823 shares of common stock
the date of this document.
                                                                                    ----------------------
Additional risks and uncertainties not presently known or that is                        PROSPECTUS
currently deemed immaterial may also impair our business
operations. The risks and uncertainties described in this document and              ----------------------
other risks  and  uncertainties  which we may face in the  future  will have a greater impact upon those who purchase our common stock.
These  purchasers  will  purchase  our common  stock at the
market  price or at a privately  negotiated  price and will
run the risk of losing their entire investment.
------------------------------------------------------------ ---------------------------------------------------------



                                                _______ __, 2004

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The registrant's certificate of incorporation, as amended, currently states that a director of the registrant shall have no personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      The registrant's bylaws require the registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving while a director or officer of the registrant at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Any person claiming indemnification as provided in the bylaws shall be entitled to advances from the registrant for payment of the expenses of defending actions against such person in the manner and to the full extent permissible under Delaware law. On the request of any person requesting indemnification under such provisions, the Board of Directors of the registrant or a committee thereof shall determine whether such indemnification is permissible or such determination shall be made by independent legal counsel if the board or committee so directs or if the board or committee is not empowered by statute to make such determination.

      The indemnification and advancement of expenses provided by the bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant or is or was serving at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of the bylaws.

      The duties of the registrant to indemnify and to advance expenses to a director or officer provided in the bylaws shall be in the nature of a contract between the registrant and each such director or officer, and no amendment or repeal of any such provision of the bylaws shall alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

      Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Securities Act and is therefore unenforceable. The registrant has directors and officers liability insurance.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following is an estimate of the expenses that we expect to incur in connection with this registration. We will pay all of these expenses, and the selling stockholders will not pay any of them.

                                                                  Amount
                                                                 to be Paid
                                                                 ----------
         SEC registration fee                                    $14,302.29
         Printing and engraving expenses                         $2,500.00*
         Legal fees and expenses                                 $40,000.00*
         Accounting fees and expenses                            $50,000.00*
         Transfer Agent and Registrar fees                       $ 2,000.00*
         Miscellaneous fees and expenses                         $ 1,197.71*
                                                                 ------------
                  Total                                          $110,000.00*

      * Estimate, and subject to future contingencies.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      Set forth below is information regarding the issuance and sales of our securities without registration during the last three years. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities. Except as otherwise noted, all sales below were made in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "Act").

      In November 2004, we entered into a Stock Purchase Agreement (the "Agreement") with a CMKX-treme, Inc. Pursuant to the Agreement, CMKX-treme, Inc. agreed to purchase 12,500,000 shares of common stock for a purchase price of $1,750,000. Under the terms of the Agreement, CMKX-treme, Inc. initially purchased 3,571,428 shares of common stock for $500,000, and it was required to purchase the remaining 8,928,572 shares of Common Stock for $1,250,000 by December 31, 2004. As of January 13, 2005, CMKX-treme, Inc. had not remitted payment for the remaining 8,928,572 shares.

      In September 2004, we issued to Sands Brothers Venture Capital LLC, Sands Brothers Venture Capital III LLC and Sands Brothers Venture Capital IV LLC (collectively, "Sands") three subordinated secured convertible promissory notes equaling $1,000,000 (the "Notes"), each with an annual interest rate of 8% expiring September 22, 2005. The Notes are secured by substantially all corporate assets, subordinate to Laurus. The Notes are convertible into shares of our common stock at the election of Sands at any time following the consummation of a convertible debt or equity financing with gross proceeds of $5 million or greater to us (a "Qualified Financing"). The conversion price of the shares of our common stock issuable upon conversion of the Notes shall be equal to a price per share of common stock equal to forty percent (40%) of the price of the securities issued pursuant to a Qualified Financing. If no Qualified Offering has been consummated by September 8, 2005, then Sands may elect to convert the Notes at a fixed conversion price of $0.14 per share. In the event that we issue stock or derivatives convertible into our stock for a price less the aforementioned fixed conversion price, then the fixed conversion price is reset using a weighted average dilution calculation. We also issued Sands three common stock purchase warrants (the "Warrants") providing Sands with the right to purchase 6,000,000 shares of our common stock. The exercise price of the shares of our common stock issuable upon exercise of the Warrants shall be equal to a price per share of common stock equal to forty percent (40%) of the price of the securities issued pursuant to a Qualified Financing. If no Qualified Offering has been consummated by September 8, 2005, then Sands may elect to exercise the Warrants at a fixed conversion price of $0.14 per share. The latest that the Warrants may expire is September 8, 2008.

      On August 16, 2004, we replaced our $3,000,000 line of credit with North Fork Bank with a revolving line of credit with Laurus Master Fund, Ltd.
("Laurus"), whereby we have access to borrow up to $6,000,000 based upon eligible accounts receivable. This revolving line, effectuated through a $2,000,000 convertible minimum borrowing note and a $4,000,000 revolving note, provides for advances at an advance rate of 90% against eligible accounts receivable, with an annual interest rate of prime rate (as reported in the Wall Street Journal) plus 1%, and maturing in three years. We have no obligation to meet financial covenants under the $2,000,000 convertible minimum borrowing note or the $4,000,000 revolving note. These notes will be decreased by 1.0% for every 25% increase above the fixed conversion price prior to an effective registration statement and 2.0% thereafter up to a minimum of 0.0%. This line of credit is secured by substantially all the corporate assets. Both the $2,000,000 convertible minimum borrowing note and the $4,000,000 revolving note provide for conversion at the option of the holder of the amounts outstanding into the Company's common stock at a fixed conversion price of $0.14 per share. In the event that we issue common stock or derivatives convertible into our common stock for a price less the aforementioned fixed conversion price, then the fixed conversion price is reset using a weighted average dilution calculation. Additionally, in exchange for a secured convertible term note bearing interest at prime rate (as reported in the Wall Street Journal) plus 1%, Laurus has made available to the Company an additional $5,000,000 to be used for acquisitions. We have no obligation to meet financial covenants under the $5,000,000 secured convertible term note. This note is convertible into Company common stock at a fixed conversion price of $0.14 per share. In the event that we issue our common stock or derivatives convertible into our common stock for a price less the fixed conversion price, then the fixed conversion price is reset to the lower price on a full-ratchet basis. This note matures in three years. This cash will be restricted for use until approved acquisition targets identified by the us are approved by Laurus. A portion of Laurus's revolving line of credit will be used to pay off all outstanding borrowings from North Fork Bank. We issue Laurus a common stock purchase warrant that provides Laurus with the right to purchase 12,000,000 shares of our common stock. The exercise price for the first 6,000,000 shares acquired under the warrant is $0.29 per share, the exercise price for the next 3,000,000 shares acquired under the warrant is $0.31 per share, and the exercise price for the final 3,000,000 shares acquired under the warrant is $0.35 per share. The common stock purchase warrant expires on August 16, 2011. Using the Black-Scholes option pricing model, we determined the fair value of the warrant to be $2.0 million. We paid $749,000 in brokerage and transaction closing related costs. These costs will be deducted from the $5,000,000 restricted cash balance being provided to us by Laurus. As a result of the beneficial conversion feature, a discount on debt issued of $5.6 million was recorded and is being amortized to interest expense over the three year life of the debt agreement.

      The fair value of the 12,000,000 warrants was determined to be $2.0 million using the Black-Scholes option pricing model. The assumptions used in the fair value calculation were as follows: stock prices of $0.21, exercise prices of $0.29, $0.31 and $0.35 (as applicable), term of seven years, volatility (annual) of 150.65%, annual rate of quarterly dividends of 0%, a risk free rate of 1.33%, and the fair value per share of the warrants was accordingly calculated to be $0.20. The Company will amortize this relative fair value of the warrants to interest expense over the seven-year life of the debt agreement. The note also includes a beneficial conversion feature and a discount on debt of $5.6 million was recorded in September 2004 and will also be amortized over the seven -year life of the debt agreement.

      Pursuant to the conversion of an unsecured convertible line of credit note in May 2004, participating investors received 16,666,666 shares of our common stock. These shares were issued in reliance on ss.3(a)(9) of the Act. Due to an adjustment in the conversion price in September 2004, participating investors received an additional 2,380,953 shares of common stock.

      In June 2004, through our subsidiary Evoke Asset Purchase Corp., we acquired substantially all of the assets and assumed substantially all of the liabilities of Evoke Software Corporation, a privately-held California corporation ("Evoke"). In connection with the acquisition, we issued 72,543,956 shares of our common stock to Evoke (7,150,000 of which have been deposited into an escrow account for a period of one-year and may be reduced based upon claims for indemnification that may be made pursuant to the Asset Purchase Agreement among Evoke, Evoke Asset Purchase Corp. and us), and issued 3,919,093 shares of our common stock to certain executives of Evoke as a severance payment and to certain employees as retention shares.

      In March 2004, Robert C. DeLeeuw was issued 80,000,000 shares of common stock pursuant to our acquisition of DeLeeuw Associates, Inc. (7,200,000 of which have been deposited into an escrow account for a period of one-year and may be reduced based upon claims for indemnification that may be made pursuant to the Plan and Agreement of Merger and Reorganization, dated February 27, 2004, among DeLeeuw Associates, Inc., DeLeeuw Conversion LLC and us).

      In January 2004, loans by Dr. Michael Mitchell, the former President, Chief Executive Officer and sole director of LCS, and by Alex Bruni, the former Vice President and Secretary of LCS, were converted into 18,313,157 and 1,000,000 shares of our common stock, respectively, at the closing of the merger of privately-held Conversion Services International, Inc. ("Old CSI") with and into LCS Acquisition Corp., whereby the former stockholders of Old CSI assumed control of our company (the "Merger").

      In January 2004, 500,000,000 shares of common stock were issued Scott Newman, Glenn Peipert and certain accredited investors at the closing of the Merger.

      In December 2003, Gene R. Kazlow, Esq. was issued 500,000 shares of common stock in consideration for performed legal services.

      In December 2003, Barry Feiner, Esq. was issued 500,000 shares of common stock in consideration for performed legal services.

      In December 2003, Susan Erwin was issued 200,000 shares of common stock in consideration for a loan made to a former subsidiary of the Company.

      In December 2003, Lawrence Slavin was issued 100,000 shares of common stock in consideration for performed consulting services.

      In December 2003, Roger Jones was issued 125,000 shares of common stock in consideration for a loan made to a former subsidiary of the Company.

      In November 2003, J.T. Shulman & Company, P.C. was issued 125,000 shares of common stock in consideration for performed accounting services.

      In May 2003, Robert E. Morris was issued 1,100,000 shares of common stock in consideration for a loan made to a former subsidiary of the Company.

      On March 22, 2002, we issued 500,000 shares of our common stock to two of our former directors.

      Other than as specifically set forth above, all of the above offerings and sales were deemed to be exempt under Section 4(2) of the Act. No advertising or general solicitation was employed in offering the securities. In each instance, the offerings and sales were made to a limited number of persons, who were either (i) accredited investors, (ii) business associates of the Company (iii) employees of the Company, or (iv) executive officers or directors of the Company. In addition, the transfer of such securities were restricted by the Company in accordance with the requirements of the Act. With respect to the issuances to accredited investors, in addition to representations by them, we have made independent determinations that they were accredited or sophisticated investors, capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. With respect to the business associates of the Company, employees of the Company and the executive officers or directors of the Company, in addition to representations by them, they were provided with detailed information and had access to all material information about the Company, and we have made independent determinations that that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our filings with the Securities and Exchange Commission.

ITEM 27. EXHIBITS

      The following is a list of exhibits filed as a part of this registration statement. Where so indicated by footnote, exhibits which were previously filed are incorporated herein by reference. For exhibits incorporated by reference, the location of the exhibit in the previous filing is indicated parenthetically except for those situations where the exhibit number was the same as set forth below.

2.1 Agreement and Plan of Reorganization, dated August 21, 2003, among the Registrant, LCS Acquisition Corp., Conversion Services International, Inc. and certain affiliated stockholders of Conversion Services International, Inc. (filed as Appendix A on Schedule 14A on January 5, 2004).

2.2 First Amendment to Agreement and Plan of Reorganization, dated November 28, 2003, among the Registrant, LCS Acquisition Corp., Conversion Services International, Inc. and certain affiliated stockholders of Conversion Services International, Inc. (filed as Appendix A on Schedule 14A on January 5, 2004).

2.3 Certificate of Merger, dated January 30, 2004, relating to the merger of LCS Acquisition Corp. and Conversion Services International, Inc. (filed as Exhibit 2.3 on Form 8-K on February 17, 2004).

2.4 Acquisition Agreement, dated February 27, 2004, among the Registrant, DeLeeuw Associates, Inc. and Robert C. DeLeeuw (filed as Exhibit 2.1 on Form 8-K on March 16, 2004).

2.5 Plan and Agreement of Merger and Reorganization, dated February 27, 2004, among the Registrant, DeLeeuw Associates, Inc. and DeLeeuw Conversion LLC (filed as Exhibit 2.1 on Form 8-K on March 16, 2004).

2.6 Asset Purchase Agreement, dated May 26, 2004, among the Registrant, Evoke Asset Purchase Corp. and Evoke Software Corporation (filed as Exhibit 2.1 on Form 8-K on July 13, 2004).

3.1 Certificate of Incorporation, as amended (filed as Exhibit 3.1 on Form 10-SB on December 9, 1999).

3.2 Certificate of Amendment to the Registrant's Certificate of Incorporation, dated January 27, 2004 (filed as Exhibit 3.1 on Form 8-K on February 17,
      2004).

3.3 Certificate of Amendment to the Registrant's Certificate of Incorporation, dated January 30, 2004 (filed as Exhibit 3.2 on Form 8-K on February 17,
      2004).

3.4 Amended and Restated Bylaws (filed as Exhibit 3.3 on Form 8-K on February 17, 2004).

4.1 Securities Purchase Agreement, dated August 16, 2004, among the Registrant and Laurus (filed as Exhibit 4.2 on Form 10-QSB on August 23, 2004).

4.3 Registration Rights Agreement, dated August 16, 2004, among the Registrant and Laurus (filed as Exhibit 4.3 on Form 10-QSB on August 23, 2004).

4.4 Common Stock Purchase Warrant, dated August 16, 2004, in favor of Laurus Master Fund, Ltd. (filed as Exhibit 4.7 on Form 10-QSB on August 23,
      2004).

4.5 Common Stock Purchase Warrant, dated September 22, 2004, in favor of Sands Brothers Venture Capital LLC (filed as Exhibit 4.1 on Form 8-K on September 27, 2004).

4.6 Common Stock Purchase Warrant, dated September 22, 2004, in favor of Sands Brothers Venture Capital III LLC (filed as Exhibit 4.2 on Form 8-K on September 27, 2004).

4.7 Common Stock Purchase Warrant, dated September 22, 2004, in favor of Sands Brothers Venture Capital IV LLC (filed as Exhibit 4.3 on Form 8-K on September 27, 2004).

4.8 Registration Rights Agreement, dated September 22, 2004, among the Company, Sands Brothers Venture Capital LLC, Sands Brothers Venture Capital III LLC and Sands Brothers Venture Capital IV LLC (filed as
      Exhibit 4.4 on Form 8-K on September 27, 2004).

5.1   Opinion of Ellenoff Grossman & Schole LLP.*

10.1 Employment Agreement among the Company and Scott Newman, dated March 26, 2004 (filed as Exhibit 10.1 on Form 8-K/A on April 1, 2004).

10.2 Employment Agreement among the Company and Glenn Peipert, dated March 26, 2004 (filed as Exhibit 10.2 on Form 8-K/A on April 1, 2004).

10.3 Employment Agreement among the Company and Mitchell Peipert, dated March 26, 2004 (filed as Exhibit 10.3 on Form 8-K/A on April 1, 2004).

10.4 Employment Agreement among DeLeeuw Associates, LLC (formerly known as DeLeeuw Conversion LLC) and Robert C. DeLeeuw, dated February 27, 2004.**

10.5  2003  Incentive  Plan (filed as  Schedule B on Schedule  14A on January 5,
      2004).

10.6 Security Agreement, dated August 16, 2004, among the Registrant, DeLeeuw Associates, LLC, CSI Sub Corp. (DE), Evoke Software Corporation and Laurus Master Fund, Ltd. ("Laurus") (filed as Exhibit 4.1 on Form 10-QSB on August 23, 2004).

10.7 Secured Convertible Minimum Borrowing Note, dated August 16, 2004 (filed as Exhibit 4.4 on Form 10-QSB on August 23, 2004).

10.8 Secured Revolving Note, dated August 16, 2004 (filed as Exhibit 4.5 on Form 10-QSB on August 23, 2004).

10.9 Secured Convertible Term Note, dated August 16, 2004 (filed as Exhibit 4.6 on Form 10-QSB on August 23, 2004).

10.10 Stock Pledge Agreement, dated August 16, 2004, among the Registrant and Laurus (filed as Exhibit 4.8 on Form 10-QSB on August 23, 2004).

10.11 Senior Subordinated Secured Convertible Promissory Note, dated September 22, 2004, in favor of Sands Brothers Venture Capital LLC (filed as Exhibit
      10.1 on Form 8-K on September 27, 2004).

10.12 Senior Subordinated Secured Convertible Promissory Note, dated September 22, 2004, in favor of Sands Brothers Venture Capital III LLC (filed as
      Exhibit 10.2 on Form 8-K on September 27, 2004).

10.13 Senior Subordinated Secured Convertible Promissory Note, dated September 22, 2004, in favor of Sands Brothers Venture Capital IV LLC (filed as
      Exhibit 10.3 on Form 8-K on September 27, 2004).

10.14 Security Agreement, dated September 22, 2004, among the Registrant, Sands Brothers Venture Capital LLC, Sands Brothers Venture Capital III LLC and Sands Brothers Venture Capital IV LLC (filed as Exhibit 10.4 on Form 8-K on September 27, 2004).

10.15 Subordination Agreement, dated September 22, 2004, among the Registrant, Sands Brothers Venture Capital LLC, Sands Brothers Venture Capital III LLC, Sands Brothers Venture Capital IV LLC and Laurus Master Fund, Ltd. (filed as Exhibit 10.5 on Form 8-K on September 27, 2004).

10.17 Advisory Agreement, dated September 22, 2004, among the Registrant and Sands Brothers International Limited (filed as Exhibit 10.6 on Form 8-K on September 27, 2004).

10.18 Consulting Agreement with Morgan Stanley & Co., Incorporated**

10.19 Consulting Agreement with Cellco Partnership (now known as Verizon Wireless)**

14 Code of Conduct and Ethics (filed as Exhibit 14 on Form SB-2/A on November 30, 2004).


21 Subsidiaries of the Company (filed as Exhibit 21 on form SB-2/A on September 30, 2004).


23.1  Consent of Friedman LLP.**

23.2  Consent of Friedman LLP.**

--------------------
*   To be filed by amendment.
**  Filed herewith.


ITEM 28. UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

            (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

            (iii) To include any additional or changed material information on the plan of distribution.

      (2) For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the city of East Hanover, State of New Jersey, on January 18, 2005.

                              CONVERSION SERVICES INTERNATIONAL, INC.


                              By:  /s/ Scott Newman
                                   ----------------
                                   Name:  Scott Newman
                                   Title: President and Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:


Person                                     Capacity                                               Date
------                                     --------                                               ----
/s/ Scott Newman
----------------------------------------   President, Chief Executive Officer, Chairman
Scott Newman                               and Principal Executive Officer                        January 18, 2005


                   *
----------------------------------------   Executive Vice President, Chief Operating              January 18, 2005
Glenn Peipert                              Officer and Director


                   *                       Vice President, Chief Financial Officer,
----------------------------------------   Secretary, Treasurer and Principal Accounting          January 18, 2005
Mitchell Peipert                           Officer


                   *
----------------------------------------   Director                                               January 18, 2005
Lawrence K. Reisman

* By:  /s/ Scott Newman
as attorney-in-fact
January 18, 2005